As filed with the Securities and Exchange Commission on April 28, 2022

Registration No. 333-264338

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A
Amendment No. 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN REBEL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	7372	47-3892903
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

718 Thompson Lane, Suite 108-199

Nashville, Tennessee, 37204

(833) 267-3235

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles A. Ross, Jr.

Chief Executive Officer

718 Thompson Lane, Suite 108-199

Nashville, Tennessee, 37204

(833) 267-3235

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph Lucosky, Esq.

Adele Hogan, Esq.

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, New Jersey 08830

Telephone: (732) 395-4400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED APRIL 28, 2022

AMERICAN REBEL HOLDINGS, INC.

377,484 Shares of Common Stock Underlying Pre-funded Warrants and

377,484 Shares of Common Stock Underlying Warrants to Purchase Common Stock

This prospectus relates to the offering and resale by the Selling Security Holders identified herein of up to an aggregate of 754,968 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”). The 754,968 shares of Common Stock consist of 377,484 shares of Common Stock underlying the Pre-funded Warrants issued in connection with the Company’s Public Offering (the “Pre-funded Warrants”) and 377,484 shares of Common Stock underlying warrants to purchase Common Stock (the “Warrants”). The Pre-funded Warrants and Warrants were issued upon the conversion of the senior secured convertible promissory notes (the “Notes”) held by the Security Selling Holders. The Pre-funded Warrants have an exercise price of $0.01 per share of Common Stock and the Warrants have an exercise price of $5.1875 per share of Common Stock.

Our Common Stock are traded on the Nasdaq Capital Market under the symbols “AREB”. On April 27, 2022, the closing price of our Common Stock as reported on the Nasdaq Capital Market was $1.17 per share. This price will fluctuate based on the demand for our Common Stock. However, the Common Stock offered by this prospectus may also be offered by the Selling Security Holders to or through underwriters, dealers, or other agents, directly to investors, or through any other manner permitted by law, on a continued or delayed basis. Please see “Plan of Distribution” beginning on page 29 of this prospectus.

We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Security Holders. The registration of the securities covered by this prospectus does not necessarily mean that any of the securities will be offered or sold by the Selling Security Holders. The timing and amount of any sale is within the respective Selling Security Holders’ sole discretion, subject to certain restrictions.

Investing in our securities involves a high degree of risk. See “Risk Factors” in the section entitled “Risk Factors” on page 13 of this prospectus for a discussion of certain risk factors that should be considered by prospective purchasers of the Common Stock offered under this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before purchasing any of the securities offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 28, 2022.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

Unless the context otherwise requires, we use the terms “we,” “us,” “the Company”, “American Rebel” and “our” to refer to American Rebel Holdings, Inc. and its consolidated subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements should be evaluated with consideration given to the risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements.

Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all future periods. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others:

●	our ability to achieve positive cash flow from operations and new business opportunities;

●	our current reliance on a sole manufacturer and supplier for the production of our safes;

●	our new manufacturing partner’s ability to meet production demands, both quantitively and qualitatively;

●	our ability to expand our sales organization to address effectively existing and new markets that we intend to target;

●	impact from future regulatory, judicial, and legislative changes or developments in the U.S. and foreign countries;

●	our ability to compete effectively in a competitive industry;

●	our ability to identify suitable acquisition candidates to consummate acquisitions on acceptable terms, or to successfully integrate acquisitions in connection with the execution of our growth strategy, the failure of which could disrupt our operations and adversely impact our business and operating results;

●	our ability to obtain funding for our operations;

●	our creditors not accelerating debt obligations;

●	our ability to satisfy debt obligations going forward;

●	our ability to attract collaborators and strategic arrangements;

●	our ability to meet the Nasdaq Capital Market continued listing requirements;
●	our sole manufacturer’s ability to find adequate replacement in events of shortages of components and materials, and manage chain disruptions;

●	our current reliance on our founder and Chief Executive Officer, Charles A, Ross;

●	general business and economic conditions, including macroeconomic conditions resulting from the continuing global COVID-19 pandemic;

●	our ability to meet our financial obligations as they become due; and

●	the rate and degree of market acceptance and demand of our products.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. For additional information regarding risk factors that could affect the Company’s, see “Risk Factors” beginning on page 13 of this prospectus, and as may be included from time-to-time in our reports filed with the Securities and Exchange Commission (the “SEC”).

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The Company intends the forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise such forward-looking statements as more information becomes available or to reflect changes in expectations, assumptions or results. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this prospectus, could materially and adversely affect our results of operations, financial condition, and liquidity, and our future performance. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Industry Data and Forecasts

This prospectus contains data related to the permanent and temporary safes and concealed self-defense products industry in the United States. This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. We have not independently verified such third-party information. Industry and market data could be inaccurate because of the method by which sources obtained their data and because information cannot be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Industry and market data are often forecasts by industry experts best equipped to make forecasts, but all forecasts bear a certain degree of uncertainty and should not be relied upon as facts. Such data and estimates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” The permanent and temporary safes and concealed self-defense products industries may not grow at the rate projected by industry data, or at all. The failure of the industries to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Common Stock. In addition, the rapidly changing nature of the permanent and temporary safes and concealed self-defense industries subjects any projections or estimates relating to the growth prospects or future condition of our industries to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

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PROSPECTUS SUMMARY

The following highlights certain information contained elsewhere in this prospectus. It does not contain all the details concerning this offering, including information that may be important to you. You should carefully review this entire prospectus including the section entitled “Risk Factors” and the consolidated historical and consolidated pro forma financial statements and accompanying notes contained herein. See “Where You Can Find More Information.” Unless the context otherwise requires, we use the terms “we,” “us,” “the Company,” “American Rebel” and “our” to refer to American Rebel Holdings, Inc. and its wholly-owned subsidiary American Rebel, Inc.

Our Company

The Company operates primarily as a marketer and designer of branded safes and personal security and self-defense products. Additionally, the Company designs and produces branded apparel and accessories.

We believe that when it comes to their homes, consumers place a premium on their security and privacy. Our products are designed to offer our customers convenient, efficient and secure home and personal safes from a provider that they can trust. We are committed to offering products of enduring quality that allow customers to keep their valuable belongings protected and to express their patriotism and style, which is synonymous with the American Rebel brand.

Our safes and personal security products are constructed primarily of U.S.-made steel. We believe our products are designed to safely store firearms, as well as store our customers’ priceless keepsakes, family heirlooms and treasured memories, and aim to make our products accessible at various price points for home use. We believe our products are designed for safety, quality, reliability, features and performance.

To enhance the strength of our brand and drive product demand, we work with our sole supplier and manufacturer to emphasize product quality and mechanical development in order to improve the performance and affordability of our products while providing support to our distribution channel and consumers. We seek to sell products that offer features and benefits of higher-end safes at mid-line price ranges.

We believe that safes are becoming a ‘must-have appliance’ in a significant portion of households. We believe our current safes provide safety, security, style and peace of mind at competitive prices. We are in the process of developing a newly designed model safe, which is expected to be produced in the U.S. We anticipate our new model safe will offer and be equipped with technologically advanced features, such as independent bolt works operation, double-steel door-jamb framing, and a standardized geared locking mechanism.

In addition to branded safes, we offer an assortment of personal security products as well as apparel and accessories for men and women under the Company’s American Rebel brand. Our backpacks utilize what we believe is a distinctive sandwich-method concealment pocket, which we refer to as Personal Protection Pocket, to hold firearms in place securely and safely. The concealment pockets on our Freedom 2.0 Concealed Carry Jackets incorporate a silent operation opening and closing with the use of a magnetic closure.

We believe that we have the potential to continue to create a brand community presence around the core ideals and beliefs of America, in part through our Chief Executive Officer, Charles A. “Andy” Ross, who has written, recorded and performs a number of songs about the American spirit of independence. We believe our customers identify with the values expressed by our Chief Executive Officer through the “American Rebel” brand.

Through our growing network of dealers, we promote and sell our products in select regional retailers and local specialty safe, sporting goods, hunting and firearms stores, as well as online, including our website and e-commerce platforms such as Amazon.com

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Our Products

Safes

We offer a wide range of home, office and personal safe models, in a broad assortment of sizes, features and styles, which are constructed with U.S.-made steel. Demand for our safes is growing moderately across all segments of our customers, including individuals and families seeking to protect their valuables, businesses seeking to protect valuables and irreplaceable items such as artifacts and jewelry, and dispensaries servicing the community that seek to protect their inventory and cashflow. Traditionally, our safes have particularly appealed to responsible gun owners, sportsmen, competitive shooters and hunters seeking a premium and responsible solution to secure valuables and firearms, to prevent theft and to protect loved ones. We expect to benefit from increasing awareness of and need for safe storage of firearms in future periods.

Below is a summary of the different safes we offer:

i.	Large Safes – our current large model safe collection consists of six premium safes. All of our large safes share the same high-quality workmanship, are constructed out of 11-gauge U.S.-made steel and feature a double plate steel door, double-steel door casements and reinforced door edges. Each of these safes provide up to 75 minutes of fire protection at 1200 degrees Fahrenheit. Our safes offer a fully adjustable interior to fit our customers’ needs. Depending on the model, one side of the interior may have shelves and the other side set up to accommodate long guns. There are optional additions such as Rifle Rod Kits and Handgun Hangers to increase the storage capacity of the safe. These large safes offer greater capacity for secure storage and protection, and our safes are designed to prevent unauthorized access, including in the event of an attempted theft, natural disaster or fire. We believe that a large, highly visible safe also acts as a deterrent to any prospective thief.

ii.	Personal Safes – the safes in our compact safe collection are easy to operate and carry as they fit into briefcases, desks or under vehicle seats. These personal safes meet Transportation Security Administration (“TSA”) airline firearm guidelines and fit comfortably in luggage when required by travel regulations.

iii.	Vault Doors – our U.S.-made vault doors combine style theft and fire protection for a look that fits any decor. Newly-built, higher-end homes often add vault rooms and we believe our vault doors, which we designed to facilitate secure access to such vault rooms, provide ideal solutions for the protection of valuables and shelter from either storms or intruders. Whether it’s in the context of a safe room, a shelter, or a place to consolidate valuables, our American Rebel in- and out-swinging vault doors provide maximum functionality to facilitate a secure vault room. American Rebel vault doors are constructed of 4 ½” double steel plate thickness, A36 carbon steel panels with sandwiched fire insulation, a design that provides greater rigidity, security and fire protection. Active boltworks, which is the locking mechanism that bolts the safe door closed so that it cannot be pried open and three external hinges that support the weight of the door, are some of the features of the vault door. For safety and when the door is used for a panic or safe room, a quick release lever is installed inside the door.

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Dispensary Safes - our HG-INV Inventory Safe, a safe tailor-made for the cannabis community, provides cannabis and horticultural plant home growers a reliable and safe solution to protect their inventory. Designed with medical marijuana or recreational cannabis dispensaries in mind, and increasing governmental and insurance industry regulation to lock inventory after hours, we believe our HG-INV Inventory Safe delivers a high-level of user experience.

Personal Security

In addition to home, office and personal safes, we offer certain other security products, such as our concealed carry backpack selection. Our backpacks consist of an assortment of sizes, features and styles. Our XL, Large, and Medium concealed carry backpacks feature our proprietary “Personal Protection Pocket” which utilizes a sandwich method to keep handguns secure and in the desired and easily accessible position. The sandwich method is comprised of two foam pads that surround or sandwich the firearm in place. The user can access the isolated Protection Pocket from either side of the backpack. These concealed carry backpacks are designed for everyday use while keeping firearms concealed, safe and easily accessible.

i.	The Extra-Large Freedom and Cartwright CCW Backpack – our largest concealed carry backpack. This backpack offers ample storage, including a dedicated top loading laptop pouch and additional tablet sleeve. Both compartments are padded to protect your devices. Two large open compartments make this backpack practical for carrying items such as laptops or documents from one place to another, and the multiple interior compartments offer space to store other personal items. Our proprietary “Personal Protection Pocket” allows quick and easy access to your handgun from either side. Our Extra-Large Freedom and Cartwright CCW Backpack is available in a variety of designs and trim color options.

ii.	Large Freedom and Cartwright CCW Backpack - our most popular concealed carry backpack. This backpack offers ample storage, including a dedicated top loading laptop pouch and an additional tablet sleeve. Both compartments are padded to protect your items. The size of the compartment opening makes this backpack practical for carrying documents, folders or whatever you need to tote from one place to another. Our Large Freedom and Cartwright CCW Backpack includes our proprietary “Personal Protection Pocket” and is available in the Freedom and Cartwright style as well as a variety of designs and trim color options.

iii.	Medium Freedom CCW Backpack - this backpack offers ample storage, including a dedicated top loading laptop/tablet compartment and two liquid container pouches. The laptop/tablet compartment is padded to protect your devices. The opening is practical for carrying personal items while on the go. Our Medium Freedom CCW Backpack includes our proprietary “Personal Protection Pocket” and is available in a variety of trim color options.

iv.	Small Plus CCW Backpack – our small one-strap concealed carry backpack is designed for those on the go and is suitable for use while running, jogging biking. Our concealment pocket contains a holster and attaches to the interior with hook and loop material. Soft fleece-lined pockets for your tablet, glasses case and accessories are also included. Our Small Plus CCW Backpack is available in dark blue or in our signature patriotic “We The People” design.

v.	Small Freedom CCW Backpack – this one strap pack contains a holster and attaches to the interior with hook and loop material. There is also plenty of room for a small tablet, cell phone, chargers and other necessities. Available in a variety of trim color options.

Apparel and Accessories

We offer a wide range of concealed carry jackets, vests and coats for men and women. We also offer patriotic apparel for the whole family, with the American Rebel imprint. Our apparel line serves as “point man” for the brand, often acting as the first point of exposure that people have to all things American Rebel. Our apparel line is designed and branded to be stylish, patriotic and bold. We emphasize styling that complements our enthusiasts’ and customers’ lifestyle, representing the values of our community and quintessential American character. The American Rebel clothing line style is not only a fashion statement; we seek to cultivate a sense of pride of belonging to our patriotic family, in your adventures and in life.

i.	Cartwright Winter Coats and Jackets – engineered for comfort, warmth, versatility and mobility, our Cartwright winter collection lends textural warmth to these performance-ready, cold-weather essentials. Our Concealed Carry Coats are designed with purpose and informed by the rugged demands of the everyday hard worker. Its quality construction and workmanship are designed to keep you warm and shielded from the elements. Left-hand and right-hand concealed pocket access provides for secure and safe concealment of your firearm with easy access on either side.

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ii.	Freedom 2.0 CCW Jackets and Vests for Men and Women - our lightweight jackets collection is designed with magnetic pocket closures for silent, secure and safe concealment. Our lightweight jackets are crafted to facilitate easy firearm access for both right-handed and left-handed carriers.

iii.	American Rebel T-Shirts Collection - American Rebel’s T-shirts collection is created for those who embrace patriotism and the spirit of an endless summer.

In addition to our apparel line, we also offer select supplemental accessories for our products, including space savings items for our safes such as hangers, lights kits, moisture guard, and rifle rod kits.

Upcoming Product Offerings

To further complement our diverse product offerings, we intend to introduce additional products in the year of 2022.  Below is a summary of our upcoming product offerings:

i.	Biometrics Safes – we will be introducing our line of wall safes and handgun boxes with biometrics, WiFi and Bluetooth technologies. These Biometric Safes have been designed, engineered and are ready for production.

ii.	Personal Security Device – we are developing a non-lethal device that deters an attacker with an audible siren, which would draw attention to the attacker, as well as notifying the user’s support network that help is needed and providing the location of the attack.

iii.	Wall Safes – the upcoming wall safes can be easily hidden and provide “free” storage space since they are able to be tucked into the space between your wall and studs.

iv.	Youth Protection Backpack – with the objective of keeping kids safe at school, we are designing the Youth Protection Backpack, which will incorporate a light-weight ballistic shield to provide protection when needed for our children as they go through their school day activities.

Our Competitive Strengths

We believe we are progressing toward long-term, sustainable growth, and our business has, and our future success will be driven by, the following competitive strengths:

●	Powerful Brand Identity – we believe we have developed a distinctive brand that sets us apart from our competitors. This has contributed significantly to the success of our business. Our brand is predicated on patriotism and quintessential American character: protecting our loved ones. We strive to equip our safes with technologically advanced features that offer customers advanced security to provide the peace of mind they need. Maintaining, protecting and enhancing the “American Rebel” brand is critical to expanding our loyal enthusiasts base, network of dealers and other partners. Through our branded apparel and accessories, we seek to further enhance our connection with the American Rebel community and share the values of patriotism and safety for which our Company stands for. We strive to continue to meet their need for our premium safes and will depend largely on our ability to maintain customer trust, become a gun safe storage leader and continue to provide high-quality safes.

●	Product Design and Development – our current safe model relies on time-tested features, such as Four-Way Active Boltworks, pinning the door shut on all four sides (compared to Three-Way Bolt works, which is prevalent in our competitors’ safes), and benefits that would not often be available in our price point, including 11-gauge US-made steel. The sleek exterior of our safes has garnered attention and earned the moniker from our dealers as the “safe with an attitude.” When we set out to enter the safe market, we wanted to offer a safe that we would want to buy, one that would get our attention and provide excellent value for the cost.

●	Focus on Product Performance - since the introduction of our first safes, we have maintained a singular focus on creating a full range of safe, quality, reliable safes that were designed to help our customers keep their family and valuables safe at all times. We incorporate advanced features into our safes that are designed to improve strength and durability. Key elements of our current model safes’ performance include:

Double Plate Steel Door - 4 ½” Thick

Reinforced Door Edge – 7/16” Thick

Double-Steel Door Casement

Steel Walls – 11-Gauge

Diameter Door Bolts – 1 ¼” Thick

Four-Way Active Boltworks – AR-50(14), AR-40(12), AR-30(10), AR-20(10), AR-15(8), AR-12(8)

Diamond-Embedded Armor Plate

* Double Plate Steel Door is formed from two U.S.-made steel plates with fire insulation sandwiched inside. Thicker steel is placed on the outside of the door while the inner steel provides additional door rigidity and attachment for the locking mechanism and bolt works. The door edge is reinforced with up to four layers of laminated steel. Pursuant to industry-standard strength tests performed, this exclusive design offers up to 16 times greater door strength and rigidity than the “thin metal bent to look thick” doors.

* Double-Steel Door Casement is formed from two or more layers of steel and is welded around the perimeter of the door opening. Pursuant to industry-standard strength tests performed, it more than quadruples the strength of the door opening and provides a more secure and pry-resistant door mounting. Our manufacturer installs a Double-Steel Door Casement™ on our safes. We believe the reinforced door casement feature provides important security as the safe door is often a target for break-in attempts.

* Diamond-Embedded Armor Plate Industrial diamond is bonded to a tungsten steel alloy hard plate. Diamond is harder than either a cobalt or carbide drill. If drilling is attempted the diamond removes the cutting edge from the drill, thus dulling the drill bit to where it will not cut.

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●	Trusted Brand - we believe that we have developed a trusted brand with both retailers and consumers for delivering reliable, secure safes solutions.

●	Customer Satisfaction - we believe we have established a reputation for delivering high-quality safes and personal security products in a timely manner, in accordance with regulatory requirements and our retailers’ delivery requirements and supporting our products with a consistent merchandising and marketing message. We also believe that our high level of service, combined with strong consumer demand for our products and our focused distribution strategy, produces substantial customer satisfaction and loyalty. We also believe we have cultivated an emotional connection with the brand which symbolizes a lifestyle of freedom, rugged individualism, excitement and a sense of bad boy rebellion.

●	Proven Management Team - our founder and Chief Executive Officer, Charles A. Ross, Jr., has led the expansion and focus on the select product line we offer today. We believe that Mr. Ross had an immediate and positive impact on our brand, products, team members, and customers. Under Mr. Ross’s leadership, we believe that we have built a strong brand and strengthened the management team. We are refocusing on the profitability of our products, reinforcing the quality of safes to engage customers and drive sales. We believe our management team possess an appropriate mix of skills, broad range of professional experience, and leadership designed to drive board performance and properly oversee the interests of the Company, including our long-term corporate strategy. Our management team also reflects a balanced approach to tenure that will allow the Board to benefit from a mix of newer members who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business.

Our Growth Strategy

Our goal is to enhance our position as a designer, producer and marketer of premium safes and personal security products. We have established plans to grow our business by focusing on three key areas: (1) organic growth and expansion in existing markets; (2) strategic acquisitions, and (3) expanding the scope of our operation activities to the dispensaries U.S. community.

We have developed what we believe is a multi-pronged growth strategy, as described below, to help us capitalize on a sizable opportunity. Through methodical sales and marketing efforts, we believe we have implemented several key initiatives we can use to grow our business more effectively. We believe we have made significant progress in 2021 in the form of nearly $200,000 in sales to first-time buyers. We also intend to opportunistically pursue the strategies described below to continue our upward trajectory and enhance stockholder value. Key elements of our strategy to achieve this goal are as follows:

Organic Growth and Expansion in Existing Markets - Build our Core Business

The cornerstone of our business has historically been our safes product offering. We are focused on continuing to develop our home, office and personal safes product lines. We are investing in adding what we believe are distinctive technology solutions to our safes.

We are also working to increase floor space dedicated to our safes and strengthen our online presence in order to expand our reach to new enthusiasts and build our devoted American Rebel community. We intend to continue to endeavor to create and provide retailers and customers with what we believe are responsible, safe, reliable and stylish products, and we expect to concentrate on tailoring our supply and distribution logistics in response to the specific demands of our customers.

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We are currently developing a new model of our home and office safes. Our new safe model, which we expect to introduce at industry trade shows in early 2022, is to be built in the U.S. through our collaboration with Industrial Maintenance Incorporated (“IMI”). The new “Made in the USA” safe model is expected to be manufactured in Topeka, Kansas, and is ready to begin production. We believe IMI’s location is very advantageous, as it is located near our sales office in Lenexa, Kansas.

We expect the new planned model to include additional features, such as a reinforced door and upgraded locking mechanism, and increased fire rating, among others. We are focused on developing best in class, compelling combination of functionality, convenience and style without compromising performance of our safes. We intend to use our designing and developing processes to enhance technological and time to market advantages over incumbent safes manufacturers.

While we currently rely on third-party manufactures for the production of our current line of safes, apparel and accessories, we believe that the expected addition of manufacturing capabilities following the signing of the contract with the aforementioned manufacturer, which we anticipate to work exclusively with us, would allow us, among other benefits, to ramp up our production levels to meet expected demand for our products, provide us greater autonomy over the manufacturing process, and add what we believe are distinctive features.

Additionally, our Concealed Carry Product line and Safe line serve a large and growing market segment. We believe that interest in safes increase, as well as in our complimentary concealed carry backpacks and apparel as a byproduct, when interest of the general population in firearms increase. To this extent, the FBI’s National Instant Criminal Background Check System (NICS), which we believe serves as a proxy for gun sales since a background check is generally needed to purchase a firearm, reported a record number of background checks in 2020, 39,695,315. The prior annual record for background checks was 2019’s 28,369,750. In 2021, there were 38,876,673 background checks conducted, similar to that of 2020’s annual record which was 40% higher than the previous annual record in 2019. While we do not expect this increase in background checks to necessarily translate to an equivalent number of additional safes purchased, we do believe it might be an indicator of the increased demand in the safe market. In addition, certain states (such as Massachusetts, California, New York and Connecticut) are starting to legislate new storage requirements in respect of firearms, which is expected to have positive impact on the sale of safes.

We continue to strive to strengthen our relationships with our current distributors, dealers, manufacturers and specialty retailers and to attract other distributors, dealers, and retailers. We believe that the success of our efforts depends on the distinctive features, quality, and performance of our products; continued manufacturing capabilities and meeting demand for our safes; the effectiveness of our marketing and merchandising programs; and the dedicated customer support.

In addition, we seek to improve customer satisfaction and loyalty by offering distinctive, high-quality products on a timely and cost-attractive basis and by offering efficient customer service. We regard the features, quality, and performance of our products as the most important components of our customer satisfaction and loyalty efforts, but we also rely on customer service and support for growing our business.

Furthermore, we intend to continue improving our business operations, including research and development, component sourcing, production processes, marketing programs, and customer support. Thus, we are continuing our efforts to enhance our production by increasing daily production quantities through equipment acquisitions, expanded shifts and process improvements, increased operational availability of our equipment, reduced equipment down times, and increased overall efficiency.

We believe that by enhancing our brand recognition, our market share might grow correspondingly. Industry sources estimate that 70 million to 80 million people in the United States own an aggregate of more than 400 million firearms, creating a large potential market for our safes and personal security products. We are focusing on the premium segment of the market through the quality, distinctiveness, and performance of our products; the effectiveness of our marketing and merchandising efforts; and the attractiveness of our competitive pricing strategies.

Targeted Strategic Acquisitions for Long-term Growth

We are consistently evaluating and considering acquisitions opportunities that fit our overall growth strategy as part of our corporate mission to accelerate long-term value for our stockholders and create integrated value chains.

Along these lines, in March of 2022 we entered into a letter of intent (“LOI”) to purchase a safe manufacturer. The final structure of the acquisition will be determined by the parties following the receipt of tax, corporate and securities law advice. The acquisition will be structured as an arm’s length transaction and pursuant to the terms of the LOI the parties intend to sign a definitive agreement in respect of the acquisition on or before April 30, 2022. Under the terms of the LOI, we would acquire all of the outstanding shares of capital stock of the acquisition target, free and clear of all encumbrances for a combination of cash and stock. As part of the LOI, we gave the target a $250,000 non-refundable deposit, which will be credited to us at closing. Completion of the acquisition is subject to a number of conditions, including but not limited to the following key conditions: the target obtaining an audit of its financial statements; execution of the definitive and ancillary agreements; completion of mutually satisfactory due diligence; us obtaining sufficient financing to complete the acquisition; and receipt of all required regulatory, corporate and third-party approvals, and the fulfillment of all applicable regulatory requirements and conditions necessary to complete the acquisition.

Expanding Scope of Operations Activities by Offering Servicing Dispensaries and Brand Licensing

We continually seek to target new consumer segments for our safes. As we believe that safes are becoming a must-have household appliance, we strive to establish authenticity by selling our products to additional groups, and to expand our direct-to-consumer presence through our website and our showroom in Lenexa, Kansas.

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Further, we expect the cannabis dispensary industry to be a material growth segment for our business. Several cannabis dispensary operators have expressed interest in the opportunity to help them with their inventory locking needs. Cannabis dispensaries have various insurance requirements and local ordinances requiring them to secure their inventory when the dispensary is closed. Dispensary operators have been purchasing gun safes and independently taking out the inside themselves to allow them to store cannabis inventory. Recognizing what seems to be a growing need for cannabis dispensary operators, we have designed a safe tailor-made for the cannabis industry. With the legal cannabis hyper-growth market expected to exceed $43 billion by 2025, and an increasing number of states where the growth and cultivation of cannabis is legal (California, Colorado, Hawaii, Maine, Maryland, Michigan, Montana, New Mexico, Oregon, Rhode Island, Vermont and Washington), we believe we are well positioned to address the need of dispensaries. American Rebel has a long list of dispensary operators, growers, and processors interested in the Company’s inventory control solutions. We believe that dispensary operators, growers, and processors are another fertile new growth market for our Vault Doors products, as many in the cannabis space have chosen to install entire vault rooms instead of individual inventory control safes—the American Rebel Vault Door has been the choice for that purpose.

Further, we believe that American Rebel has significant potential for branded products as a lifestyle brand. As the American Rebel Brand continues to grow in popularity, we anticipate generating additional revenues from licensing fees earned from third parties who wish to engage the American Rebel community. While the Company does not generate material revenues from licensing fees, our management believes the American Rebel brand name may in the future have significant licensing value to third parties that seek the American Rebel name to brand their products to market to the American Rebel target demographic. For example, a tool manufacturer that wants to pursue an alternative marketing plan for a different look and feel could license the American Rebel brand name for their line of tools and market their tools under our distinct brand. This licensee would benefit from the strong American Rebel brand with their second line of American Rebel branded tools as they would continue to sell both of the lines of tools. Conversely, American Rebel could potentially also benefit as a licensee of products. If American Rebel determines a third party has designed, engineered, and manufactured a product that would be a strong addition to the American Rebel catalog of products, American Rebel could license that product from the third-party and sell the licensed product under the American Rebel brand.

Competition

The safe industry is dominated by a small number of companies. We compete primarily on the quality, safety, reliability, features, performance, brand awareness, and price of our products. Our primary competitors Superior Safe, Champion Safe as well as certain other domestic and international safe manufacturers. We believe that given the current substantial uncertainty related to the supply chain and delivery of international goods, we have a competitive advantage because of what we believe is our affinity marketing with the American Rebel brand and the fact our safes are not manufactured overseas.

Financing Arrangements

We currently have one promissory note outstanding that we utilize to finance our operation. The note is dated July 1, 2021, and is in the amount of $600,000. The note matures on June 30, 2022, and interest on the note is 12% annually, paid quarterly.

For a complete description of our credit facilities and the financial and restrictive covenants contained therein, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Arrangements.”

Please see our risk factors in connection therewith, including “Our substantial level of indebtedness and our current liquidity constraints could adversely affect our financial condition and our ability to service our indebtedness, which could negatively impact your ability to recover your investment in the Common Stock,” “Our indebtedness could adversely affect our business and limit our ability to plan for or respond to changes in our business, and we may be unable to generate sufficient cash flow to satisfy significant debt service obligations,” and “Despite the Company’s indebtedness levels, we are able to incur substantially more debt. This could further increase the risks associated with its leverage.”

Intellectual Property

We believe our commercial success depends in part on our ability to obtain and maintain intellectual property protection for our brand and technology, defend and enforce our intellectual property rights, preserve the confidentiality of our trade secrets, operate our business without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties and prevent third parties from infringing, misappropriating or otherwise violating our intellectual property rights. We rely on a combination of patent, copyright and trade secret laws in the United States to protect our proprietary technology. We also rely on a number of United States registered, pending and common law trademarks to protect our brand “American Rebel”.

On May 29, 2018, US Patent No. 9,984,552, Firearm Detecting Luggage, was issued to us. The term of the patent is 20 years from the issuance date. In addition to our patent, we rely upon unpatented trade secrets and know-how and continuing technological development and maintain our competitive position. Trade secrets and know-how, however, can be difficult to protect. We seek to protect our proprietary information, in part, by entering into confidentiality and proprietary rights agreements with our employees and independent contractors.

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Regulation

The storage of firearms and ammunition is subject to increasing federal, state and local governmental laws. While the current legislative climate does not appear to seek to limit possession of firearms, there is apparent momentum to require safe storage of firearms and ammunition. Although our safes, which are the primary driver of our sales and revenues, are designed to protect any valuables, a significant number of our safes’ end users have traditionally been gun enthusiasts, collectors, hunters, sportsmen and competitive shooters. Therefore, we expect the increases to federal, state and local governmental regulation of gun storage to have a positive effect on our business.

Effects of COVID-19

Coronavirus (“COVID-19”) and Related Market Impact. The COVID-19 outbreak has presented evolving risks and developments domestically and internationally, as well as new opportunities for our business. Although the pandemic has not materially impacted our results and operations adversely, our ability to satisfy demand for our products could be negatively impacted by mandatory forced production disruptions of our safes’ sole third-party manufacturer and strategic partners. Any significant disruption to communications and travel, including travel restrictions and other potential protective quarantine measures against COVID-19 by governmental agencies, could make it difficult for us to deliver goods and services to our customers. Further, travel restrictions and protective measures against COVID-19 could cause the Company to incur additional unexpected labor costs and expenses or could restrain the Company’s ability to retain the highly skilled personnel the Company needs for its operations. The extent to which COVID-19 impacts the Company’s business, sales and results of operations will depend on future developments, which are uncertain and cannot be currently predicted.

Additionally, as a result of COVID-19, at any time we may be subject to increased operating costs, supply interruptions, and difficulties in obtaining raw materials and components. To address these challenges, we continue to monitor our supply chain. We have recently entered into a contract with a third-party manufacturer to exclusively assemble our upcoming new line of safes. We believe that this vertical integration would allow us, among other benefits, to ramp up our production levels to meet expected demand for our products, provide us greater autonomy over the manufacturing process, and add what we believe are distinctive features to our safes.

We expect that the demand for home, office and personal safety and security products would remain stable, in part due to customers spending more time working remotely, increasing regulation mandating safe storage, and substantial uncertainty related to the supply chain and delivery of international goods, which in turn translate into, we believe, growth in demand for our home and personal safes as a U.S. company. We, however, cannot guarantee, that demand for our safes and personal security products will keep growing through the end of the 2021 calendar year and beyond.

Further, due to the effects of COVID-19, our management have reduced unnecessary marketing expenditures as part of continued efforts to adjust the Company’s operations to address changes in the safes and vault industry, and particularly to improve staff and human capital expenditures, while maintaining overall workforce levels.

Due to the substantial uncertainty related to the effects of the pandemic, its duration and the related market impacts, including the economic stimulus activity, we are unable to predict the specific impact the pandemic and related restrictions (including the lifting or re-imposing of restrictions due to any current or future variants of the COVID-19 virus or otherwise) will have on our results of operations, liquidity or long-term financial results.

Risks Affecting Us

Our business is subject to numerous risks and uncertainties, including those discussed in the section titled “Risk Factors” beginning on page 13 and elsewhere in this prospectus. These risks include the following:

●	we currently do not own a manufacturing facility, and future acquisition and operation of new manufacturing facilities might prove unsuccessful and could fail;
●	as we currently rely on a sole third-party manufacturer for our safes production, our compromised operational capacity may affect our ability to meet the demand for our safes, which in turn may affect our generation of revenue;

●	our success depends, in part, on our ability to introduce new products that track customer preferences;

●	maintaining and strengthening our brand to generate and maintain ongoing demand for our products;

●	as a significant portion of our revenues is derived by demand for our safes and personal security products for firearms storage purposes, we depend on the regulation of firearms and ammunition storage, as well as various economic, social and political factors;

●	shortages of components and materials, as well as supply chain disruptions, may delay or reduce our sales and increase our costs, thereby harming our results of operations;

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●	we do not have long-term purchase commitments from our customers, and their ability to cancel, reduce, or delay orders could reduce our revenue and increase our costs;

●	we face a high degree of market competition that could result in our losing or failing to gain market share;

●	the inability to efficiently manage our operations;

●	the inability to achieve future operating results;

●	the inability of management to effectively implement our strategies and business plans;

●	given our limited corporate history it is difficult to evaluate our business and future prospects and increases the risks associated with an investment in our securities;

●	the loss of our founder and Chief Executive Officer, Charles A, Ross, could harm our business;

●	our inability to service our existing and future indebtedness or other liabilities, the failure of which could result in insolvency proceedings and result in a total loss of your equity investment;

●	our inability to raise additional financing for working capital;

●	the unavailability of funds for capital expenditures;

●

our inability to access lending, capital markets and other sources of liquidity, if needed, on reasonable terms, or at all, or obtain amendments, extensions and waivers of financial maintenance covenants, among other material terms;

●	our ability to continue as a going concern absent obtaining adequate new debt or equity financing, raising additional funds and achieving sufficient sales levels;

●

our ability to expand our e-commerce business and sales organization to effectively address existing and new markets that we intend to target, and to generate sufficient revenue in those targeted markets to support operations;

●

our inability to generate significant cash flow from sales of our products, which could lead to a substantial increase in indebtedness and negatively impact our ability to comply with the financial covenants, as applicable, in our debt agreements;

●

War, terrorism, other acts of violence or natural or manmade disasters such as a pandemic, epidemic, outbreak of an infectious disease or other public health crisis – such as COVID-19 – may affect the markets in which the Company operates, as well as global economic, market and political conditions;

●	our ability to identify suitable acquisition candidates to consummate acquisitions on acceptable terms, or to successfully integrate acquisitions in connection with the execution of our growth strategy, the failure of which could disrupt our operations and adversely impact our business and operating results;

●	applicable laws and changing legal and regulatory requirements, including U.S. GAAP changes, could harm our business and financial results;

●	if we are unable to protect our intellectual property, we may lose a competitive advantage or incur substantial litigation costs to protect our rights;

●	the fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain;

●	significant dilution resulting from our financing activities;

●	our Management has control over key decision-making matters as a result of their control of a majority of our voting stock;

●	the actions and initiatives taken by both current and potential competitors; and

●	the other risks and uncertainties detailed in this report.

Corporate Information

Our principal executive offices are located at 718 Thompson Lane, Suite 108-199, Nashville, Tennessee. Our telephone number is (833) 267-3235. Our website address is www.americanrebel.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our securities.

Recent Developments

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THE OFFERING

This prospectus relates to the offer and sale from time to time of up to an aggregate of 754,968 shares of the Common Stock, consisting of 377,484 shares of Common Stock underlying 377,484 Pre-funded Warrants and 377,484 shares of Common Stock underlying the Warrants.

The number of shares of Common Stock ultimately offered for resale by the Selling Security Holders depends upon how much of the Pre-funded Warrants the Selling Security Holders elect to exercise and how much of the Warrants the Selling Security Holders elect to exercise and the liquidity and market price of our Common Stock.

Issuer	American Rebel Holdings, Inc.

Securities Offered by the Selling Security Holders	377,484 shares of Common Stock issuable upon the exercise of the Pre-funded Warrants and 377,484 shares of Common Stock issuable upon the exercise of the Warrants.

Common Stock outstanding prior to this offering	4,741,321 shares of Common Stock outstanding as of March 31, 2022, which includes 251,698 shares of Common Stock converted from Series B Preferred.

Common Stock to be outstanding after this offering	5,496,289 shares, assuming Selling Security Holders exercise all Pre-funded Warrants and Warrants.

Use of proceeds	We will not receive any proceeds from the sale of Common Stock by the Selling Security Holders. We will, however, receive proceeds from any exercise of the Pre-Funded Warrants. All of the net proceeds from the sale of our Common Stock will go to the Selling Security Holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the Common Stock for the Selling Security Holders. The Company shall use the proceeds from the exercise of the Pre-Funded Warrants for working capital and other general corporate purposes.

Risk Factors	See “Risk Factors” beginning on page 13 and the other information contained in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Common Stock and Warrants Symbol	Our Common Stock and Warrants are traded on the Nasdaq Capital Markets under the symbols “AREB” and “AREBW”, respectively.

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AMERICAN REBEL HOLDINGS, INC.

AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31, 2021	For the year ended December 31, 2020
Revenue	$986,826	$1,255,703
Cost of goods sold	812,130	952,511
Gross margin	174,696	303,192

Expenses:
Consulting – business development	2,012,803	529,094
Product development costs	330,353	320,472
Marketing and brand development costs	171,030	390,294
Administrative and other	968,306	1,773,529
Depreciation expense	3,643	61,724
Total operating expenses	3,486,135	3,075,113
Operating income (loss)	(3,311,439)	(2,771,921)

Other Income (Expense)
Interest expense	(2,061,782)	(2,292,957)
Loss on Extinguishment of Debt	(725,723)	(916,204)
Net income (loss) before income tax provision	(6,098,944)	(5,981,082)
Provision for income tax	-	-
Net income (loss)	$(6,098,944)	$(5,981,082)
Basic and diluted income (loss) per share	$(4.85)	$(7.93)
Weighted average common shares outstanding - basic and diluted	1,258,000	754,000

See Notes to Financial Statements.

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AMERICAN REBEL HOLDINGS, INC.

AUDITED CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$17,607	$60,899
Accounts Receivable	100,746	176,844
Prepaid expense	163,492	48,640
Inventory	685,854	681,709
Inventory deposits	-	141,164
Total Current Assets	967,699	1,109,256

Property and Equipment, net	900	5,266

OTHER ASSETS:
Lease Deposit	-	6,841
Investment	-	-
Total Other Assets	-	6,841

TOTAL ASSETS	$968,599	$1,121,363

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expense	$1,032,264	$540,168
Accrued Interest – Convertible Debenture – Related Party	203,972	603,471
Loan – Officer - Related party	10,373	4,526
Loan – Working Capital	3,879,428	4,672,096
Loans - Nonrelated parties	12,939	15,649
Total Current Liabilities	5,138,976	5,835,910

Convertible Debenture –Related party	-	297,890
TOTAL LIABILITIES	5,138,976	6,133,800

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 376,501, and 0 issued and outstanding, respectively at December 31, 2021 and December 31, 2020	-	-
Preferred Shares A	100
Preferred Shares B	277	-
Common Stock, $0.001 par value; 600,000,000 shares authorized; 1,597,370 and 910,100 issued and outstanding, respectively at December 31, 2021 and December 31, 2020	1,597	910
Additional paid in capital	22,797,306	15,857,366
Accumulated deficit	(26,969,657)	(20,870,713)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(4,170,377)	(5,012,437)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$968,599	$1,121,363

See Notes to Financial Statements.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus before you decide to purchase any Units, Pre-funded Units, Warrants or Common Stock pursuant to this offering. The risks and uncertainties described in this prospectus are not the only ones we may face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, business prospects, results of operations or financial condition. Any of the risks and uncertainties set forth herein, could materially and adversely affect our business, results of operations and financial condition.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We currently do not own a manufacturing facility, and rely on a sole manufacturer and supplier for the production of our safes; while we have obtained favorable financing arrangements in the past from this manufacturer and supplier, there is no assurance that a future supplier would provide similar favorable financing arrangements

We currently rely on a sole manufacturer and supplier for the production of our safes. We do not have control over the operations of the facilities of the third-party manufacturer that we use. While we may acquire our own manufacturing facility in the future, or acquire our sole manufacturer, to provide us greater flexibility and control over our products manufacturing needs, the operation of such a future plant might prove unsuccessful and fail.

The manufacturer of our safes has extended favorable financing arrangements in the past, but there is no assurance that a future supplier would provide similar favorable financing arrangements. Therefore, the continued supply and manufacturing of our sales by our sole manufacturer and supplier are critical to our success. Any event that causes a disruption of the operation of our safes’ sole manufacturer for even a relatively short period of time would adversely affect our ability to ship and deliver our safes and other products and to provide service to our customers. We have previously experienced, including during the first months after the spread of COVID-19 pandemic, and may in the future experience, launch and production ramp up delays for our products as a result of disruption at our supplier’s manufacturing partners.

Additionally, we have fully qualified only a very limited number of suppliers in the past and have limited flexibility in changing suppliers. Any disruption in the supply of our branded safes from our supplier could limit the availability of our sales and negatively impact our revenues. In the long term, we intend to supplement safes manufactured by our supplier with safes manufactured by us, which we believe will be more efficient and result in a greater manufacturing volume and under our control. Our efforts to develop and manufacture such safes, however, have required and may require significant investments, and there can be no assurance that we will be able to achieve these targets in the timeframes that we have planned or at all. If we are unable to do so, we may have to curtail our planned safes or procure additional safes from suppliers at potentially greater costs, either of which may harm our business and operating results.

Furthermore, the cost of safes, whether manufactured by our supplier or by us, depends in part upon the prices and availability of raw manufacturing materials such as steel, locks, fireboard, hinges, pins and other metals. The prices for these materials fluctuate and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased global production of electric vehicles and energy storage products. Any reduced availability of these materials may impact our access to these parts and any increases in their prices may reduce our profitability if we cannot recoup the increased costs through increased safe prices. Moreover, any such attempts to increase product prices may harm our brand, prospects and operating results.

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We have secured an exclusivity contract with a third-party manufacturer to assemble our new line of safes. We believe that this vertical integration would allow us, among other benefits, to ramp up our production levels to meet expected demand for our products, provide us greater autonomy over the manufacturing process

Our success depends upon our ability to introduce new products that track customer preferences.

Our success depends upon our ability to introduce new products that track consumer preferences. Our efforts to introduce new products into the market may not be successful, and new products that we introduce may not result in customer or market acceptance. We develop new products that we believe will match consumer preferences. The development of a new product is a lengthy and costly process and may not result in the development of a marketable or profitable product. Failure to develop new products that are attractive to consumers could decrease our sales, operating margins, and market share and could adversely affect our business, operating results, and financial condition.

Our business depends on maintaining and strengthening our brand, as well as our reputation as a producer of high-quality goods, to maintain and generate ongoing demand for our products, and any harm to our brand could result in a significant reduction in such demand which could materially adversely affect our results of operations.

The “American Rebel” name and brand image are integral to the growth of our business, as well as to the implementation of our strategies for expanding our business. Our success depends on the value and reputation of our brand, which, in turn, depends on factors such as the quality, design, performance, functionality and durability of our products, e-commerce sales and retail partner floor spaces, our communication activities, including advertising, social media and public relations, and our management of the customer experience, including direct interfaces through customer service. Maintaining, promoting, and positioning our brand are important to expanding our customer base and will depend largely on the success of our marketing and merchandising efforts and our ability to provide consistent, high-quality consumer experiences. To sustain long-term growth, we must continue to successfully promote our products to consumers, as well as other individuals, who value and identify with our brand.

Ineffective marketing, negative publicity, product diversion to unauthorized distribution channels, product or manufacturing defects, and those and other factors could rapidly and severely diminish customer confidence in us. Maintaining and enhancing our brand image are important to expanding our customer base. If we are unable to maintain or enhance our brand in current or new markets, or if we fail to continue to successfully market and sell our products to our existing customers or expand our customer base, our growth strategy and results of operations could be harmed.

Additionally, independent third parties and consumers often review our products as well as those of our competitors. Perceptions of our offerings in the marketplace may be significantly influenced by these reviews, which are disseminated via various media, including the Internet. If reviews of our products are negative, or less positive as compared to those of our competitors, our brand may be adversely affected and our results of operations materially harmed.

As a significant portion of our revenues is derived by demand for our safes and personal security products for firearms storage purposes, we depend on the availability and regulation of firearm/ammunition storage, as well as various economic, social and political factors.

Our performance is influenced by a variety of economic, social, and political factors. General economic conditions and consumer spending patterns can negatively impact our operating results. Economic uncertainty, unfavorable employment levels, declines in consumer confidence, increases in consumer debt levels, increased commodity prices, and other economic factors may affect consumer spending on discretionary items and adversely affect the demand for our products. In times of economic uncertainty, consumers tend to defer expenditures for discretionary items, which affects demand for our products. Any substantial deterioration in general economic conditions that diminish consumer confidence or discretionary income could reduce our sales and adversely affect our operating results. Economic conditions also affect governmental political and budgetary policies. As a result, economic conditions also can have an effect on the sale of our products to law enforcement, government, and military customers.

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Political and other factors also can affect our performance. Concerns about presidential, congressional, and state elections and legislature and policy shifts resulting from those elections can affect the demand for our products. As most of our revenue is generated from sales of safes, which are purchased in large numbers for firearms storage, speculation surrounding control of firearms, firearm products, and ammunition at the federal, state, and local level and heightened fears of terrorism and crime can affect consumer demand for our products. Often, such concerns result in an increase in near-term consumer demand and subsequent softening of demand when such concerns subside. Inventory levels in excess of customer demand may negatively impact operating results and cash flow.

Federal and state legislatures frequently consider legislation relating to the regulation of firearms, including amendment or repeal of existing legislation. Existing laws may also be affected by future judicial rulings and interpretations firearm products, ammunition, and safe gun storage. If such restrictive changes to legislation develop, we could find it difficult, expensive, or even impossible to comply with them, impeding new product development and distribution of existing products.

Shortages of components and materials, as well as supply chain disruptions, may delay or reduce our sales and increase our costs, thereby harming our results of operations.

The inability to obtain sufficient quantities of raw materials and components, including those necessary for the production of our products could result in reduced or delayed sales or lost orders. Any delay in or loss of sales or orders could adversely impact our operating results. Many of the materials used in the production of our products are available only from a limited number of suppliers. We do not have long-term supply contracts with any suppliers. As a result, we could be subject to increased costs, supply interruptions, and difficulties in obtaining raw materials and components.

Our reliance on third-party suppliers for various raw materials and components for our products exposes us to volatility in the availability, quality, and price of these raw materials and components. Our orders with certain of our suppliers may represent a very small portion of their total orders. As a result, they may not give priority to our business, leading to potential delays in or cancellation of our orders. A disruption in deliveries from our third-party suppliers, capacity constraints, production disruptions, price increases, or decreased availability of raw materials or commodities could have an adverse effect on our ability to meet our commitments to customers or increase our operating costs. Quality issues experienced by third party suppliers can also adversely affect the quality and effectiveness of our products and result in liability and reputational harm.

We do not have long-term purchase commitments from our customers, and their ability to cancel, reduce, or delay orders could reduce our revenue and increase our costs.

Our customers do not provide us with firm, long-term volume purchase commitments, but instead issue purchase orders for our products as needed. As a result, customers can cancel purchase orders or reduce or delay orders at any time. The cancellation, delay, or reduction of customer purchase orders could result in reduced sales, excess inventory, unabsorbed overhead, and reduced income from operations.

We often schedule internal production levels and place orders for products with third party manufacturers before receiving firm orders from our customers. Therefore, if we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products to deliver to our customers. Factors that could affect our ability to accurately forecast demand for our products include the following:

●	an increase or decrease in consumer demand for our products or for the products of our competitors;

●	our failure to accurately forecast consumer acceptance of new products;

●	new product introductions by us or our competitors;

●	changes in our relationships within our distribution channels;

●	changes in general market conditions or other factors, which may result in cancellations of orders or a reduction or increase in the rate of reorders placed by retailers;

●	changes in laws and regulations governing the activities for which we sell products, such as hunting and shooting sports; and

●	changes in laws and regulations regarding the possession and sale of medical or recreational controlled- substances.

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Inventory levels in excess of consumer demand may result in inventory write-downs and the sale of excess inventory at discounted prices, which could have an adverse effect on our business, operating results, and financial condition. If we underestimate demand for our products, our suppliers may not be able to react quickly enough to meet consumer demand, resulting in delays in the shipment of products and lost revenue, and damage to our reputation and customer and consumer relationships. We may not be able to manage inventory levels successfully to meet future order and reorder requirements.

We face intense competition that could result in our losing or failing to gain market share and suffering reduced sales.

We operate in intensely competitive markets that are characterized by price erosion and competition from major domestic and international companies. Competition in the markets in which we operate is based on a number of factors, including price, quality, performance, reliability, styling, product features, and warranties, and sales and marketing programs. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share.

Our competitors include nationwide safe manufacturers and various smaller manufacturers and importers. Most of our competitors have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution, and other resources than we possess and that afford them competitive advantages. As a result, they may be able to devote greater resources to the promotion and sale of products, to invest more funds in intellectual property and product development, to negotiate lower prices for raw materials and components, to deliver competitive products at lower prices, and to introduce new products and respond to consumer requirements more quickly than we can.

Our competitors could introduce products with superior features at lower prices than our products and could also bundle existing or new products with other more established products to compete with us. Certain of our competitors may be willing to reduce prices and accept lower profit margins to compete with us. Our competitors could also gain market share by acquiring or forming strategic alliances with other competitors.

Finally, we may face additional sources of competition in the future because new distribution methods offered by the Internet and electronic commerce have removed many of the barriers to entry historically faced by start-up companies. Retailers also demand that suppliers reduce their prices on products, which could lead to lower margins. Any of the foregoing effects could cause our sales to decline, which would harm our financial position and results of operations.

Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:

●	our success in developing, producing, marketing, and successfully selling new products;

●	our ability to efficiently manage our operations;

●	our ability to implement our strategies and business plans;

●	our ability to achieve future operating results;

●	our ability to address the needs of our consumer customers;

●	the pricing, quality, performance, and reliability of our products;

●	the quality of our customer service;

●	the efficiency of our production; and

●	product or technology introductions by our competitors.

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Because we believe technological and functional distinctions among competing products in our markets are perceived by many end-user consumers to be relatively modest, effectiveness in marketing and manufacturing are particularly important competitive factors in our business.

We have a limited operating history on which you can evaluate our company.

We have a limited operating history on which you can evaluate our company. The corporate entity has existed since 2014 and started engaging in its current primary business operations in April 2019. As a result, our business will be subject to many of the problems, expenses, delays, and risks inherent in the establishment of a relatively new business enterprise.

We have a limited operating history upon which an evaluation of our business plan or performance and prospects can be made. Our business and prospects must be considered in the light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established business and creating a new line of products. The risks include, in part, the possibility that we will not be able to develop functional and scalable products, or that although functional and scalable, our products and will not be economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; that our competitors have such a significant advantage in brand recognition that our products will not be considered by potential customers; that we are not able to upgrade and enhance our technologies and products to accommodate new features as the market evolves; or the failure to receive necessary regulatory clearances for our products. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that we can successfully address these challenges. If it is unsuccessful, we and our business, financial condition and operating results could be materially and adversely affected.

The current and future expense levels are based largely on estimates of planned operations and future revenues. It is difficult to accurately forecast future revenues because our business is relatively new, and our market is rapidly developing. If our forecasts prove incorrect, the business, operating results and our financial condition will be materially and adversely affected. Moreover, we may be unable to adjust our spending in a timely manner to compensate for any unanticipated reduction in revenue. As a result, any significant reduction in revenues would immediately and adversely affect our business, financial condition and operating results.

We are highly dependent on Charles A. Ross, our Chief Executive Officer. The loss of our Chief Executive Officer, whose knowledge, leadership and industry reputational upon which we rely, could harm our ability to execute our business plan.

We are highly dependent on Charles A. Ross, our Chief Executive Officer, Chairman of our Board of Directors and largest stockholder. Our success depends heavily upon the continued contributions of Mr. Ross, whose leadership, industry reputation entrepreneurial background and creative marketing skills may be difficult to replace at this stage in our business development, and on our ability to attract and retain similarly positioned prominent leaders. If we were to lose the services of our Chief Executive Officer, our ability to execute our business plan may be harmed and we may be forced to limit operations until such time as we could hire suitable replacements.

We cannot predict when we will achieve profitability.

We have not been profitable and cannot predict when or if we will achieve profitability. We have experienced net losses since our inception in December 2014.

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We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of December 31, 2021, we had an accumulated deficit of $26,969,657.

We have limited financial resources. Our independent registered auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

As a result of our deficiency in working capital at December 31, 2021 and other factors, our auditors have included a paragraph in their audit report regarding substantial doubt about our ability to continue as a going concern. Our plans in this regard are to increase product sales, increase production, obtain inventory financing, seek strategic alternatives and to seek additional capital through future equity private placements or debt facilities. In February of 2022, we completed a public offering for $10.5 million, which will allow us to operate through fiscal 2022.

We have recorded net losses since inception and have significant accumulated deficits. We have relied upon loans and equity financings for operating capital. Total revenues will be insufficient to pay off existing debt and fund operations. We may be required to rely on further debt financing, further loans from related parties, and private placements of our common and preferred stock for our additional cash needs. Such funding sources may not be available, or the terms of such funding sources may not be acceptable to the Company.

American Rebel has limited financial resources. There is substantial doubt about our ability to continue as a going concern if we are unable to raise additional funds.

We expect to require additional funds to further develop our business plan, including the anticipated launch of new products, in addition to continuing to market our safes and concealed carry product line. Since it is impossible to predict with certainty the timing and amount of funds required to establish profitability, we anticipate that we will need to raise additional funds through equity or debt offerings or otherwise in order to meet our expected future liquidity requirements. Any such financing that we undertake may be dilutive to existing stockholders. Along these lines, in February of 2022, we completed a public offering for $10.5 million, which will allow us to operate through fiscal 2022.

The sales of our safes are dependent in large part on the sales of firearms.

We market safes and other personal security products for sale to a wide variety of consumers. Although our customer base is large and diverse, and our products serve our customers’ different needs, our products have been particularly popular among collectors, hunters, sportsmen, competitive shooters, and gun enthusiasts. The sale of safe firearms storage and security components is influenced by the sale and usage of firearms. Sales of firearms are influenced by a variety of economic, social, and political factors, which may result in volatile sales.

Our financial results may be affected by tariffs or border adjustment taxes or other import restrictions.

Our current backpack and apparel suppliers have facilities both in China and Mexico and the imposition of tariffs or border adjustment taxes may affect our financial results. The current political climate is hostile to companies manufacturing goods outside of the US. At the current manufacturing levels, it is impractical to seek manufacturing facilities in the United States as US manufacturers are unable to meet or even approach the cost of manufacturing small quantities of custom-made goods. We are in the process of locating an alternative supplier which will have the capacity to produce commercial volumes of our backpacks and apparel to meet our expected demands. However, we have not yet located a suitable supplier and, even if we are able to do so, there is no guarantee that our manufacturing process will scale to produce our products in quantities sufficient to meet demand.

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An inability to expand our e-commerce business and sales organization to effectively address existing and new markets that we intend to target could reduce our future growth and impact our business and operating results.

Consumers are increasingly purchasing products online. We operate a direct-to-consumer e-commerce store to maintain an online presence with our end users. The future success of our online operations depends on our ability to use our marketing resources to communicate with existing and potential customers. We face competitive pressure to offer promotional discounts, which could impact our gross margin and increase our marketing expenses. We are limited, however, in our ability to fully respond to competitor price discounting because we cannot market our products at prices that may produce adverse relationships with our customers that operate brick and mortar locations as they may perceive themselves to be at a disadvantage based on lower e-commerce pricing to end consumers. There is no assurance that we will be able to successfully expand our e-commerce business to respond to shifting consumer traffic patterns and direct-to-consumer buying trends.

In addition, e-commerce and direct-to-consumer operations are subject to numerous risks, including implementing and maintaining appropriate technology to support business strategies; reliance on third-party computer hardware/software and service providers; data breaches; violations of state, federal or international laws, including those relating to firearms and ammunition sales; online privacy; credit card fraud; telecommunication failures; electronic break-ins and similar disruptions; and disruption of Internet service. Our inability to adequately respond to these risks and uncertainties or to successfully maintain and expand our direct-to-consumer business may have an adverse impact on our business and operating results.

We sell products that create exposure to potential product liability, warranty liability, or personal injury claims and litigation.

Our products are used to store, in part, items that involve risk of personal injury and death. Our products expose us to potential product liability, warranty liability, and personal injury claims and litigation relating to the use or misuse of our products, including allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product or activities associated with the product, negligence, and strict liability. If successful, any such claims could have a material adverse effect on our business, operating results, and financial condition. Defects in our products may result in a loss of sales, recall expenses, delay in market acceptance, and damage to our reputation and increased warranty costs, which could have a material adverse effect on our business, operating results, and financial condition. Although we maintain product liability insurance in amounts that we believe are reasonable, we may not be able to maintain such insurance on acceptable terms, if at all, in the future and product liability claims may exceed the amount of insurance coverage. In addition, our reputation may be adversely affected by such claims, whether or not successful, including potential negative publicity about our products.

Despite the Company’s indebtedness levels, we are able to incur substantially more debt. This could further increase the risks associated with its leverage.

We may incur substantial additional indebtedness in the future, although certain terms of current debt agreements prohibit us from doing so. To the extent that we incur additional indebtedness, the risks associated with its substantial indebtedness describe above, including its possible inability to service its debt, will increase.

At this stage of our business operations, even with our good faith efforts, investors in our company may lose some or all of their investment.

Because the nature of our business is expected to change as a result of shifts in the industries in which we operate, competition, and the development of new and improved technology, management forecasts are not necessarily indicative of future operations and should not be relied upon as an indication of future performance. Further, we have raised substantial debt and equity to fund our business operations, which to date have generated insufficient revenue to support our working capital needs.

While management believes its estimates of projected occurrences and events are within the timetable of its business plan, our actual results may differ substantially from those that are currently anticipated. If our revenues do not increase to a level to support our working capital needs, we will be forced to seek equity capital to fund our operations and repay our substantial debt balances, which may not be available to us on acceptable terms or at all.

Product defects could adversely affect the results of our operations.

The design, manufacture and marketing of our products involve certain inherent risks. Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of our products can lead to injury or other adverse events. The Company may not properly anticipate customer applications of our products and our products may fail to survive such unanticipated customer use. If the Company’s products fail to adequately perform to meet the customer’s expectations, the customer may demand refunds or replacements which will negatively affect the Company’s profitability.

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We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims.

Our products support the use and access to firearms and if our products are ineffective, we could require protection against potential product liability claims.

We will not be profitable unless we can demonstrate that our products can be manufactured at low prices.

To date, we have manufactured our products in limited volume. As the Company creates demand for its products, our projections require the benefit of volume discounts as we increase the size of our order. We can offer no assurance that either we or our manufacturing partners will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our products. Even if we or our manufacturing partners are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

Our profitability in part is dependent on material and other manufacturing costs. We are unable to offer any assurance that either we or a manufacturing partner will be able to reduce costs to a level that will allow production of a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity.

War, terrorism, other acts of violence or natural or manmade disasters such as a pandemic, epidemic, outbreak of an infectious disease or other public health crisis may affect the markets in which the Company operates, the Company’s customers, the Company’s delivery of products and customer service, and could have a material adverse impact on our business, results of operations, or financial condition.

Our business and supply chain may be adversely affected by instability, disruption or destruction in a geographic region in which it operates, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or manmade disasters, including famine, food, fire, earthquake, storm or pandemic events and spread of disease (including the outbreak of COVID-19).

Such events may cause customers to suspend their decisions on using the Company’s products and services, make it impossible to access some of our inventory, and give rise to sudden significant changes in regional and global economic conditions and cycles that could interfere with purchases of goods or services and commitments to develop new products and services. These events also pose significant risks to the Company’s personnel and to physical facilities, transportation and operations, which could materially adversely affect the Company’s financial results.

Any significant disruption to communications and travel, including travel restrictions and other potential protective quarantine measures against COVID-19 or other public health crisis by governmental agencies, could make it difficult for the Company to deliver goods services to its customers. War, riots, or other disasters may increase the need for our products and demand by government and military may make it difficult for use to provide products to customers. Further, travel restrictions and protective measures against COVID-19 could cause the Company to incur additional unexpected labor costs and expenses or could restrain the Company’s ability to retain the highly skilled personnel the Company needs for its operations. Due to the substantial uncertainty related to the effects of the pandemic, its duration and the related market impacts, including the economic stimulus activity, we are unable to predict the specific impact the pandemic and related restrictions (including the lifting or re-imposing of restrictions due to the Omicron variant or otherwise) will have on our results of operations, liquidity or long-term financial results.

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We believe COVID-19 has not yet had a materially adverse effect on our operational results, but could at any time and without notice in the foreseeable future. As a result of COVID-19, at any time we may be subject to increased operating costs, supply interruptions, and difficulties in obtaining raw materials and components. COVID-19 has resulted in restrictions, postponements and cancelations of meetings, conferences, trade shows and the impact, extent and duration of the government-imposed restrictions on travel and public gatherings as well as the overall effect of the COVID-19 virus is currently unknown.

The costs of being a public company could result in us being unable to continue as a going concern.

As a public company, we are required to comply with numerous financial reporting and legal requirements, including those pertaining to audits and internal control. The costs of maintaining public company reporting requirements could be significant and may preclude us from seeking financing or equity investment on terms acceptable to us and our stockholders. We estimate these costs to be in excess of $100,000 per year and may be higher if our business volume or business activity increases significantly. Our current estimate of costs does not include the necessary expenses associated with compliance, documentation and specific reporting requirements of Section 404 as we will not be subject to the full reporting requirements of Section 404 until we exceed $700 million in public float market capitalization.

If our revenues are insufficient or non-existent, or we cannot satisfy many of these costs through the issuance of shares or debt, we may be unable to satisfy these costs in the normal course of business. This would certainly result in our being unable to continue as a going concern.

Any acquisitions that we potentially undertake will involve significant risks, and any acquisitions that we undertake in the future could disrupt our business, dilute stockholder value, and harm our operating results.

Part of our growth strategy is to expand our operations through strategic acquisitions to enhance existing products and offer new products, enter new markets and businesses, strengthen and avoid interruption from our supply chain, and enhance our position in current markets and businesses. Acquisitions involve significant risks and uncertainties. We cannot accurately predict the timing, size, and success of any future acquisitions. We may be unable to identify suitable acquisition candidates or to complete the acquisitions of candidates that we identify. Increased competition for acquisition candidates or increased asking prices by acquisition candidates may increase purchase prices for acquisitions to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria. Unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions could inhibit our growth and negatively impact our operating results.

Our ability to complete acquisitions that we desire to make will depend upon various factors, including the following:

●	the availability of suitable acquisition candidates at attractive purchase prices;

●	the ability to compete effectively for available acquisition opportunities;

●	the availability of cash resources, borrowing capacity, or stock at favorable price levels to provide required purchase prices in acquisitions;

●	the ability of management to devote sufficient attention to acquisition efforts; and

●	the ability to obtain any requisite governmental or other approvals.

We may have little or no experience with certain acquired businesses, which could involve significantly different supply chains, production techniques, customers, and competitive factors than our current business. This lack of experience would require us to rely to a great extent on the management teams of these acquired businesses. These acquisitions also could require us to make significant investments in systems, equipment, facilities, and personnel in anticipation of growth. These costs could be essential to implement our growth strategy in supporting our expanded activities and resulting corporate structure changes. We may be unable to achieve some or all of the benefits that we expect to achieve as we expand into these new markets within the time frames we expect, if at all. If we fail to achieve some or all of the benefits that we expect to achieve as we expand into these new markets, or do not achieve them within the time frames we expect, our business, financial condition, and results of operations could be adversely affected.

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Unforeseen expenses, difficulties, and delays frequently encountered in connection with future acquisitions could inhibit our growth and negatively impact our profitability. Any future acquisitions may not meet our strategic objectives or perform as anticipated. In addition, the size, timing, and success of any future acquisitions may cause substantial fluctuations in our operating results from quarter to quarter. These interim fluctuations could adversely affect the market price of our Common Stock.

If we finance any future acquisitions in whole or in part through the issuance of Common Stock or securities convertible into or exercisable for Common Stock, existing stockholders will experience dilution in the voting power of their Common Stock and earnings per share could be negatively impacted. The extent to which we will be able or willing to use our Common Stock for acquisitions will depend on the market price of our Common Stock from time-to-time and the willingness of potential acquisition candidates to accept our Common Stock as full or partial consideration for the sale of their businesses. Our inability to use our Common Stock as consideration, to generate cash from operations, or to obtain additional funding through debt or equity financings to pursue an acquisition could limit our growth.

We may not be able to successfully fund future acquisitions of new businesses due to the lack of availability of debt or equity financing on acceptable terms, which could impede the implementation of our acquisition strategy and materially adversely impact our financial condition, business and results of operations.

In order to make future acquisitions, we intend to raise capital primarily through debt financing, additional equity offerings, the sale of stock or assets of our businesses, and by offering equity in the businesses to the sellers of target businesses or by undertaking a combination of any of the above. Since the timing and size of acquisitions cannot be readily predicted, we may need to be able to obtain funding on short notice to benefit fully from attractive acquisition opportunities. Such funding may not be available on acceptable terms. In addition, the level of our indebtedness may impact our ability to borrow funds on acceptable terms. Another source of capital for us may be the sale of additional shares of Common Stock, subject to market conditions and investor demand for the shares at prices that we consider to be in the interests of our stockholders. These risks may materially adversely affect our ability to pursue our acquisition strategy successfully and materially adversely affect our financial condition, business and results of operations.

RISKS RELATED TO OUR LEGAL AND REGULATORY ENVIRONMENT

Failure to comply with applicable laws and changing legal and regulatory requirements could harm our business and financial results.

Our policies and procedures are reasonably designed to comply with applicable laws, accounting and reporting requirements, tax rules and other regulations and requirements, including those imposed by the SEC, and foreign countries, as well as applicable trade, labor, safety, environmental, labeling and gun safety related laws, such as the Protection of Lawful Commerce in Arms Act as well as state laws. The complexity of the regulatory environment in which we operate and the related cost of compliance are both increasing due to additional or changing legal and regulatory requirements, our ongoing expansion into new markets and new channels, and the fact that foreign laws occasionally conflict with domestic laws. In addition to potential damage to our reputation and brand, failure by us or our business partners to comply with the various applicable laws and regulations, as well as changes in laws and regulations or the manner in which they are interpreted or applied, may result in litigation, civil and criminal liability, damages, fines and penalties, increased cost of regulatory compliance and restatements of our financial statements and have an adverse impact on our business and financial results.

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Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2021, and December 31, 2020, we had net operating loss carryforwards, or NOLs, for federal and state income tax purposes of $26,969,657 and $20,870,713, respectively, which begins to expire in 2034. Net operating loss carryforwards are available to reduce future taxable income. The federal net operating losses generated before 2018 will begin to expire in 2032. The federal net operating losses generated in and after 2018 may be carried forward indefinitely. The expiration of state NOL carryforwards vary by state and begin to expire in 2024. It is possible that we will not generate taxable income in time to use NOLs before their expiration, or at all. Under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other tax attributes to offset its post-change income may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5 percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Our ability to use NOLs and other tax attributes to reduce future taxable income and liabilities may be subject to annual limitations as a result of prior ownership changes and ownership changes that may occur in the future (which may be outside our control).

Under the Tax Cuts and Jobs Act of 2017, or the Tax Act, as amended by the CARES Act, NOLs arising in tax years beginning after December 31, 2017, are subject to an 80% of taxable income limitation (as calculated before taking the NOLs into account) for tax years beginning after December 31, 2020. In addition, NOLs arising in tax years 2018, 2019, and 2020 are subject to a five-year carryback and indefinite carryforward, while NOLs arising in tax years beginning after December 31, 2020, also are subject to indefinite carryforward but cannot be carried back. Our NOLs may also be subject to limitations in other jurisdictions. For example, California recently enacted legislation suspending the use of NOLs for taxable years 2020, 2021, and 2022 for many taxpayers. In future years, if and when a net deferred tax asset is recognized related to our NOLs, the changes in the carryforward/carryback periods as well as the new limitation on use of NOLs may significantly impact our valuation allowance assessments for NOLs generated after December 31, 2017.

If we are unable to protect our intellectual property, we may lose a competitive advantage or incur substantial litigation costs to protect our rights.

Our future success depends upon our proprietary technology. Our protective measures, including patent and trade secret protection, may prove inadequate to protect our proprietary rights. The right to stop others from misusing our trademarks, service marks, and patents in commerce depends to some extent on our ability to show evidence of enforcement of our rights against such misuse in commerce. Our efforts to stop improper use, if insufficient, may lead to loss of trademark and service mark rights, brand loyalty, and notoriety among our customers and prospective customers. The scope of any patent that we have or may obtain may not prevent others from developing and selling competing products. The validity and breadth of claims covered in technology patents involve complex legal and factual questions, and the resolution of such claims may be highly uncertain, and expensive. In addition, our patents may be held invalid upon challenge, or others may claim rights in or ownership of our patents. Company owned trademarks are listed under the heading Intellectual Property on page 46.

We are subject to the periodic reporting requirements of Section 15(d) and 12(g) of the Exchange Act that require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in, and the complexity of our reports cannot be determined at this time and will affect the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

However, for as long as we remain a smaller reporting company as defined in Item 10(f)(1) of Regulation S-K, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, reduced financial statement disclosure in registration statements, which must include two years of audited financial statements, reduced financial statement disclosure in annual reports on Form 10-K, and exemptions from the auditor attestation of management’s assessment of internal control over financial reporting. We may take advantage of these reporting exemptions until we are no longer a smaller reporting company.

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If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our Common Stock, if a market ever develops, could drop significantly.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;
●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and
●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Our internal controls may be inadequate or ineffective, which could cause financial reporting to be unreliable and lead to misinformation being disseminated to the public. Furthermore, our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require our management to make estimates about matters that are inherently uncertain. Investors relying upon this misinformation may make an uninformed investment decision.

Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have a material adverse effect on the Company’s business, financial condition, results of operations and future prospects.

However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer a smaller reporting company.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

Stockholders’ voting power and ownership interest may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares.

Our Second Amended and Restated Articles of Incorporation authorizes our Board of Directors to issue up to 600,000,000 shares of Common Stock and up to 10,000,000 shares of preferred stock, of which we have designated 100,000 shares as Series A – Super Voting Convertible Preferred Stock (“Series A Preferred Stock”) (which were issued to two members of our current management, Messrs. Charles A. Ross, Jr. and Doug E. Grau, and have superior voting rights of 1,000 to 1 over shares of our Common Stock, resulting in nearly 96% of the available stockholder votes). While the Certificate of Designation is named “Certificate of Designation of Series A Convertible Preferred Stock”, the Company’s Existing Series A Preferred Stock is not convertible into shares of Common Stock of the Company or redeemable by either the Company or another person. The power of the Board of Directors to issue shares of Common Stock, preferred stock or warrants or options to purchase shares of Common Stock or preferred stock is generally not subject to stockholder approval, except for issuances of more than 20% of the company’s outstanding Common Stock or voting power.

While we just completed a capital raise utilizing a financial institution, we may attempt to raise additional capital by returning to the market to sell shares, possibly at a deep discount. These actions may result in dilution of the ownership interests and voting power of existing stockholders, further dilute Common Stock book value, and may delay, defer or prevent a change of control.

Additionally, series of preferred stock may carry the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock, superior voting or conversion rights and the right to the redemption of the shares, together with a premium, prior to the redemption of our Common Stock.

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Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to Common Stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our Second Amended and Restated Articles of Incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our Common Stock.

Our Common Stock may be affected by limited trading volume and our share price may be volatile, which could adversely impact the value of our Common Stock.

There can be no assurance that an active trading market in our Common Stock will be maintained. Our Common Stock is likely to experience significant price and volume fluctuations in the future, which could adversely affect the market price of our Common Stock without regard to our operating performance and the market price of our Common Stock may drop below the price paid by investors. In addition, we believe that factors such as our operating results, quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets, including as the result of the COVID-19 pandemic, could cause the price of our Common Stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our Common Stock will be stable or appreciate over time.

Warrants are speculative in nature.

The Warrants included in our February 2022 public offering do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our Common Stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire the Common Stock and pay an exercise price of per share, prior to five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. Until holders of the Warrants acquire Common Stock upon exercise of the Warrants, the holders will have no rights with respect to the Common Stock issuable upon exercise of the Warrants. Upon exercise of the Warrants, the holder will be entitled to exercise the rights of a Stockholder as to the security exercised only as to matters for which the record date occurs after the exercise. Moreover, the market value of the Warrants is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their public offering price. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of the Warrants to exercise the Warrants.

Provisions of the Warrants sold in our February 2022 public offering could discourage an acquisition of us by a third party.

In addition to the discussion of the provisions of our governing organizational documents, certain provisions of the Warrants offered in our February 2022 public offering could make it more difficult or expensive for a third party to acquire us. The Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants. These and other provisions of the Warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to our stockholders.

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Our executive officers and directors, and their affiliated entities, own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our executive officers and directors beneficially own approximately 12% of our Common Stock. In addition, as referenced above, we issued 100,000 shares of Series A Preferred Stock to two members of our current management, Messrs. Charles A. Ross, Jr. and Doug E. Grau, which have superior voting rights of 1,000 to 1 over shares of our Common Stock, resulting in nearly 96% of the available stockholder votes. While the Certificate of Designation is named “Certificate of Designation of Series A Convertible Preferred Stock”, the Company’s Existing Series A Preferred Stock is not convertible into shares of Common Stock of the Company or redeemable by either the Company or another person.

Accordingly, these stockholders may, as a practical matter, continue to be able to control the election of a majority of our directors and the determination of all corporate actions after this offering. This concentration of ownership could delay or prevent a change in control of the Company.

We do not anticipate that we will pay dividends on our Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

We have never paid cash dividends on our Common Stock. We do not expect to pay cash dividends on our Common Stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our Board of Directors will consider. Since we do not anticipate paying cash dividends on our Common Stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our Common Stock.

RISKS RELATED TO THE INDUSTRY

The industry in which we operate is competitive, price sensitive and subject to risks of governmental regulations or laws. If our competitors are better able to develop and market products that are more effective, less costly, easier to use, or are otherwise more attractive, we may be unable to compete effectively with other companies.

The safe and personal security industry is characterized by intense competition. We will face competition on the basis of product features, reliability, price, apparent value, and other factors. Competitors may include large safe makers and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competition may respond more quickly to new or emerging styles, undertake more extensive marketing campaigns, have greater financial, marketing and other resources than ours or may be more successful in attracting potential customers, employees and strategic partners.

Our industry could experience greater scrutiny and regulation by governmental authorities, which may lead to greater governmental regulation in the future.

The rapidly growing interest in new concealed carry products that this rapidly growing market may attract the attention of government regulators and legislators. The current trend in legislation is to roll back or minimize access to firearms restrictions, but there can be no assurance that this trend will continue.

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RISKS RELATED TO THE CANNABIS INDUSTRY

Federal regulation and enforcement may adversely affect the implementation of medical controlled substance laws and regulations may negatively impact our revenues and profits.

Currently, many states plus the District of Columbia have laws or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the Controlled Substance Act (the “CSA”), the policies and regulations of the Federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to medical marijuana, as to the timing or scope of any such potential amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect our revenues and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits. Furthermore, H.R. 83, enacted by Congress on December 16, 2014, provides that none of the funds made available to the DOJ pursuant to the 2015 Consolidated and Further Continuing Appropriations Act may be used to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical marijuana.

Variations in state and local regulation and enforcement in states that have legalized medical controlled substance that may restrict marijuana-related activities, including activities related to medical cannabis and Biotech complex work on cannabis, may negatively impact our revenues and profits.

Individual state laws do not always conform to the federal standard or to other states laws. A number of states have decriminalized marijuana to varying degrees, other states have created exemptions specifically for medical cannabis, and several have both decriminalization and medical laws. Nineteen states and the District of Columbia and Guam have legalized the recreational use of cannabis. Variations exist among states that have legalized, decriminalized, or created medical marijuana exemptions. For example, Alaska and Colorado have limits on the number of marijuana plants that can be homegrown. In most states, the cultivation of marijuana for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical marijuana needing care or that person’s caregiver. Active enforcement of state laws that prohibit personal cultivation of marijuana may indirectly and adversely affect our business and our revenue and profits.

It is possible that federal or state legislation could be enacted in the future that would prohibit us or potential customers from using our products, and if such legislation were enacted, our revenues could decline, leading to a loss in your investment.

We are not aware of any federal or state regulation that regulates the sale of indoor cultivation equipment to medical or recreational marijuana growers. The extent to which the regulation of drug paraphernalia under the CSA is applicable to the sale of our dispensaries is found in the definition of “drug paraphernalia.” Drug paraphernalia means any equipment, product, or material of any kind that is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance, possession of which is unlawful.

Marijuana remains illegal under federal law

Cannabis is illegal under U.S. federal law. In those states in which the use of cannabis has been legalized, its use remains a violation of federal law pursuant to the Controlled Substances Act (21 U.S.C. § 811). The Controlled Substances Act classifies cannabis as a Schedule I controlled substance, and as such, medical and adult use cannabis use is illegal under U.S. federal law. Unless and until Congress amends the Controlled Substances Act with respect to cannabis (and the President approves such amendment), there is a risk that federal authorities may enforce current federal law. Since federal law criminalizing the use of cannabis pre-empts state laws that legalize its use, enforcement of federal law regarding cannabis is a significant risk and would likely result in our inability to precede with our business plans, especially in respect of expanding the reach of our dispensaries sale.

We are indirectly engaged in the medical and adult use cannabis industry in the United States where local state law permits such activities. The legality of the production, cultivation, extraction, distribution, retail sales, transportation and use of cannabis differs among states in the United States. Due to the current regulatory environment in the United States, new risks may emerge, and management may not be able to predict all such risks.

As of September 2021, there were 36 states, plus the District of Columbia (and the territories of Guam, Puerto Rico, the U.S. Virgin Islands and the Northern Mariana Islands), that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. In addition, Alaska, California, Colorado, Illinois, Maine, Massachusetts, Michigan, Nevada, Oregon, Vermont, Washington and the District of Columbia have legalized cannabis for adult use.

Due to the conflicting views between state legislatures and the federal government regarding cannabis, cannabis businesses are subject to inconsistent laws and regulations. There can be no assurance that the federal government will not enforce federal laws relating to cannabis and seek to prosecute cases involving cannabis businesses that are otherwise compliant with state laws in the future. While we are not subject to these laws, the uncertainty of U.S. federal enforcement practices going forward and the inconsistency between U.S. federal and state laws and regulations present risks for our dispensary safes business, including incurring substantial costs associated with compliance or altering certain aspects of our business plan.

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SELLING SECURITY HOLDERS

There are 754,968 shares of the Common Stock, consisting of 377,484 shares of Common Stock issuable upon the exercise of the Pre-funded Warrants and 377,484 shares of Common Stock issuable upon the exercise of the Warrants, k that may be sold from time to time pursuant to this registration statement by the Selling Security Holders identified herein.

All expenses incurred with respect to the registration of the Common Stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Security Holders in connection with the sale of such shares.

Except as indicated below, neither the Selling Security Holders nor any of their associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The following table sets forth the names of the Selling Security Holders, the number of shares of Common Stock beneficially owned by the Selling Security Holders as of the date hereof and the number of shares of Common Stock being offered by the Selling Security Holders. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holders may offer all or part of the shares for resale from time to time. However, the Selling Security Holders are under no obligation to sell all or any portion of such shares. All information with respect to share ownership has been furnished by the Selling Security Holders. The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

The Common Stock being offered by the Selling Security Holders are those issuable to the Selling Security Holders, upon conversion of the Notes. We are registering the shares of Common Stock in order to permit the Selling Security Holders to offer these shares for resale from time to time. Except for the investment in the Notes, the Selling Security Holders have not had any material relationship with us within the past three years.

The table below lists the Selling Security Holders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Security Holders. The second column lists the number of shares of common stock beneficially owned by each Selling Security Holder, based on its ownership of the shares of common stock and warrants, as of the date hereof, assuming conversion of the Notes held by the Selling Security Holders on such date, without regard to any limitations on conversions or exercises. The third column lists the shares of common stock being offered by this prospectus by the Selling Security Holders.

This prospectus generally covers the resale of the sum of (i) the number of shares of common stock, and (ii) the maximum number of shares of common stock issuable upon conversion of the Notes, determined as if the outstanding Notes were converted in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination, without regard to any limitations on the conversion of the Notes.

	Number of Shares of	% of Shares of Common	Maximum Number of shares of Common Stock underlying Warrants to	Maximum Number of shares of Common Stock Underlying Pre-funded Warrants to	Number of shares of Common
	Common	Stock	be Sold	be Sold	Stock
	Stock Owned	Owned	Pursuant	Pursuant	Owned
	Prior to	Prior to	to this	to this	After the
Name of Selling Shareholder	Offering (1)	Offering (2)	Prospectus (1)	Prospectus (1)	Offering (1)
Cavalry Fund I, L.P.	754,968	13.74%	377,484	377,484	-

* Less than 1%

(1)	Assumes that the Selling Security Holders sells all of the common stock underlying the Pre-funded Warrants and Warrants.
(2)	Assumes that the Selling Security Holders exercise all of the Pre-funded Warrants and Warrants.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Security Holders. We will, however, receive proceeds from any exercise of the Pre-Funded Warrants. All of the net proceeds from the sale of our Common Stock will go to the Selling Security Holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Security Holders.

PLAN OF DISTRIBUTION

The Selling Security Holders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of Common Stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Security Holders may use any one or more of the following methods when disposing of shares:

●	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	through the listing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

If the Selling Security Holders effectuate such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions, or commissions from the Seller Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Security Holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Security Holders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Security Holders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus. The Selling Security Holders also may transfer or donate the shares of Common Stock in other circumstances, in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Security Holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, the anti-manipulation rules of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Stock by the Selling Security Holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of common stock.

In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Security Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Seller Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all expenses of the registration of the shares of Common Stock, including SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Security Holders will pay all underwriting discounts and selling commissions, if any, and all fees and expenses of their respective legal counsel. We have agreed to indemnify the Selling Security Holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. We may be indemnified by the Selling Security Holders against liabilities, including liabilities under the Securities Act, and state security laws, that may arise from any written information furnished to us by the Selling Security Holders specifically for use in this prospectus.

Once effective, our company has agreed to use its commercially reasonable efforts to keep such registration, and any qualifications, exemption or compliance under state securities laws which our company determines to obtain, continuously effective, and to keep the registration statement of which this prospectus forms a part free of any material misstatements or omissions, until the earlier of the following:(1) the date of which the Selling Security Holders cease to hold any shares of Common Stock registered hereunder, or (2) the date all shares of Common Stock held by the Selling Security Holders may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

(a) Common Stock

Our common stock has been traded on the Nasdaq Capital Market under the symbol “AREB” since February 2022. Prior to February 2022, our common stock traded on the OTCQB marketplace.

(b) Holders of Common Equity

As of March 31, 2022, there were approximately 132 stockholders of record. An additional number of stockholders are beneficial holders of our common stock in “street name” through banks, brokers and other financial institutions that are the record holders.

(c) Dividend Information

We have not paid any cash dividends to our holders of common stock. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

Action Stock Transfer will act as the registrar, transfer agent, warrant agent and dividend and redemption price disbursing agent in respect of the Warrants. The principal business address of 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this Prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth in “Risk Factors.”

Management’s Discussion and Analysis should be read in conjunction with the financial statements included in this Form S-1 (the “Financial Statements”). The financial statements have been prepared in accordance with generally accepted accounting policies in the United States (“GAAP”). Except as otherwise disclosed, all dollar figures included therein and in the following management discussion and analysis are quoted in United States dollars.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that in addition to the description of historical facts contained herein, this report contains certain forward-looking statements that involve risks and uncertainties as detailed herein and from time to time in the Company’s other filings with the Securities and Exchange Commission and elsewhere. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those, described in the forward-looking statements. These factors include, among others: (a) the Company’s fluctuations in sales and operating results; (b) risks associated with international operations; (c) regulatory, competitive and contractual risks; (d) development risks; (e) the ability to achieve strategic initiatives, including but not limited to the ability to achieve sales growth across the business segments through a combination of enhanced sales force, new products, and customer service; and (f) pending litigation.

Overview

The Company focuses primarily on marketing branded safes and personal security products, including concealed carry/self-defense products. Additionally, the Company designs and produces branded apparel and other accessories. The Company promotes and sells its products primarily through retailers using a dealer network, various leading national and regional retailers, local specialty sports, hunting and firearms stores. The Company also markets and sells its products online, through its website, as well as on Amazon.com where customers can place an order for the Company’s branded backpacks and apparel items. The Company’s products have the American Rebel Brand imprint.

Recent Developments and Trends

Underwritten Public Offering

On February 9, 2022, we closed on an underwritten public offering (the “Public Offering”) of 2,530,121 units (the “Common Units”), at a price to the public of $4.15 per Common Unit, for aggregate gross proceeds of approximately $10.5 million, prior to deducting underwriting discounts, commissions, and other estimated offering expenses. Each Common Unit consisted of one share of Common Stock and one warrant to purchase one share of Common Stock (each a “Warrant” and collectively the “Warrants”). The Common Stock and Warrants were immediately separable from the Common Units and were issued and trade separately. The Warrants are exercisable immediately, expire five years from the date of issuance and have an exercise price of $5.1875 per share.

We have used the net proceeds from this offering to repay various outstanding indebtedness and for general corporate purposes, including working capital, increased research and development expenditures and funding our growth strategies.

Results of Operations

From inception through December 31, 2021, we have generated an operating deficit of $26,969,657. We expect to incur additional losses during the fiscal year ending December 31, 2022, and beyond, principally as a result of our increased investment in inventory, marketing expenses, and the limited sales of our new products as we seek to establish them in the marketplace.

Results of Operations for the fiscal year ended December 31, 2021

Revenue and cost of goods sold

For the year ended December 31, 2021, we reported Sales of $986,826, compared to Sales of $1,255,703 for the year ended December 31, 2020. The decrease is attributable to lack of inventory as the Company’s resources were diverted to completing its capital raise that closed on February 10, 2022. For the year ended December 31, 2021, we reported Cost of Sales of $812,130, compared to Cost of Sales of $952,511 for the year ended December 31, 2020. The decrease in Cost of Sales was again attributable to the reduced level of inventory. For the year ended December 31, 2021, we reported Gross Profit of $174,696, compared to Gross Profit of $303,192 for the year ended December 31, 2020. The decrease in Gross Profit was attributable to the reduced level of inventory.

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Expenses

Total operating expenses for the year ended December 31, 2021, were $3,486,135 compared to $3,075,113 for the year ended December 31, 2020, as further described below.

For the year ended December 31, 2021, we incurred consulting and business development expenses of $2,012,803, compared to consulting and business development expenses of $529,094 for the year ended December 31, 2020. The increase in consulting and business development expenses is due to additional expenses incurred related to preparing for an equity raise.

For the year ended December 31, 2021, we incurred product development expenses of $330,353, compared to product development expenses of $320,472 for the year ended December 31, 2020. The amount of product development expenses was relatively similar.

For the year ended December 31, 2021, we incurred marketing and brand development expenses of $171,030, compared to marketing and brand development expenses of $390,294 for the year ended December 31, 2020. The decrease in marketing and brand development expenses relates primarily to the benefit of the prior year’s investment in the marketing of the American Rebel brand.

For the year ended December 31, 2021, we incurred general and administrative expenses of $968,306, compared to general and administrative expenses of $1,773,529 for the year ended December 31, 2020. The decrease relates primarily to a decrease in professional, consulting and operating fees due to cost saving measures and the benefit of established systems set up in prior years.

For the year ended December 31, 2021, we incurred depreciation expense of $3,643, compared to depreciation expense of $61,724 for the year ended December 31, 2020.

Other income and expenses

For the year ended December 31, 2021, we incurred interest expense of $2,061,782, compared to interest expense of $2,292,957 for the year ended December 31, 2020.

Net Loss

Net loss for the year ended December 31, 2021, amounted to $6,098,944, resulting in a loss per share of $4.85, compared to $5,981,082 for the year ended December 31, 2020, resulting in a loss per share of $7.93. The decrease in the net loss from the year ended December 31, 2020, to the year ended December 31, 2021, is primarily due to the investment in compensation that occurred in September 2020.

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Liquidity and Capital Resources

We are a development stage company and realized minimal revenue from our planned operations. We have a working capital deficit of $4,171,277 at December 31, 2021, and have incurred a deficit of $26,969,657 from inception to December 31, 2021. We have funded operations primarily through the issuance of capital stock, convertible debt and other securities.

During the year ended December 31, 2021, we raised net cash of $772,505 by issuance of common and preferred shares, as compared to $- for the year ended December 31, 2020. During the year ended December 31, 2021, we raised net cash of $2,244,100 through the issuance of promissory notes secured by specific inventory, as compared to $2,869,171 for the year ended December 31, 2020.

As we continue with the launch of our American Rebel safes and concealed carry product line we have devoted and expect to continue to devote significant resources in the areas of capital expenditures and marketing, sales, and operational expenditures.

We expect to require additional funds to further develop our business plan, including the anticipated launch of additional products in addition to continuing to market our safes and concealed carry product line. Since it is impossible to predict with certainty the timing and amount of funds required to establish profitability, we anticipate that we will need to raise additional funds through equity or debt offerings or otherwise in order to meet our expected future liquidity requirements. Any such financing that we undertake will likely be dilutive to existing stockholders.

In addition, we expect to also need additional funds to respond to business opportunities and challenges, including our ongoing operating expenses, protecting our intellectual property, developing or acquiring new lines of business and enhancing our operating infrastructure. While we may need to seek additional funding for such purposes, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our Common Stock. We may also seek additional funds through arrangements with collaborators or other third parties. We may not be able to negotiate any such arrangements on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our product lines.

Financing Arrangements

Promissory Note

The Company has one outstanding Promissory Note dated July 1, 2021, in the amount of $600,000 that matures on June 30, 2022. Interest on the note is 12% annually, paid quarterly.

Lines of Credit

On December 20, 2018, the Company entered into a $25,000 unsecured Loan with an interest rate of 8.98% offered by American Express. The Business Loan has an outstanding balance of $7,431 as of December 31, 2021. The Company makes a $399 monthly payment on the Business Loan.

Critical Accounting Policies

The preparation of financial statements and related footnotes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. There are no critical policies or decisions that rely on judgments that are based on assumptions about matters that are highly uncertain at the time the estimate is made. Note 1 to the financial statements, included elsewhere in this report, includes a summary of the significant accounting policies and methods used in the preparation of our financial statements.

Off-Balance Sheet Arrangements

None.

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Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operation are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounted of assets, liabilities, revenues, and expenses. We have identified several accounting principles that we believe are key to the understanding of our financial statements. These important accounting policies require our most difficult subjective judgements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made in preparing the consolidated financial statements include the valuation of allowances for doubtful accounts, valuation of deferred tax assets, inventories, useful lives of assets, intangible assets, and stock-based compensation.

Inventory

Inventory consists of backpacks, jackets, safes and accessories manufactured to our design and held for resale and are carried at the lower of cost (First-in, First-out Method) or market value. The Company determines the estimate for the reserve for slow moving or obsolete inventories by regularly evaluating individual inventory levels, projected sales and current economic conditions. The Company also makes deposit payments on inventory to be manufactured that are carried separately until the goods are received into inventory.

Research and Development

To date, we have expensed all costs associated with developing our product specifications, manufacturing procedures, and products through product development expense as this work was done by our design and engineering team.

Revenue Recognition

In accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), revenues are recognized when control of the promised goods or services is transferred to our clients, in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods and services. To achieve this core principle, we apply the following five steps: (1) Identify the contract with a client; (2) Identify the performance obligations in the contract; (3) Determine the transaction price; (4) Allocate the transaction price to performance obligations in the contract; and (5) Recognize revenues when or as the company satisfies a performance obligation.

We adopted this ASC on January 1, 2018. Although the new revenue standard is expected to have an immaterial impact, if any, on our ongoing net income, we did implement changes to our processes related to revenue recognition and the control activities within them.

Excise Tax

None applicable.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2021, and December 31, 2020, respectively. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

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Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

Level 3: If inputs from levels 1 and 2 are not available, the Financial Accounting Standards Board (the “FASB”) acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Income Taxes

The Company follows ASC Topic 740 for recording provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expense or benefit is based on the changes in the asset or liability for each period. If available evidence suggests that it is more likely than not that some portion or the entire deferred tax asset will not be realized, a valuation allowance is required to reduce the deferred tax asset to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income tax in the period of change.

Deferred income tax may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of tax benefits that have a greater than 50% likelihood of being sustained upon examination by taxing authorities. As of September 30, 2021, and December 31, 2020, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next twelve (12) months.

The Company classifies tax-related penalties and net interest as income tax expense. For the nine-month period ended September 30, 2021, and 2020, respectively, no income tax expense has been recorded.

Stock-Based Compensation

The Company records stock-based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expense related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

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BUSINESS

Our Company

American Rebel, America’s Patriotic Brand, operates primarily on designing and marketing branded safes and personal security and self-defense products. Additionally, the Company designs and produces branded accessories and apparel, including with concealment pockets.

We believe that when it comes to their homes, consumers place a premium on their security and privacy. Our products are designed to offer our customers convenient, efficient and secure home and personal safes from a provider that they can trust. We are committed to offering products of enduring quality that allow customers to keep their valuable belongings protected and to express their patriotism and style, which is synonymous with the American Rebel brand.

Our safes and personal security products are constructed primarily of U.S.-made steel. We believe our products are designed to safely store firearms, as well as store our customers’ priceless keepsakes, family heirlooms and treasured memories, and aim to make our products accessible at various price points for home use. We believe our products are designed for safety, quality, reliability, features and performance.

To enhance the strength of our brand and drive product demand, we work with our sole supplier and manufacturer to emphasize product quality and mechanical development in order to improve the performance and affordability of our products while providing support to our distribution channel and consumers. We seek to sell products that offer features and benefits of higher-end safes at mid-line price ranges.

We believe that safes are becoming a ‘must-have appliance’ in a significant portion of households. We believe our current safes provide safety, security, style and peace of mind at competitive prices. We are in the process of developing a newly designed model safe, which is expected to be produced in the U.S. We anticipate our new model safe will offer and be equipped with technologically advanced features, such as independent boltworks operation, double-steel door-jamb framing, and a standardized geared locking mechanism.

In addition to branded safes, we offer an assortment of personal security products as well as apparel and accessories for men and women under the Company’s American Rebel brand. Our backpacks utilize what we believe is a distinctive sandwich-method concealment pocket, which we refer to as Personal Protection Pocket, to hold firearms in place securely and safely. The concealment pockets on our Freedom 2.0 Concealed Carry Jackets incorporate a silent operation opening and closing with the use of a magnetic closure.

We believe that we have the potential to continue to create a brand community presence around the core ideals and beliefs of America, in part through our Chief Executive Officer, Charles A. “Andy” Ross, who has written, recorded and performs a number of songs about the American spirit of independence. We believe our customers identify with the values expressed by our Chief Executive Officer through the “American Rebel” brand.

Through our growing network of dealers, we promote and sell our products in select regional retailers and local specialty safe, sporting goods, hunting and firearms stores, as well as online, including our website and e-commerce platforms such as Amazon.com.

Our Products

We design, market and sell branded safes and personal security products, including concealed carry/self-defense products, and design and market apparel line and complimentary accessories. We promote and sell our products primarily through retailers using a dealer network, as well as online, through our website, and on Amazon.com, where customers can place an order for our branded backpacks and apparel items.

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Safes

We offer a wide range of home, office and personal safe models, in a broad assortment of sizes, features and styles, which are constructed with U.S.-made steel. Our safes exhibit the strength and rugged independence that America was built upon. American Rebel’s design makes keeping your firearms more secure in style. Products are marketed under the American Rebel brand. Although demand for our safes is strong across all segments of our customers, including individuals and families who wish to protect their valuables, to collectors and the dispensary servicing community, the demand for safe storage responsible solutions has been particularly strong among gun owners, sportsmen, competitive shooters and hunters alike. We expect to benefit from increasing awareness of and need for safe storage of firearms in future periods.

Large Safes

Our premium large safe collection consists of six premium safes in a range of sizes. All of our large safes share the same high-quality workmanship, are constructed out of 11-gauge U.S.-made steel and feature a double plate steel door, double-steel door casements and reinforced door edges. We believe that our large safes are ideal for storing valuables of significant size, and that they offer greater capacity for storage and protection. Our safes offer a fully adjustable interior to fit our customers’ needs. Depending on the model, one side of the interior may have shelves and the other side set up to accommodate long guns. The large safes are designed to be resistant to break-ins, natural disasters and fire damage, and to prevent unauthorized access and to protect your family and their valuables. A large, highly visible safe also is believed to act as a deterrent to any prospective thief. Safe storage is also top priority of our customer base who seeks to responsibly secure their firearms. Whenever a new firearm is purchased, gun owners look for our premium solution to responsible secure them and protect their loved ones.

Our large safes selection includes the following:

AR-50

The AR-50 is our biggest among the most secure safes. The AR-50 safe is designed to be strong, rugged, constructed of 11-gauge American-made steel and maintains capacity to comfortably store over 40 firearms comfortably. This premium gun safe with a double plate steel door, double-steel door casement and reinforced door edge is designed to give our customers added security and peace of mind, with 75 minutes of fire protection at 1200 degrees Fahrenheit as well as a customized shelf solution and optional additional accessories to increase the capacity to hold firearms. 72” tall, 40” wide with a depth of 28.5”.

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AR-40

The AR-40 has the same footprint as the AR-50; however, it is 12” shorter with a capacity of over 30 firearms. This gun safe contains a double plate steel door, double-steel door casement and reinforced door edge, designed to give our customers secure storage. It provides 75 minutes of fire protection at 1200 degrees Fahrenheit as well as a flexible shelving system to accommodate firearm storage. The dimensions include 60” tall, 40” wide with a depth of 28.5”.

AR-30

The AR-30 offers nearly 50,000 cubic inches of storage. Built with the same strength and ruggedness as the AR-50 and AR-40 models, this safe holds over 20 firearms. This gun safe contains a double plate steel door, double-steel door casement and reinforced door edge. It is designed to give our customers the ability to store their firearms and valuables securely, with 75 minutes of fire protection at 1200 degrees Fahrenheit as well as offering optional add-on accessories to increase storage capacity. The dimensions include 60” tall, 34” wide with a depth of 24.5”.

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AR-20

The AR-20 shares the quality workmanship as the other sizes with a capacity for over 15 firearms. This gun safe contains a double plate steel door, double-steel door casement and reinforced door edge is designed to prevent theft and provide protection from fire, flood and accidental access, with 75 minutes of fire protection at 1200 degrees Fahrenheit as well as a customized shelving solution. The dimensions include 60” tall, 28” wide with a depth of 22.5”.

AR-15

The AR-15 fits the bill for narrow spaces with room for over 10 firearms. Same quality construction as our other large safes including a double plate steel door, double-steel door casement and reinforced door edge is designed to give our customers added security and peace of mind, with 75 minutes of fire protection at 1200 degrees Fahrenheit as well as a customized shelving solution. The dimensions include 60” tall, 22” wide with a depth of 22.5”.

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AR-12

The AR-12 is our shortest safe. It is the perfect size to store AR rifles, handguns and personal valuables. It has a capacity of over 8 AR rifles. Same quality construction as our other large safes including a double plate steel door, double-steel door casement and reinforced door edge is designed to give our customers safe storage and peace of mind, with 75 minutes of fire protection at 1200 degrees Fahrenheit as well as offering optional add-on accessories to increase storage capacity. The dimensions include 40” tall, 26” wide with a depth of 23”.

Personal safes

Our compact safes, which come in two sizes, are a responsible solution for safely secure smaller valuables or ammunition. The AR-110 weighs 5 pounds and is 9.5” x 6.5” x 1.75”. The AR-120 weighs 6 pounds and is 10.5” x 7/5” x 2.1875”. These small, personal safes are easy to operate and carry as they fit into a briefcase, desk or under a vehicle seat. These personal safes meet (“TSA”) airline firearm guidelines and fit comfortable in luggage where travel regulations require it.

Vault doors

Our U.S.-made Vault Doors combine style with theft and fire protection for a look that fits any decor. Designed to offer superior protection, vault rooms provide ideal solution for the protection of the family and any valuables. Newly-built, higher-end homes often add vault rooms and we believe our vault doors, which we designed to facilitate secure access to such vault rooms, provide ideal solutions for the protection of valuables and shelter from either storms or intruders. Whether it is a safe room, a shelter, or a place to consolidate valuables, our American Rebel In-Swinging and Out-Swinging Vault Doors provide maximum functionality to a secure vault room. American Rebel vault doors are constructed of two thick, A36 carbon steel panels with sandwiched fire insulation, a design that provides greater rigidity, security and fire protection. The active boltworks and three external hinges are some of the features of the vault door. For safety and to use the door for a panic or safe room door, a quick release lever is installed inside the door.

Dispensaries

Our inventory control safe, the HG-INV Inventory Safe, provides cannabis dispensaries a reliable and safe solution. With wide-spread legalization, medical marijuana or recreational cannabis dispensaries, increasing governmental regulation and insurance requirements to lock their inventory after hours, our HG-INV Inventory Safe delivers a higher level of user experience with customized shelving and inventory notation system. The HG-INV has been introduced to the dispensary industry through trade shows appearances and many of our dealers are actively cultivating dispensary business. Expanding our marketing of the HG-INV can open new markets to American Rebel.

Personal Security

Concealed Carry Backpacks – consist of an assortment of sizes, features and styles. Our XL, Large, and Medium concealed carry backpacks feature our proprietary “Personal Protection Pocket” which utilizes a sandwich method to keep handguns secure and in the desired and easily accessible position. The sandwich method is comprised of two foam pads that surround or sandwich the firearm in place. The user can access the isolated Protection Pocket from either side of the backpack. We believe these distinctive concealed carry products are designed for everyday use while keeping your firearm concealed, safe and easily accessible.

The Extra-Large Freedom and Cartwright CCW Backpack

Our largest concealed carry backpack offers ample storage, including a dedicated top loading laptop pouch and additional tablet sleeve. Both compartments are padded to protect your devices. Two large open compartments make this backpack practical for carrying documents and folders or whatever you need to tote from one place to another. Our proprietary “Protection Pocket” allows quick and easy access to your handgun from either side. Multiple interior compartments are strategically placed to secure extra magazines and accessories. Available in the Freedom and Cartwright style as well as a variety of trim color options.

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Large Freedom and Cartwright CCW Backpack

Our most popular concealed carry backpack. This backpack offers ample storage, including a dedicated top loading laptop pouch and an additional tablet sleeve. Both compartments are padded to protect your devices. The size of the main compartment opening makes this backpack practical for carrying documents, folders or whatever you need to tote from one place to another. Includes our proprietary “Protection Pocket” and is available in the Freedom and Cartwright style as well as a variety of trim color options.

Medium Freedom CCW Backpack

This medium-sized is designed for those who look to be more streamlined. This backpack offers ample storage, including a dedicated top loading laptop/tablet compartment and two liquid container pouches. The laptop/tablet compartment is padded to protect your devices. The main compartment is practical for carrying documents and folders or whatever you need for everyday use. Includes our proprietary “Protection Pocket”. Available in a variety of trim color options.

Small Plus CCW Backpack

Our small one-strap concealed carry backpack is designed for use while running, jogging, biking or riding a motorcycle. Our concealment pocket contains a holster and attaches to the interior with hook and loop material. Soft fleece lined pockets for your tablet, glasses case and accessories are also included. Available in dark blue or in our signature patriotic “We The People” design.

Small Freedom CCW Backpack

This one strap pack also contains a holster and attaches to the interior with hook and loop material. There is also plenty of room for a small tablet, cell phone, chargers and other necessities. Available in a variety of trim color options.

Apparel

We offer a wide range of concealed carry jackets, vests and coats for men and women, including our Freedom Jacket 2.0 which incorporates a significant advance in the operation of the concealment pocket. We also proudly offer patriotic apparel for the whole family, with the imprint of the American Rebel brand. Our apparel line serves as “point man” for the brand, often the first exposure that people have to all things American Rebel. Our branded apparel line is forever relevant, current and bold. We place emphasis on styling that complements our enthusiast customers’ lifestyle, representing the values of our community and quintessential American character. The American Rebel clothing line style is not only a fashion statement; it is the sense of pride of belonging to our patriotic family, on your adventures and in life. Our apparel collection consists of the following:

Cartwright Coats and Vests

Engineered for comfort, warmth, and versatility and mobility. Our Cartwright Concealed Carry Coats and Vests are designed with purpose and informed by the rugged demands of the everyday hard worker. Its quality construction and workmanship are designed to keep you warm and shielded from the elements. Left-hand and right-hand concealed pocket access provides for secure and safe concealment of your firearm with easy access on either side.

Freedom 2.0 Jackets and Vests for men and women

our lightweight jackets collection is designed with magnetic pocket closures for silent, secure and safe concealment. Our lightweight jackets are crafted to facilitate easy firearm access for both right-handed and left-handed carriers.

American Rebel T-Shirts Collection

American Rebel’s T-shirts collection is created to liberate the spirit of an endless summer inside everyone and to embrace their patriotism

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Our Competitive Strengths

We believe we are moving forward on a path to long-term, sustainable growth, and our business has, and our future success will be driven by, the following competitive strengths:

●	Powerful Brand Identity – we believe we have developed a strong brand that sets us apart from our competitors. We believe this is a distinguish factor and will contribute to the future success of our business. Our brand is predicated on patriotism and quintessential American character: protecting our loved ones. We strive to equip our safes with technologically advanced features that offer customers advanced security to provide the peace of mind they need. Maintaining, protecting and enhancing the “American Rebel” brand is critical to expanding our loyal enthusiasts base, network of dealers and other partners. Through branded apparel and accessories, we seek to further develop our connection with the American Rebel community and share the values of patriotism and safety that our Company stands for. We strive to continue to meet their demand for our premium safes and will depend largely on our ability to maintain customer trust, be a gun safe storage leader and continue to provide high-quality safes,

●	Product Design and Development – our current safe model relies on what we believe are time-tested features, such as Four-Way Active Boltworks, pinning the door shut on all four sides when Three-Way Boltworks are standard in our competitors’ safes, and benefits that would not often be available in our price point, including 11-gauge US-made steel. The sleek exterior of our safes has garnered attention and earned the moniker from our dealers as the “safe with an attitude.” When we set out to enter the safe market, we wanted to offer a safe that we would want to buy, one that would get our attention and provide excellent value for the cost.

●	Focus on Product Performance - since the introduction of our first safes, we have maintained a singular focus on creating a full range of safe, quality, reliable safes that were designed to help our customers keep their family and valuables safe at all times. We incorporate advanced features into our safes that are designed to improve strength and durability. Key elements of our safes’ performance include:

Double Plate Steel Door - 4 ½” Thick

Reinforced Door Edge – 7/16” Thick

Double-Steel Door Casement

Steel Walls – 11-Gauge

Diameter Door Bolts – 1 ¼” Thick

Four-Way Active Boltworks – AR-50(14), AR-40(12), AR-30(10), AR-20(10), AR-15(8), AR-12(8)

Diamond-Embedded Armor Plate

Double Plate Steel Door is formed from two American made steel plates with fire insulation sandwiched inside. Thicker steel is placed on the outside of the door while the inner steel provides additional door rigidity and attachment for the locking mechanism and bolt works. The door edge is reinforced with up to four layers of laminated steel. This exclusive design offers up to 16 times greater door strength and rigidity than the “thin metal bent to look thick” doors.

Double-Steel Door Casement This casement is formed from two or more layers of steel and is welded around the perimeter of the door opening. It more than quadruples the strength of the door opening and provides a more secure and pry-resistant door mounting. Our manufacturer installs a Double-Steel Door Casement on all of its models. Most of our competitors do not offer the reinforced door casement.

Diamond-Embedded Armor Plate Industrial diamond is bonded to a tungsten steel alloy hard plate. Diamond is harder than either a cobalt or carbide drill. If drilling is attempted the diamond removes the cutting edge from a drill – thus dulling the drill bit to where it will not cut.

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●	Trusted Brand - we believe that we have developed a trusted brand with both retailers and consumers for delivering reliable, secure safes solutions.

●	Customer Satisfaction - we believe we have established a reputation for delivering high-quality safes and personal security products in a timely manner, in accordance with regulatory requirements and our retailers’ delivery requirements and supporting our products with a consistent merchandising and marketing message. We also believe that our high level of service, combined with strong consumer demand for our products and our focused distribution strategy, produces substantial customer satisfaction and loyalty. We also believe we have cultivated an emotional connection with the brand which symbolizes a lifestyle of freedom, rugged individualism, excitement and a sense of bad boy rebellion.

●	Proven Management Team - our founder and Chief Executive Officer, Charles A. Ross, Jr., has led the expansion and focus on the select product line we offer today. We believe that Mr. Ross had an immediate and positive impact on our brand, products, team members, and customers. Under Mr. Ross’s leadership, we believe that we have built a strong brand and strengthened the management team. We are refocusing on the profitability of our products, reinforcing the quality of safes and engaging customers and drive sales. We believe our management team possess an appropriate mix of skills, broad range of professional experience, and leadership designed to drive board performance and properly oversee the interests of the Company, including our long-term corporate strategy. Our management team also reflects a balanced approach to tenure that will allow the Board to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business.

Our Growth Strategy

Our goal is to enhance our position as a designer, producer and marketer of premium safes and personal security products. We have established plans to grow our business by focusing on three key areas: (1) organic growth and expansion in existing markets; (2) strategic acquisitions, and (3) expanding the scope of our operation activities to the dispensaries U.S. community.

We have developed what we believe is a multi-pronged growth strategy, as described below, to help us capitalize on a sizable opportunity. Through methodical sales and marketing efforts, we believe we have implemented several key initiatives we can use to grow our business more effectively. We believe we have made significant progress in 2021 in the form of nearly $200,000 in sales to first-time buyers. We also intend to opportunistically pursue the strategies described below to continue our upward trajectory and enhance stockholder value. Key elements of our strategy to achieve this goal are as follows:

Organic Growth and Expansion in Existing Markets - Build our Core Business

The cornerstone of our business has historically been our safes product offering. We are focused on continuing to develop our home, office and personal safes product lines. We are investing in adding what we believe are distinctive technology solutions to our safes.

We are also working to increase floor space dedicated to our safes and strengthen our online presence in order to expand our reach to new enthusiasts and build our devoted American Rebel community. We intend to continue to endeavor to create and provide retailers and customers with what we believe are responsible, safe, reliable and stylish products, and we expect to concentrate on tailoring our supply and distribution logistics in response to the specific demands of our customers.

We are currently developing a new model of our home and office safes. Our new safe model, which we expect to introduce at industry trade shows in early 2022, is to be built in the U.S. We expect the new planned model to include additional features, such as a reinforced door and upgraded locking mechanism, among others. We are focused on developing best in class, compelling combination of functionality, convenience and style without compromising performance of our safes. We intend to use our designing and developing processes to enhance technological and time to market advantages over incumbent safes manufacturers.

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While we currently rely on third-party manufactures for the production of our current line of safes, apparel and accessories, we believe that the expected addition of manufacturing capabilities following the signing of the contract with the aforementioned manufacturer, which we anticipate to work exclusively with us, would allow us, among other benefits, to ramp up our production levels to meet expected demand for our products, provide us greater autonomy over the manufacturing process, and add what we believe are distinctive features.

Additionally, our Concealed Carry Product line and Safe line serve a large and growing market segment. We believe that interest in safes increase, as well as in our complimentary concealed carry backpacks and apparel as a byproduct, when interest of the general population in firearms increase. To this extent, the FBI’s National Instant Criminal Background Check System (NICS), which we believe serves as a proxy for gun sales since a background check is generally needed to purchase a firearm, reported a record number of background checks in 2020, 39,695,315. The prior annual record for background checks was 2019’s 28,369,750. In 2021, there were 38,876,673 background checks conducted, similar to that of 2020’s annual record which was 40% higher than the previous annual record in 2019. While we do not expect this increase in background checks to necessarily translate to an equivalent number of additional safes purchased, we do believe it might be an indicator of the increased demand in the safe market. In addition, certain states (such as Massachusetts, California, New York and Connecticut) are starting to legislate new storage requirements in respect of firearms, which is expected to have positive impact on the sale of safes.

We continue to strive to strengthen our relationships with our current distributors, dealers, manufacturers and specialty retailers and to attract other distributors, dealers, and retailers. We believe that the success of our efforts depends on the distinctive features, quality, and performance of our products; continued manufacturing capabilities and meeting demand for our safes; the effectiveness of our marketing and merchandising programs; and the dedicated customer support.

In addition, we seek to improve customer satisfaction and loyalty by offering distinctive, high-quality products on a timely and cost-attractive basis and by offering efficient customer service. We regard the features, quality, and performance of our products as the most important components of our customer satisfaction and loyalty efforts, but we also rely on customer service and support.

Furthermore, we intend to continue improving our business operations, including research and development, component sourcing, production processes, marketing programs, and customer support. Thus, we are continuing our efforts to enhance our production by increasing daily production quantities through equipment acquisitions, expanded shifts and process improvements, increased operational availability of our equipment, reduced equipment down times, and increased overall efficiency.

We believe that by enhancing our brand recognition, our market share might grow correspondingly. Industry sources estimate that 70 million to 80 million people in the United States own an aggregate of more than 400 million firearms, creating a large potential market for our safes and personal security products. We are focusing on the premium segment of the market through the quality, distinctiveness, and performance of our products; the effectiveness of our marketing and merchandising efforts; and the attractiveness of our competitive pricing strategies.

Targeted Strategic Acquisitions for Long-term Growth

We are consistently evaluating and considering acquisitions opportunities that fit our overall growth strategy as part of our corporate mission to accelerate long-term value for our stockholders and create integrated value chains.

Along these lines, in March of 2022 we entered into a letter of intent (“LOI”) to purchase a safe manufacturer. The final structure of the acquisition will be determined by the parties following the receipt of tax, corporate and securities law advice. The acquisition will be structured as an arm’s length transaction and pursuant to the terms of the LOI the parties intend to sign a definitive agreement in respect of the acquisition on or before April 30, 2022. Under the terms of the LOI, we would acquire all of the outstanding shares of capital stock of the acquisition target, free and clear of all encumbrances for a combination of cash and stock. As part of the LOI, we gave the target a $250,000 non-refundable deposit, which will be credited to us at closing. Completion of the acquisition is subject to a number of conditions, including but not limited to the following key conditions: the target obtaining an audit of its financial statements; execution of the definitive and ancillary agreements; completion of mutually satisfactory due diligence; us obtaining sufficient financing to complete the acquisition; and receipt of all required regulatory, corporate and third-party approvals, and the fulfillment of all applicable regulatory requirements and conditions necessary to complete the acquisition.

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Expanding Scope of Operations Activities Servicing Dispensaries and Brand Licensing

We continually seek to target new consumer segments for our safes. As we believe that safes are becoming a must-have household appliance, we strive to establish authenticity by selling our products to additional groups, and to expand our direct-to-consumer presence through our website and our showroom in Lenexa, Kansas.

Further, we expect the cannabis dispensary industry to be a material growth segment for our business. Several cannabis dispensary operators have expressed interest in the opportunity to help them with their inventory locking needs. Cannabis dispensaries have various insurance requirements and local ordinances requiring them to secure their inventory when the dispensary is closed. Dispensary operators have been purchasing gun safes and independently taking out the inside themselves to allow them to store cannabis inventory. Recognizing what seems to be a growing need for cannabis dispensary operators, we have designed a safe tailor-made for the cannabis industry. With the legal cannabis hyper-growth market expected to exceed $43 billion by 2025, and an increasing number of states where the growth and cultivation of cannabis is legal (California, Colorado, Hawaii, Maine, Maryland, Michigan, Montana, New Mexico, Oregon, Rhode Island, Vermont and Washington), we believe we are well positioned to address the need of dispensaries. American Rebel has a long list of dispensary operators, growers, and processors interested in the Company’s inventory control solutions. We believe that dispensary operators, growers, and processors are another fertile new growth market for our Vault Doors products, as many in the cannabis space have chosen to install entire vault rooms instead of individual inventory control safes—the American Rebel Vault Door has been the choice for that purpose.

Further, we believe that American Rebel has significant potential for branded products as a lifestyle brand. As the American Rebel Brand continues to grow in popularity, we anticipate to generate additional revenue from licensing fees earned from third parties who wish to engage the American Rebel community. While the Company does not generate material revenues from licensing fees, our management believes the American Rebel brand name may in the future have significant licensing value to third parties that seek the American Rebel name to brand their products to market to the American Rebel target demographic. For example, a tool manufacturer that wants to pursue an alternative marketing plan for a different look and feel could license the American Rebel brand name for their line of tools and market their tools under our distinct brand. This licensee would benefit from the strong American Rebel brand with their second line of American Rebel branded tools as they would continue to sell both the line of tools under their brand. Conversely, American Rebel could potentially also benefit as a licensee of products. If American Rebel determines a third party has designed, engineered, and manufactured a product that would be a strong addition to the American Rebel catalog of products, American Rebel could license that product from the third-party and sell the licensed product under the American Rebel brand.

Competition

The safe industry is dominated by a small number of companies. We compete primarily on the quality, safety, reliability, features, performance, brand awareness, and price of our products. Our primary competitors Superior Safe, Champion Safe as well as certain other domestic manufacturers, as well as certain China-based manufactured safes. Safes manufactured in China, including Steelwater and Alpha-Guardian, have struggled under the import tariffs initiated under the administration of former U.S President Donald Trump and continued by the current administration. We believe that given the current substantial uncertainty related to the supply chain and delivery of international goods, we have a competitive advantage because our safes are not manufactured overseas.

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Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain intellectual property protection for our brand and technology, defend and enforce our intellectual property rights, preserve the confidentiality of our trade secrets, operate our business without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties and prevent third parties from infringing, misappropriating or otherwise violating our intellectual property rights. We rely on a combination of patent, copyright and trade secret laws in the United States to protect our proprietary technology. We also rely on a number of United States registered, pending and common law trademarks to protect our brand “American Rebel”.

On May 29, 2018, US Patent No. 9,984,552, Firearm Detecting Luggage, was issued to us. The term of the patent is 20 years from the issuance date. In addition to our patent, we rely upon unpatented trade secrets and know-how and continuing technological development and maintain our competitive position. Trade secrets and know-how, however, can be difficult to protect. We seek to protect our proprietary information, in part, by entering into confidentiality and proprietary rights agreements with our employees and independent contractors.

Regulation

The storage of firearms and ammunition is subject to increasing federal, state and local governmental laws. While the current legislative climate does not appear to seek to limit possession of firearms, there is apparent momentum to require safe storage of firearms and ammunition. Although our safes, which are the primary driver of our sales and revenues, are designed to protect any valuables, a significant number of our safes’ end users have traditionally been gun enthusiasts, collectors, hunters, sportsmen and competitive shooters. Therefore, we expect the increasing federal, state and local governmental regulation of gun storage to have a materially positive effect on our business.

Our Customers

We primarily market and sell our products to safe only specialty stores and independent gun stores nationwide. We also sell our products online to individuals desiring home, personal and office protection, as well as to recreational shooters and hunters. Our customers choose us for a number of reasons, including the breadth and availability of the products we offer, our extensive expertise, and the quality of our customer service.

We believe the nature of our solutions and our high-touch customer service model strengthens relationships, builds loyalty and drives repeat business as our customers’ businesses expand. In addition, we feel as if our premium product lines and comprehensive product portfolio position us well to meet our customers’ needs. Furthermore, we fully anticipate that we will be able to leverage all of the data that we are collecting from our existing customer base to make continuous improvements to our offerings and better serve our current and new customers in the future.

We intend to expand our distribution to sporting goods stores, farm and home stores, other independent retailers as well as our online customer base upon securing additional funding and setting up our first manufacturing facility.

Suppliers

We are dependent on the continued supply and manufacturing of our safes, backpacks and apparel at third-party facilities locations, which are critical to our success. Any event that causes a disruption of the operation of these facilities for even a relatively short period of time would adversely affect our ability to ship and deliver our safes and other products and to provide service to our customers. We have previously experienced, including during the first months after the spread of COVID-19 pandemic, and may in the future experience, launch and production ramp up delays for our products as a result of disruption at our suppliers manufacturing partners. Additionally, we have to date fully qualified only a very limited number of such suppliers and have limited flexibility in changing suppliers. Any disruption in the supply of our branded safes from our suppliers could limit our sales. In the long term, we intend to supplement safes manufactured by our suppliers with safes manufactured by us, which we believe will be more efficient and result in a greater manufacturing volume and under our control. Our efforts to develop and manufacture such safes, however, have required and may require significant investments, and there can be no assurance that we will be able to achieve these targets in the timeframes that we have planned or at all. If we are unable to do so, we may have to curtail our planned safes or procure additional safes from different suppliers at potentially greater costs, either of which may harm our business and operating results.

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Furthermore, the cost of safes, whether manufactured by our suppliers or by us, depends in part upon the prices and availability of raw manufacturing materials such as steel, locks, fireboard, hinges, pins and other metals. The prices for these materials fluctuate and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased global production of electric vehicles and energy storage products. Any reduced availability of these materials may impact our access to these parts and any increases in their prices may reduce our profitability if we cannot recoup the increased costs through increased safe prices. Moreover, any such attempts to increase product prices may harm our brand, prospects and operating results.

We currently rely on third-party suppliers to ship our products to our customers. We have found that dedicated truckloads from our warehouse to our dealers reduce freight damage and provide the overall best shipping solution. Several companies offer dedicated truckload shipping. Increased sales will offer the opportunity to establish regional distribution centers.

Sales and Marketing

We market our products to consumers through independent safe specialty stores, select national and regional retailers, local specialty firearms stores, as well as via e-commerce. We maintain consumer-focused product marketing and promotional campaigns, which include print and digital advertising campaigns; social and electronic media; product demonstrations; point-of-sales materials; in-store training; and in-store retail merchandising. Our use of social media includes Facebook, and YouTube.

Marketing Team Aligned with Sales Force to Maximize Our Industry Visibility to Drive Revenue

Our Chief Executive Officer, Charles A. Ross, is familiar to many in the industry due to his twelve years on television as the host of Maximum Archery and later American Rebel, that was broadcast on The Outdoor Channel, Sportsman Channel and the Pursuit Channel. Our Marketing and Sales teams have established American Rebel as a brand that our customers want and a brand that they are proud to embrace and bring into their homes.

Direct Marketing

In light of the expertise required to deliver and install safes that weigh 500-1000 pounds, direct marketing is utilized to create awareness and provide information. Our website, AmericanRebel.com, has proven to be a very valuable tool in introducing potential customers to our products. Infomercials and direct-to-consumer campaigns are vehicles to expand our reach at the appropriate time. Currently the demand from our current customers and future customer pool of independent safe specialty stores is high. As the Company grows and seeks out new customers to expand its customer base, direct marketing will be an asset for American Rebel. Chief Executive Officer, Charles A. Ross, was basically making infomercials to promote his Ross Archery products when he was filming Maximum Archery during the mid-2000s.

Social Media and Thought Leadership

A portion of marketing dollars from the equity raise will be directed to social media. American Rebel and Chief Executive Officer, Charles A. Ross, have large followings on social media and a dedicated social media campaign will efficiently reach large numbers of potential customers and brand adopters. We will leverage our social media assets to cross-promote locally with independent safe specialty store customers to pull out product through the sales channel. Driving demand and awareness of our products to our customers will expand their loyalty to American Rebel and increase each stores’ commitment to our brand.

Trade Shows

Trade shows have been an important medium to introducing our brand and our products. The NRA Annual Meeting, a consumer trade show, is a valuable opportunity to meet and greet our final customers. When we launched our Concealed Carry line of products at the NRA Annual Meeting in Atlanta, GA, in the Spring of 2017, the response from the meeting attendees was overwhelming. We immediately knew the product line resonated with consumers. Similarly, when we introduced our line of safes at the 2019 NRA Annual Meeting in the Spring of 2019, we knew we were on to something significant. The USCCA (United States Concealed Carry Association) has an annual Concealed Carry and Home Defense Expo. This is also an excellent opportunity to meet, greet and sell product to our final customers, the buying public. The Iowa Deer Classic and Illinois Deer Classic are carryovers from our Chief Executive Officer, Charles A. Ross’ hosting duties on Maximum Archery, but we have found that many potential safe buyers attend these shows.

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Two industry-only trade shows we attend are the SHOT Show and Nation’s Best Sports (NBS) Spring and Fall Buying Markets. The SHOT Show is very high profile and a show that most movers and shakers in the firearms industry attend. Operated by the National Shooting Sports Foundation, the SHOT Show is the first trade show of the calendar year and is a great opportunity to introduce the year’s new products. NBS operates buying group shows where retailers who are members of NBS attend the Spring and Fall Market Buying shows to place orders. NBS provides an excellent base of customers for us to introduce our products to.

Paid Advertising

We will occasionally purchase paid print advertising to support editorial and events. The American Shooting Journal has been very supportive of our business has featured an interview with our Chief Executive Officer on one of past issues of the magazine.

Effects of COVID-19

Coronavirus (“COVID-19”) and Related Market Impact. The COVID-19 outbreak has presented evolving risks and developments domestically and internationally, as well as new opportunities for our business. Although the pandemic has not materially impacted our results and operations adversely, our ability to satisfy demand for our products could be negatively impacted by mandatory forced production disruptions of our safes’ sole third-party manufacturer and strategic partners. Any significant disruption to communications and travel, including travel restrictions and other potential protective quarantine measures against COVID-19 by governmental agencies, could make it difficult for us to deliver goods and services to our customers. Further, travel restrictions and protective measures against COVID-19 could cause the Company to incur additional unexpected labor costs and expenses or could restrain the Company’s ability to retain the highly skilled personnel the Company needs for its operations. The extent to which COVID-19 impacts the Company’s business, sales and results of operations will depend on future developments, which are uncertain and cannot be currently predicted.

Additionally, as a result of COVID-19, at any time we may be subject to increased operating costs, supply interruptions, and difficulties in obtaining raw materials and components. To address these challenges, we continue to monitor our supply chain. We have recently entered into a contract with a third-party manufacturer to exclusively assemble our upcoming new line of safes. We believe that this vertical integration would allow us, among other benefits, to ramp up our production levels to meet expected demand for our products, provide us greater autonomy over the manufacturing process, and add what we believe are distinctive features to our safes.

We expect that the demand for home, office and personal safety and security products would remain stable, in part due to customers spending more time working remotely, increasing regulation mandating safe storage, and substantial uncertainty related to the supply chain and delivery of international goods, which in turn translate into, we believe, growth in demand for our home and personal safes as a U.S. company. We, however, cannot guarantee, that demand for our safes and personal security products will keep growing through the end of the 2021 calendar year and beyond.

Further, due to the effects of COVID-19, our management have reduced unnecessary marketing expenditures as part of continued efforts to adjust the Company’s operations to address changes in the safes and vault industry, and particularly to improve staff and human capital expenditures, while maintaining overall workforce levels.

Due to the substantial uncertainty related to the effects of the pandemic, its duration and the related market impacts, including the economic stimulus activity, we are unable to predict the specific impact the pandemic and related restrictions (including the lifting or re-imposing of restrictions due to any current or future variants of the COVID-19 virus or otherwise) will have on our results of operations, liquidity or long-term financial results.

Legal Proceedings

There are no proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No current director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No current director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No current director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

From time to time, however, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

Corporate History

The Company was incorporated on December 15, 2014, under the laws of the State of Nevada, as CubeScape, Inc. Effective January 5, 2017, the Company amended its articles of incorporation and changed its name to American Rebel Holdings, Inc. The Company completed a business combination with its majority stockholder, American Rebel, Inc. on June 19, 2017. As a result, American Rebel, Inc. became a wholly owned subsidiary of the Company.

The acquisition of American Rebel, Inc. was accounted for as a reverse merger. The Company issued 215,512 shares of its Common Stock and 6,250 warrants to purchase shares of Common Stock to shareholders of American Rebel, Inc. and cancelled 112,500 shares of Common Stock owned by American Rebel, Inc.

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MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of April 12, 2022:

Name	Age	Position
Executive Officers
Charles A. Ross, Jr.	55	Chief Executive Officer, Chairman of the Board, principal executive officer and treasurer
Doug E. Grau	59	President and Director
Ronald A. Smith	60	Chief Operating Officer
John Garrison	70	Chief Financial Officer

Non-Employee Director

Corey Lambrecht	52	Director
Michael Dean Smith	52	Director
Ken Yonika	60	Director

Executive Officers

Charles A. Ross, Jr. has served as our Chief Executive Officer and Chairman of the Board of Directors since December 2014. Previously, Mr. Ross founded Digital Ally, Inc. (NASDAQ: DGLY). Mr. Ross’ business career includes success in broadcasting, endorsements, music, and television. A music artist and songwriter, Mr. Ross has released three CDs and his song “American Rebel” has become the theme song for American Rebel. His song “Cold Dead Hand” caught the attention of Danny “the Count” Koker and landed him on the hit TV show Counting Cars. Mr. Ross’ television and performing experience provide opportunities for him to speak about American Rebel in media interviews on radio and TV and in print and online. Our board of directors believes that Mr. Ross’ entrepreneurial background and creative marketing skills qualifies him to serve on our board of directors. Mr. Ross’ father, Bud Ross, founded Kustom Electronics and Birdview Satellites and served as a mentor and guiding force behind the founding of American Rebel.

Ronald A. Smith has served as our Chief Operating Officer since April 2021. Previously, Mr. Smith served as the Chief Executive Officer and President of LADS Pets Supplies, a pet supplies wholesale distributor in the Northeastern U.S.

Doug E. Grau has served as our President from January 2021, and as a director since February 2020. Prior to that, Mr. Grau served as our Business Operations Director. Mr. Grau currently serves as a financial advisor to Infinity Securities, a national wealth management and brokerage firm. Mr. Grau holds B.B.A. in Music Business from Belmont University.

John Garrison, who became Chief Financial Officer of the Company on completion of the February 2022 offering, has been providing accounting consulting services to the Company since 2016. From 2016 to the present, Mr. Garrison has been the sole owner of JC Garrison CPA, a business consulting firm. Mr. Garrison holds B.S. in business and accounting from Kansas State University.

Non-Employee Directors

Corey Lambrecht has had over 20 years’ experience as a public company executive and he brings broad experience in strategic acquisitions, corporate turnarounds, new business development, pioneering consumer products, corporate licensing, interactive technology services in addition to holding public company executive roles with responsibilities including day-to-day business operations, management, raising capital, board communication and investor relations. He is a Certified Director from the UCLA Anderson Graduate School of Management accredited Directors program. Since 2007 he has been a Director of CUI Global, Inc. (NASDAQ: CUI) and has served multiple terms on the Audit Committee and currently serves as the Compensation Committee Chairman. Corey Lambrecht has served on the Board of ORHub, Inc. (OTC: ORHB) since July 2016 and finished his term in December 2019. On January 17, 2020, he was appointed to serve as the Chief Financial Officer for Singlepoint, Inc. (OTC: SING) and he previously served as a Board member for Lifestyle Wireless, Inc., which, in 2012 merged into Singlepoint, Inc. In December 2011 he joined the Board of Guardian 8 Holdings, a leading non-lethal security product company, serving until early 2016. He most recently served as the President and Chief Operating Officer at Earth911 Inc., a subsidiary of Infinity Resources Holdings Company (OTC: IRHC) from January 2010 to July 2013.

Michael Dean Smith, who became an independent Director on completion of the February 2022 offering, has, since 2017, been Vice President of Industrial Maintenance, Inc. From 1997-2017, Mr. Smith served in various positions with Payless Shoe Source. Mr. Smith holds B.S. in Business Administration and Accounting from the University of Kansas, and MBA from Washburn University.

Ken Yonika, who became an independent Director on completion of the February 2022 offering, has served as Chief Executive Officer and President at Pacific Crest Equity Partners, Inc. since 2000. Mr. Yonika earned a B.B.A. from Western Connecticut State University in 1988 with a major in Accounting and a minor in Finance.

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CORPORATE GOVERNANCE

Director Independence

The board of directors has reviewed the independence of our directors based on the listing standards of the Nasdaq Capital Market. Based on this review, the board of directors has determined that each of Corey Lambrecht, Michael Dean Smith and Ken Yonika are independent within the meaning of the Nasdaq Capital Market rules. In making this determination, our board of directors considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence. As required under applicable Nasdaq Capital Market rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Our Board has established the following three standing committees: audit committee; compensation committee; and nominating and governance committee, or nominating committee. Our board of directors has adopted written charters for each of these committees. Copies of the charters will be available on our website. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

The following table identifies the independent and non-independent current Board and committee members through the date of this filing:

Name	Audit	Compensation	Nominating and Corporate Governance	Independent
Charles A. Ross, Jr.
Doug E. Grau
Corey Lambrecht	X	X	X	X
Michael Dean Smith	X	X	X	X
Ken Yonika	X	X	X	X

Audit Committee

Our board of directors established the audit committee for the purpose of overseeing the accounting and financial reporting process and audits of our financial statements. The audit committee is responsible for, among other matters:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm the independence of its members from its management;

●	reviewing with our independent registered public accounting firm the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

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●	coordinating the oversight by our board of directors of our code of business conduct and our disclosure controls and procedures

●	establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

●	reviewing and approving related-person transactions.

Our audit committee consists of Corey Lambrecht, Michael Dean Smith and Ken Yonika. Ken Yonika serves as the chairman. Our board of directors has affirmatively determined that each of Corey Lambrecht, Michael Dean Smith and Ken Yonika qualify as an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K.

The Nasdaq Capital Market rules require us to have one independent audit committee member upon the listing of our Common Stock, a majority of independent directors within 90 days of the date of this prospectus and all independent audit committee members within one year of the date of this prospectus. Our board of directors has affirmatively determined that each of Corey Lambrecht, Michael Dean Smith and Ken Yonika meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Nasdaq Capital Market rules.

Compensation Committee

Our board of directors has established the compensation committee for the purpose of reviewing, recommending and approving our compensation policies and benefits, including the compensation of all of our executive officers and directors. The compensation committee is responsible for, among other matters:

●	reviewing key employee compensation goals, policies, plans and programs;

●	reviewing and approving the compensation of our directors and executive officers;

●	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

●	appointing and overseeing any compensation consultants or advisors.

Our compensation committee consists of Ken Yonika, Corey Lambrecht, and Michael Dean Smith. Corey Lambrecht serves as the chairman. In determining that each of Corey Lambrecht, Michael Dean Smith and Ken Yonika qualify as an “independent director” pursuant to Rule 10A-3 of the Exchange Act, the board of directors also considered all factors required by Rule 5605(d)(2)(A) and any other applicable regulations or rules promulgated by the SEC and the Nasdaq Capital Market rules relating to compensation committee composition.

Nominating and Corporate Governance Committee

Our board of directors has established the nominating and corporate governance committee for the purpose of assisting the board in identifying qualified individuals to become board members, in determining the composition of the board and in monitoring the process to assess board effectiveness. Our nominating committee consists of Michael Dean Smith, Ken Yonika, and Corey Lambrecht. Michael Dean Smith serves as the chairman.

Board Leadership Structure

Our Board has not adopted a formal policy regarding the separation of the offices of Chief Executive Officer and Chairman of the Board. Rather, the Board believes that different leadership structures may be appropriate for the Company at different times and under different circumstances, and it prefers flexibility in making this decision based on its evaluation of the relevant facts at any given time.

In December 2014, Mr. Ross was appointed as Chief Executive Officer and became Executive Chairman. Under our current Board leadership structure, the Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company. Mr. Grau, our President, focuses on allocation of resources.

Risk Oversight

Our board of directors will oversee a company-wide approach to risk management. Our board of directors will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our board of directors will have ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee oversees management of enterprise risks and financial risks, as well as potential conflicts of interests. Our board of directors is responsible for overseeing the management of risks associated with the independence of our board of directors.

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Code of Business Conduct and Ethics

Our board of directors adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. A copy of this code will be available on our website. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

Family Relationships

There are no family relationships among our directors and/or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Our Board believes that diversity promotes a variety of ideas, judgments and considerations to the benefit of our Company and stockholders. Although there are many other factors, the Board primarily focuses on public company board experience, knowledge of the safes and concealed self-defense products industry, or background in finance or technology, and experience operating growing businesses.

Communication with our Board

Although the Company does not have a formal policy regarding communications with the Board, stockholders may communicate with the Board by writing to us at American Rebel Holdings, Inc., at 718 Thompson Lane, Suite 108-199, Nashville, TN, 37204, Attention: Corporate Secretary. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

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EXECUTIVE AND DIRECTOR COMPENSATION

Our named executive officers, who consist of our principal executive officer and our next two most highly compensated executive officers, for the year ended December 31, 2021 were:

●	Charles A. Ross, Jr., our Chief Executive Officer;

●	Doug E. Grau, our President, and

The following table sets forth the salaries and director fees we paid to our current executive officer(s) during the fiscal year ended December 31, 2021 and 2020, respectively:

SUMMARY COMPENSATION TABLE
		Salary	Bonus	Stock Awards		All Other Compensation		Total
Name and principal position	Year	($)	($)	($)		($)		($)
(a)	(b)	(c)	(d)	(e)		(i)		(j)
Charles A. Ross, Jr. (1)	2021	200,000	-	393,490	(2)	-		593,490
CEO	2020	-	-	-		180,250	(3)	180,250

Doug E. Grau(4)	2021	120,000	-	393,490	(2)	-		513,490
President	2020	-	-	-		120,000	(3)	120,000

Ronald A. Smith(5)	2021	-	-	247,000	(5)	-		247,000
COO

(1)	During the years ended December 31, 2020, the Company had no formal employment arrangement with Mr. Ross for services. Mr. Ross’ compensation was not based on any percentage calculations. The board made all decisions determining the amount and timing of payment for his compensation. On January 1, 2021, the Company entered into a five-year employment agreement with Mr. Ross, with a base annual salary of $180,000.

(2)	Deemed value of 26,813 shares of Common Stock issued on March 24, 2021 pursuant to the LTIP, 50,000 shares of Common Stock issued on April 9, 2021 pursuant to an employment agreement, and 9,416 shares of Common Stock issued on August 3, 2021 pursuant to the LTIP.

(3)	Represents cash compensation paid to the named executive officer.

(4)	Mr. Grau was appointed as an officer on February 12, 2020. Prior to such appointment, Mr. Grau worked for the Company as a non-executive officer. On January 1, 2021, the Company entered into a five-year employment agreement with Mr. Grau, with a base annual salary of $120,000.

(5)

Mr. Smith was appointed as COO and the Company entered into a two-year employment agreement with Mr. Smith on April 9, 2021, with no cash salary; however, Mr. Smith was issued 59,375 shares of Common Stock, with a deemed value of $247,000, pursuant to the employment agreement.

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Named Executive Officer Employment Agreements

Charles A. Ross, Jr. Employment Agreement and Amendment

In general, Mr. Ross’ employment agreement contains provisions concerning terms of employment, voluntary and involuntary termination, indemnification, severance payments, and other termination benefits, in addition to a non-compete clause and certain other perquisites.

The original term of Mr. Ross’ employment agreement runs from January 1, 2021, until December 31, 2025.

Mr. Ross’ employment agreement provides for an initial annual base salary of $180,000, which may be adjusted by the board of directors of the Registrant. Pursuant to the amendment to his employment agreement, dated April 9, 2021, Mr. Ross agreed to reduce his salary to $6,667 per month for a six-month period.

In addition, Mr. Ross is eligible to receive annual short-term incentive bonuses as determined by a review at the discretion of the Registrant’s board of directors.

Further, the Registrant granted and issued Mr. Ross 50,000 shares of Series A Preferred Stock. Pursuant to the amendment to his employment agreement, the Registrant authorized for issuance 50,000 shares of Common Stock to Mr. Ross.

In the event of a termination of employment with the Registrant by the Registrant without “cause” or by Mr. Ross for “Good Reason” (as defined in the employment agreement), Mr. Ross would receive: (i) a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment; (ii) a lump sum payment equal to 12-months base salary; and (iii) immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

In the event of a termination of employment with the Registrant by the Registrant for “cause” (as defined in the employment agreement), by reason of incapacity, disability or death, Mr. Ross, or his estate, would receive a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment, disability or death.

In the event of a termination of Mr. Ross’ employment with the Registrant by reason of change in control (as defined in the employment agreement), Mr. Ross, would receive: (i) a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment; (ii) a lump sum payment equal 12- months’ salary plus 100% of his prior year’s Bonus; and (iii) and immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

The above description of Mr. Ross’ employment agreement is qualified in its entirety by reference to the full text of that agreement, a copy of which was attached as Exhibit 10.2 to the Form 8-K filed on March 2, 2021. A copy of the amendment to Mr. Ross’ employment agreement is attached hereto as Exhibit 10.36.

Doug E. Grau Employment Agreement and Amendment

In general, Mr. Grau’s employment agreement contains provisions concerning terms of employment, voluntary and involuntary termination, indemnification, severance payments, and other termination benefits, in addition to a non-compete clause and certain other perquisites.

The original term of Mr. Grau’s employment agreement runs from January 1, 2021, until December 31, 2025.

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Mr. Grau’s employment agreement provides for an initial annual base salary of $120,000, which may be adjusted by the board of directors of the Registrant. Pursuant to the amendment to his employment agreement, dated April 9, 2021, Mr. Grau agreed to reduce his salary to $6,667 per month for a six-month period.

In addition, Mr. Grau is eligible to receive annual short-term incentive bonuses as determined by a review at the discretion of the Registrant’s board of directors.

Further, the Registrant granted and issued Mr. Grau 50,000 shares of Series A Preferred Stock. Pursuant to the amendment to his employment agreement, the Registrant authorized for issuance 50,000 shares of Common Stock to Mr. Grau.

In the event of a termination of employment with the Registrant by the Registrant without “cause” or by Mr. Grau for “Good Reason” (as defined in the employment agreement), Mr. Grau would receive: (i) a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment; (ii) a lump sum payment equal to 12-months base salary; and (iii) immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

In the event of a termination of employment with the Registrant by the Registrant for “cause” (as defined in the employment agreement), by reason of incapacity, disability or death, Mr. Grau, or his estate, would receive a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment, disability or death.

In the event of a termination of Mr. Grau’s employment with the Registrant by reason of change in control (as defined in the employment agreement), Mr. Grau, would receive: (i) a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment; (ii) a lump sum payment equal 12- months’ salary plus 100% of his prior year’s Bonus; and (iii) and immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

The above description of Mr. Grau’s employment agreement is qualified in its entirety by reference to the full text of that agreement, a copy of which was attached as Exhibit 10.2 to the Form 8-K filed on March 2, 2021. A copy of the amendment to Mr. Grau’s employment agreement is attached hereto as Exhibit 10.37.

Ronald A. Smith Employment Agreement

In general, Mr. Smith’s employment agreement contains provisions concerning terms of employment, voluntary and involuntary termination, indemnification, severance payments, and other termination benefits, in addition to a non-compete clause and certain other perquisites.

The original term of Mr. Smith’s employment agreement runs from April 9, 2021, until June 30, 2023.

Mr. Smith will not be paid a salary for his services.

In addition, Mr. Smith is eligible to receive annual short-term incentive bonuses as determined by a review at the discretion of the Registrant’s board of directors.

Further, the Registrant authorized for issuance 59,375 shares of Common Stock to Mr. Smith.

In the event of a termination of employment with the Registrant by the Registrant without “cause” or by Mr. Smith for “Good Reason” (as defined in the employment agreement), Mr. Smith would receive immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

In the event of a termination of Mr. Smith’s employment with the Registrant by reason of change in control (as defined in the employment agreement), Mr. Smith, would receive: (i) a lump sum payment equal to 100% of his prior year’s Bonus; and (ii) and immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

The above description of Mr. Smith’s employment agreement is qualified in its entirety by reference to the full text of that agreement, a copy of which is attached as Exhibit 10.34 hereto.

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Executive Incentive Program

On January 1, 2021, our board of directors approved the establishment of the 2021 Long-Term Equity Incentive Plan (“LTIP”). The LTIP is intended to enable us to continue to attract able directors, employees, and consultants and to provide a means whereby those individuals upon whom the responsibilities rest for successful administration and management of the Company, and whose present and potential contributions are of importance, can acquire and maintain Common Stock ownership, thereby strengthening their concern for our welfare. The aggregate maximum number of shares of Common Stock (including shares underlying options) that may be issued under the LTIP, pursuant to awards of Restricted Shares or Options, will be limited to 10% of the outstanding shares of Common Stock, which calculation shall be made on the first trading day of each new fiscal year. For fiscal year 2021, up to 94,372 shares of Common Stock are available for participants under the LTIP. The number of shares of Common Stock that are the subject of awards under the LTIP which are forfeited or terminated, are settled in cash in lieu of shares of Common Stock or in a manner such that all or some of the shares covered by an award are not issued to a participant or are exchanged for awards that do not involve shares will again immediately become available to be issued pursuant to awards granted under the LTIP. If shares of Common Stock are withheld from payment of an award to satisfy tax obligations with respect to the award, those shares of Common Stock will be treated as shares that have been issued under the LTIP and will not again be available for issuance under the LTIP. In March of 2021, we authorized the grant and issuance of 53,625 shares of Common Stock under the LTIP to On January 1, 2021, we adopted a long-term incentive plan and in March of 2021 made two grants totaling 53,625 shares of Common Stock under such plan.

Options Exercised and Stock Vested Table

None of the named executive officers exercised any stock options, nor were there any restricted stock units held by our named executive officers vested, during the fiscal years ended December 31, 2021, and December 31, 2020.

Outstanding Equity Awards at Fiscal Year-end Table

None of the named executive officers held any unexercised options and unvested stock awards previously awarded as of December 31, 2020.

Potential Payments upon Termination or Change-in-Control

SEC regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the company. During the year ended December 31, 2020, we did not have any employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control. However, on January 1, 2021, we entered into employment agreements with Charles A. Ross, Jr. and Doug E. Grau and on April 9, 2021, we entered into an employment agreement with Ronald A. Smith. All of these agreements provide for certain payments to be made in the event of a termination of their employment agreements by reason of change in control (as defined in the employment agreements). Each of them would receive: (i) a lump sum payment equal to all earned but unpaid base salary through the date of termination of employment (not applicable to Smith and LaVista as they receive no salary); (ii) a lump sum payment equal 12- months’ salary (not applicable to Smith and LaVista as they receive no salary) plus 100% of his prior year’s bonus; and (iii) and immediate vesting of all equity awards (including but not limited to stock options and restricted shares).

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Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell our common shares on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy. Prior to the expiration of the restricted period (as defined in the section titled “Shares Eligible for Future Sales”), subject to early termination, the sale of any shares under such plan is prohibited by the lock-up agreement that the director or officer has entered into with the underwriters. See “Underwriters” for more information.

Compensation of Directors

We do not have any standard arrangement for compensation of our directors for any services provided as director, including services for committee participation or for special assignments. We did not compensate any of our directors for their services.

Retirement Plans

We do not offer any annuity, pension, or retirement benefits to be paid to any of our officers, directors, or employees in the event of retirement.

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PRINCIPAL STOCKHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our Common Stock of:

●	each of our directors and executive officers; and

●	each person known to us to beneficially own more than 5% of our Common Stock on an as-converted basis.

The calculations in the table below are based on 4,741,321 shares of Common Stock issued and outstanding as of March 31, 2022.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o American Rebel Holdings, Inc., 718 Thompson Lane, Suite 108-199, Nashville, Tennessee 37204.

Title of Class (1)	Beneficial Owner	Amount of Beneficial Ownership Before the Offering	Percent Beneficially Owned Before the Offering	Amount of Beneficial Ownership After the Offering	Percent Beneficially Owned After the Offering
Named Executive Officers:
Common Stock	Charles A. Ross, Jr. (1)	176,916	3.73%	176,916	3.73%
Common Stock	Doug E. Grau (1)	148,729	3.14%	148,729	3.14%
Common Stock	Ronald A. Smith (2)	218,125	4.60%	218,125	4.60%
Common Stock	John Garrison*	13,613	* %	13,613	*
Directors:
Common Stock	Corey Lambrecht *	12,500	* %	12,500	*
Common Stock	Michael Dean Smith *	0	0%
Common Stock	Kenneth Yonika *	2,500	* %	2,500	*
Officers and Directors as a group (7 persons)		572,382	12.07%	572,382	12.07%

5% Stockholders: (number)
Common Stock
Common Stock
Common Stock
Common Stock
Common Stock

*	Less than 1%.

(1)	Does not include 50,000 shares of Series A Preferred Stock, whereby each share is entitled to cast one thousand (1,000) votes for each share held of the Series A Preferred Stock on all matters presented to the stockholders of the Company for stockholder vote.

(2)	Includes 25,000 five-year warrants to purchase shares of Common Stock at $8.00 per share. Does not include 25,000 shares of Common Stock pledged as security for a bridge loan agreement dated April 9, 2021.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2019 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Charles A. Ross, Jr. serves as the Company’s Chief Executive Officer and a director. In September 2019, Mr. Ross received a grant of 34,063 shares of Common Stock. On March 24, 2021, pursuant to the Company’s Long-Term Incentive Plan, Mr. Ross received 26,813 shares of Common Stock. On April 9, 2021, the Company entered into an amendment to the employment agreement with Charles A. Ross, Jr. and authorized the issuance of 50,000 shares of Common Stock to Mr. Ross. On August 3, 2021, pursuant to the Company’s Long-Term Incentive Plan, Mr. Ross received 9,416 shares of Common Stock.

Ronald Smith serves as the Company’s COO and on April 9, 2021, the Company entered into an employment agreement with Mr. Smith and authorized the issuance of 59,375 shares of Common Stock. On April 9, 2021, the Company entered into a Bridge Loan agreement with Mr. Smith and issued 25,000 warrants to purchase shares of the Company’s Common Stock at an exercise price of $8.00 per share with a five-year term. Prior to joining the Company as COO on April 9, 2021, Mr. Smith was issued 12,500 shares of Common Stock as a component of a six-month Promissory Note dated July 15, 2019. Mr. Smith was issued 12,500 shares of Common Stock as a component of a six-month Promissory Note dated August 29, 2019. Mr. Smith was issued 25,000 shares of Common Stock as a component of a six-month Promissory Note dated September 5, 2019. On February 17, 2020, the Company issued 1,250 shares of Common Stock to Mr. Smith as a component of a new note dated February 17, 2020. On March 6, 2020, Mr. Smith received 75,000 shares of Common Stock as a conversion of outstanding principal and interest of Promissory Notes dated February 17, 2020, August 29, 2019, and September 5, 2019. Also on March 6, 2020, Mr. Smith was issued 12,500 shares of Common Stock as a component of a Promissory Note. Mr. Smith was issued 37,500 shares of Common Stock as a component of a Promissory Note dated March 26, 2020.

Doug Grau is the Company’s President. In September 2019, Mr. Grau received a grant of 37,500 shares of Common Stock. On March 24, 2021, pursuant to the Company’s Long-Term Incentive Plan, Mr. Grau received 26,813 shares of Common Stock. On April 9, 2021, the Company entered into an amendment to the employment agreement with Doug Grau and authorized the issuance of 50,000 shares of Common Stock to Mr. Grau. On August 3, 2021, pursuant to the Company’s Long-Term Incentive Plan, Mr. Grau received 9,416 shares of Common Stock.

Corey Lambrecht is an independent director of the Company’s Board of Directors. On March 24, 2021, the Company authorized 6,250 shares of Common Stock to Mr. Lambrecht for services.

Kenneth Yonika will join the board as an independent director of the Company’s Board of Directors upon the closing of the Offering. In March 2019, Mr. Yonika received 1,250 shares of Common Stock for services.

John Garrison will assume the role of the Company’s Chief Financial Officer upon the closing of the Offering. In September 2019, Mr. Garrison received a grant of 2,500 shares of Common Stock. On October 1, 2021, pursuant to the Company’s Long-Term Incentive Plan, Mr. Garrison received 6,250 shares of Common Stock.

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DESCRIPTION OF OUR SECURITIES

General

The following description summarizes the most important terms of our securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Second Amended and Restated Articles of Incorporation, Certificate of Designation of the Series A Preferred Stock (the “Series A COD”), Certificate of Designation of the Series B Preferred Stock (the “Series B COD”), and our Amended and Restated Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. You should refer to our Second Amended and Restated Articles of Incorporation, including the Series A COD and the Series B COD, our Amended and Restated Bylaws, and the applicable provisions of the Nevada Revised Statutes for a complete description of our capital stock. Our authorized capital stock consists of (i) 600,000,000 shares of Common Stock, par value $0.001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.

As of March 31, 2022 there were 4,741,321 shares of our Common Stock outstanding. Our Board is authorized, without stockholder approval, except as otherwise may be required by the applicable listing standards of a national securities exchange or any applicable laws, to issue additional shares of our authorized capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to declare and pay dividends and then only at the times and in the amounts that our Board may determine.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders on which holders of Common Stock are entitled to vote. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation. The directors are elected by a plurality of the outstanding shares entitled to vote on the election of directors.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our Board is authorized, subject to limitations prescribed by Nevada law, to issue preferred stock in one or more series, to establish from time-to-time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board can also increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock or other series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.

As of the date of this prospectus, the shares of our designated preferred stock that will be outstanding will be 100,000 shares of Series A Preferred Stock and 75,143 of Series B Preferred Stock.

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Series A Preferred Stock

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock (the “Existing Series A Preferred Stock”) has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Existing Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them.

Dividend Rights

Holders of shares of the Existing Series A Preferred Stock are not entitled to receive any dividends.

Voting Rights

Holders of the Existing Series A Preferred Stock are entitled to vote together with the holders of our Common Stock on an as-converted basis. Each Existing Series A Preferred Stock is entitled to cast one thousand (1,000) votes for each share held of the Existing Series A Preferred stock.

Conversion Rights

While the Certificate of Designation is named “Certificate of Designation of Series A Convertible Preferred Stock”, the Company’s Existing Series A Preferred Stock is not convertible into shares of Common Stock of the Company or redeemable by either the Company or another person.

Series B Preferred Stock

No Maturity, Sinking Fund or Pre-Determined Mandatory Redemption

The Series B (the “Existing Series B Preferred Stock”) has no stated maturity and will not be subject to any sinking fund or pre-determined mandatory redemption. Shares of the Existing Series B Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them, or the holders decide to convert them.

Dividend Rights

Holders of shares of the Existing Series B Preferred Stock are not entitled to receive any dividends.

Voting Rights

Holders of the Existing Series B Preferred Stock shall not have any voting rights, except in the case of voting on a change in the preferences of the Existing Series B Preferred Stock shares.

Conversion Rights

Each holder of the Existing Series B Preferred Stock is entitled to convert any portion of the outstanding shares of Existing Series B Preferred Stock held by such holder into validly issued, fully paid and non-assessable shares of our Common Stock Each share of the Existing Series B Preferred Stock is convertible into our Common Stock at the conversion rate of 1 share of Existing Series B Preferred Stock to 1.25 shares of Common Stock, subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock. Should the Company issue a redemption notice the conversion shall occur on or prior to the fifth (5th) day prior to the redemption date, as may have been fixed in any redemption notice with respect to the Existing Series B Preferred Stock shares, at the office of the Company or any transfer agent for such stock.

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Liquidation Preference

The Existing Series B Preferred Stock has senior liquidation preference rights compared to the Common Stock. Upon a liquidation, the Existing Series B Preferred Stock shares are entitled to receive cash based upon a stated value per share of $7.00.

Fractional Shares

No fractional shares of our Common Stock will be issued upon any conversion of the Existing Series B Preferred Stock. If the conversion would result in the issuance of a fraction of a share of Common Stock, the number of shares of Common Stock issuable upon such conversion will be rounded up to the nearest whole share.

Anti-Takeover Effects of Various Provisions of Nevada Law

Provisions of the Nevada Revised Statutes, and our articles of incorporation and bylaws, as amended, could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of takeover practices and takeover bids our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Warrants

Overview. The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agency agreement between us and Action Stock Transfer, as the Warrant Agent, and the form of warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agency agreement, including the annexes thereto, and form of warrant.

The Warrants issued in this offering entitle the registered holder to purchase shares of Common Stock at a price equal to $5.81 per share, subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, five years after their original issuance.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Common Stock at prices below its exercise price.

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five (5) years after their original issuance. The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

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Exercise Limitation. A holder may not exercise any portion of a Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding shares of Common Stock after exercise, as such percentage ownership is determined in accordance with the terms of the Warrant, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price. The exercise price per whole share of shares of Common Stock purchasable upon exercise of the Warrants is $5.81. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fractional Shares. No fractional shares of Common Stock will be issued upon exercise of the Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the Company will round up or down, as applicable, to the nearest whole share.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent; Global Certificate. The Warrants will be issued in registered form under a warrant agency agreement between the Warrant Agent and us. The Warrants shall initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 51% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 51% of the voting power represented by our outstanding Common Stock, the holders of the Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. The Warrant holders do not have the rights or privileges of holders of shares of Common Stock or any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law. The Warrants and the warrant agency agreement are governed by Nevada law.

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Pre-funded Warrants

Overview. The following summary of certain terms and provisions of the Pre-funded Warrants included in the Pre-funded Units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-funded Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-funded Warrant for a complete description of the terms and conditions of the Pre-funded Warrants.

Exercisability. The Pre-funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of a Pre-funded Warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-funded Warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-funded Warrants. Purchasers of Pre-funded Units in this offering may also elect prior to the issuance of the Pre-funded Units to have the initial exercise limitation set at 9.99% of our outstanding Common Stock.

Exercise Limitation. A holder may not exercise any portion of a Pre-funded Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding shares of Common Stock after exercise, as such percentage ownership is determined in accordance with the terms of the Pre-funded Warrant, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price. The exercise price per whole share of shares of Common Stock purchasable upon exercise of the Pre-funded Warrants is $0.01. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fractional Shares. No fractional shares of Common Stock will be issued upon exercise of the Pre-funded Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the Company will round up or down, as applicable, to the nearest whole share.

Transferability. Subject to applicable laws, the Pre-funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent; Global Certificate. The Pre-funded Warrants will be issued in registered form under a warrant agency agreement between the Warrant Agent and us. The Pre-funded Warrants shall initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Pre-funded Warrants and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 51% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 51% of the voting power represented by our outstanding Common Stock, the holders of the Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-funded Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. The Pre-funded Warrant holders do not have the rights or privileges of holders of shares of Common Stock or any voting rights until they exercise their Pre-funded Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Pre-funded Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law. The Pre-funded Warrants and the warrant agency agreement are governed by Nevada law.

Transfer Agent, Warrant Agent and Registrar

Action Stock Transfer will act as the registrar, transfer agent, warrant agent and dividend and redemption price disbursing agent in respect of the Warrants. The principal business address of 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121.

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon the exercise of outstanding options or warrants, or upon debt conversion, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Upon completion of this offering, we estimate that we will have 4,741,321 outstanding shares of our Common Stock, assuming no further conversions of preferred stock, no exercise of outstanding options or warrants, and no sale of shares reserved for the underwriter.

Sale of Restricted Securities

The shares of our Common Stock sold pursuant to this offering will be registered under the Securities Act or 1933, as amended, and therefore freely transferable, except for our affiliates. Our affiliates will be deemed to own “control” securities that are not registered for resale under the registration statement covering this prospectus. Individuals who may be considered our affiliates after this offering include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates are not permitted to resell their shares of our Common Stock unless such shares are separately registered under an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act is available, such as Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” (i.e., securities that are not registered by an effective registration statement) of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of Common Stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

Shares received by our affiliates in this offering or upon exercise of stock options or upon vesting of other equity-linked awards may be “control securities” rather than “restricted securities.” “Control securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of the Company’s Common Stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of the Company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the lock-up period described below.

Lock-Up Agreements

In connection with this offering, the Company, and its officers, directors and certain stockholders have agreed to a “lock-up” period from the closing of this offering, with respect to the shares that they beneficially own, including shares issuable upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that, for a period of one hundred eighty (180) days (in the case of our executive officers and directors) and three hundred sixty (360) days (in the case of us, our 5% stockholders, and our stockholders receiving shares pursuant to automatic conversions or exchange agreements) following the closing of this offering, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the underwriters. The 180-day or 360-day, as the case may be, restricted period is subject to extension upon certain events and the terms of the lock-up agreements may be waived at the underwriters’ discretion. The lock-up restrictions, specified exceptions and the circumstances under which the 180-day or 360-day, as the case may be, lock-up period may be extended are described in more detail under “Underwriting.”

65

LEGAL MATTERS

The validity of the Securities offered hereby, and other certain legal matters, will be passed upon for us by Lucosky Brookman, LLP. We have filed a copy of this opinion as an exhibit to the registration statement in which this prospectus is included. Seward & Kissel LLP, One Battery Park Plaza New York, New York 10004 is acting as counsel to the underwriters.

EXPERTS

The audited consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2021 and 2020, included in this prospectus have been so included in reliance on the report of BF Borgers CPA, P.C., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Units and the shares of Common Stock and Warrants offered by this prospectus as part of the Units. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us, the Common Stock and the Warrants, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are summaries only of the material provisions of such documents, and each statement is qualified in its entirety by reference to the full text of the applicable document filed with the SEC.

We file annual reports, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We also maintain a website at www.americanrebel.com. All of our reports filed with the SEC (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements) are accessible through the Investor Relations section of our website, free of charge, as soon as reasonably practicable after electronic filing. The reference to our website in this prospectus is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

66

AMERICAN REBEL HOLDINGS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

2020 Audited Financial Statements

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of American Rebel Holdings, Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of American Rebel Holdings, Inc. (the “Company”) as of December 31, 2021, and 2020 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the two years in the period ended December 31, 2021, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and 2020, and the results of its operations and its cash flows for the two years in the period ended December 31, 2021, and 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2020

Lakewood, CO

March 31, 2022

F-2

AMERICAN REBEL HOLDINGS, INC.

AUDITED CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$17,607	$60,899
Accounts Receivable	100,746	176,844
Prepaid expense	163,492	48,640
Inventory	685,854	681,709
Inventory deposits	-	141,164
Total Current Assets	967,699	1,109,256

Property and Equipment, net	900	5,266

OTHER ASSETS:
Lease Deposit	-	6,841
Investment	-	-
Total Other Assets	-	6,841

TOTAL ASSETS	$968,599	$1,121,363

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expense	$1,032,264	$540,168
Accrued Interest – Convertible Debenture – Related Party	203,972	603,471
Loan – Officer - Related party	10,373	4,526
Loan – Working Capital	3,879,428	4,672,096
Loans - Nonrelated parties	12,939	15,649
Total Current Liabilities	5,138,976	5,835,910

Convertible Debenture –Related party	-	297,890
TOTAL LIABILITIES	5,138,976	6,133,800

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 376,501, and 0 issued and outstanding, respectively at December 31, 2021 and December 31, 2020	-	-
Preferred Shares A	100
Preferred Shares B	277	-
Common Stock, $0.001 par value; 600,000,000 shares authorized; 1,597,370 and 910,100 issued and outstanding, respectively at December 31, 2021 and December 31, 2020	1,597	910
Additional paid in capital	22,797,306	15,857,366
Accumulated deficit	(26,969,657)	(20,870,713)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(4,170,377)	(5,012,437)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$968,599	$1,121,363

See Notes to Financial Statements.

F-3

AMERICAN REBEL HOLDINGS, INC.

AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31, 2021	For the year ended December 31, 2020
Revenue	$986,826	$1,255,703
Cost of goods sold	812,130	952,511
Gross margin	174,696	303,192

Expenses:
Consulting – business development	2,012,803	529,094
Product development costs	330,353	320,472
Marketing and brand development costs	171,030	390,294
Administrative and other	968,306	1,773,529
Depreciation expense	3,643	61,724
Total operating expenses	3,486,135	3,075,113
Operating income (loss)	(3,311,439)	(2,771,921)

Other Income (Expense)
Interest expense	(2,061,782)	(2,292,957)
Loss on Extinguishment of Debt	(725,723)	(916,204)
Net income (loss) before income tax provision	(6,098,944)	(5,981,082)
Provision for income tax	-	-
Net income (loss)	$(6,098,944)	$(5,981,082)
Basic and diluted income (loss) per share	$(4.85)	$(7.93)
Weighted average common shares outstanding - basic and diluted	1,258,000	754,000

See Notes to Financial Statements.

F-4

AMERICAN REBEL HOLDINGS, INC.

AUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common Stock	Common Stock Amount	Preferred Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance – December 31, 2019-	538,276	$538	$-	$11,942,077	$(14,889,631)	$(2,947,016)
Common Stock issued as compensation.	371,824	372		3,915,289	-	3,915,661

Net loss	-	-	-	-	(5,981,082)	(5,981,082)

Balance – December 31, 2020-	910,100	$910	-	$15,857,366	$(20,870,713)	$(5,012,437)

Common Stock issued as compensation.	546,292	546		2,501,899	-	2,502,445
Issue of Preferred Stock Series A			100	(100)		0
Sale of Preferred Stock Series B			50	547,455	-	547,505
Conversion of debt	96,336	96	227	2,691,618	-	2,691,941
Warrants issued as compensation				974,113		974,113
Sale of Common Stock	44,643	45		224,955	-	225,000

Net loss	-	-		-	(6,098,944)	(6,098,944)

Balance – December 31, 2021-	1,597,370	$1,597	$377	$22,797,306	$(26,969,657)	$(4,170,377)

See Notes to Financial Statements.

F-5

AMERICAN REBEL HOLDINGS, INC.

AUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the year ended December 31, 2021	For the year ended December 31, 2020

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$(6,098,944)	$(5,981,082)
Depreciation	3,643	61,724
Compensation paid through issuance of Common Stock	3,476,559	2,786,931
Amortization of loan discount	1,262,109	708,975
Adjustments to reconcile net loss to cash (used in) operating activities:
Accounts Receivable	75,334	54,938
Prepaid Expenses	(8,010)	254,160
Inventory	(4,145)	124,137
Inventory Deposits	141,164	(49,524)
Accounts Payable and Accrued Expense	304,445	65,102
Net Cash (Used in) Operating Activities	(847,845)	(1,974,639)

CASH FLOW FROM INVESTING ACTIVITIES:
Property and equipment purchased	-	-
Net Cash (Used in) Investing Activities	-	-

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from sale of common and preferred stock	772,505	-
Proceeds (repayments) of loans – officer - related party	35,548	51,083
Proceeds of working capital loan	2,244,100	2,869,171
Repayment of loans – nonrelated party	(2,247,600)	(1,016,372)
Net Cash Provided by Financing Activities	804,553	1,903,882

CHANGE IN CASH	(43,292)	(70,757)

CASH AT BEGINNING OF PERIOD	60,899	131,656

CASH AT END OF PERIOD	$17,607	$60,899

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$214,798	$168,834
Income taxes	$-	$-

Non-cash investing and financing activities:
Conversion of Debt to Equity	$2,691,940-	$-

See Notes to Financial Statements.

F-6

AMERICAN REBEL HOLDINGS, INC.

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The “Company” was incorporated on December 15, 2014 (date of inception) under the laws of the State of Nevada, as CubeScape, Inc. Effective January 5, 2017, the Company amended its articles of incorporation and changed its name to American Rebel Holdings, Inc. The Company completed a business combination with its majority stockholder, American Rebel, Inc. on June 19, 2017. As a result, American Rebel, Inc. became a wholly owned subsidiary of the Company.

The acquisition of American Rebel, Inc. was accounted for as a reverse merger. The Company issued 217,763 shares of its Common Stock and issued warrants to purchase 6,250 shares of Common Stock to shareholders of American Rebel, Inc. and cancelled 112,500 shares of Common Stock owned by American Rebel, Inc.

The Company filed a registration statement on Form S-1 which was declared effective by the U.S. Securities and Exchange Commission on October 14, 2015. Twenty six (26) investors invested at a price of $0.80 per share for a total of $60,000. The direct public offering closed on December 11, 2015.

Nature of operations

The Company is developing branded products in the self-defense, safe storage and patriotic product areas that are promoted and sold using personal appearance, music, internet and television avenues. The Company’s products will be under the American Rebel Brand and imprinted.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

Year end

The Company’s year-end is December 31.

F-7

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Inventory and Inventory Deposits

Inventory consists of safes, backpacks, jackets and accessories manufactured to our design and held for resale and are carried at the lower of cost (First-in, First-out Method) or market value. The Company determines the estimate for the reserve for slow moving or obsolete inventories by regularly evaluating individual inventory levels, projected sales and current economic conditions. The Company also makes deposit payments on inventory to be manufactured that are carried separately until the goods are received into inventory.

Fixed assets and depreciation

Property and equipment are stated at cost net of accumulated depreciation. Additions and improvements are capitalized while ordinary maintenance and repair expenditures are charged to expense as incurred. Depreciation is recorded by the straight-line method over the estimated useful life of the asset, which ranges from five to seven years.

Revenue recognition

In accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), revenues are recognized when control of the promised goods or services is transferred to our clients, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services. To achieve this core principle, the Company applies the following five steps: 1) Identify the contract with a client; (2) Identify the performance obligations in the contract; (3) Determine the transaction price; (4) Allocate the transaction price to performance obligations in the contract; and (5) Recognize revenues when or as the company satisfies a performance obligation.

The Company adopted this ASC on January 1, 2018. Although the new revenue standard is expected to have an immaterial impact, if any, on the Company’s ongoing net income, the Company did implement changes to our processes related to revenue recognition and the control activities within them.

Advertising costs

Advertising costs are expensed as incurred; Marketing costs incurred were $171,030 and $390,294 for the years ended December 31, 2021 and 2020, respectively.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2021 and December 31, 2020, respectively. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short-term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

Level 3: If inputs from levels 1 and 2 are not available, the Financial Accounting Standards Board (the “FASB”) acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

F-8

Stock-based compensation

The Company records stock-based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expense related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

Earnings per share

The Company follows ASC Topic 260 to account for earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of Common Stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when Common Stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Income taxes

The Company follows ASC Topic 740 for recording provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expense or benefit is based on the changes in the asset or liability for each period. If available evidence suggests that it is more likely than not that some portion or the entire deferred tax asset will not be realized, a valuation allowance is required to reduce the deferred tax asset to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income tax in the period of change.

Deferred income tax may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by taxing authorities. As of December 31, 2021 and December 31, 2020, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

The Company classifies tax-related penalties and net interest as income tax expense. For the years ended December 31, 2021 and 2020, respectively, no income tax expense has been recorded.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Right of Use Assets and Lease Liabilities

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize almost all leases on the balance sheet as a Right-of-Use (“ROU”) asset and a lease liability and requires leases to be classified as either an operating or a finance type lease. The standard excludes leases of intangible assets or inventory. The standard became effective for the Company beginning January 1, 2019. The Company adopted ASC 842 using the modified retrospective approach, by applying the new standard to all leases existing at the date of initial application. Results and disclosure requirements for reporting periods beginning after January 1, 2019 are presented under ASC 842, while prior period amounts have not been adjusted and continue to be reported in accordance with our historical accounting under ASC 840. The Company elected the package of practical expedients permitted under the standard, which also allowed the Company to carry forward historical lease classifications. The Company also elected the practical expedient related to treating lease and non-lease components as a single lease component for all equipment leases as well as electing a policy exclusion permitting leases with an original lease term of less than one year to be excluded from the ROU assets and lease liabilities.

F-9

Under ASC 842, the Company determines if an arrangement is a lease at inception. ROU assets and liabilities are recognized at commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of the Company’s leases do not provide an implicit rate, the Company estimated the incremental borrowing rate in determining the present value of lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’ lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options.

Operating leases are included in operating lease Right-of-Use assets and operating lease liabilities, current and non-current, on the Company’s consolidated balance sheets.

Recent pronouncements

The Company evaluated recent accounting pronouncements through December 31, 2021 and believes that none have a material effect on the Company’s financial statements.

Concentration Risk

In 2021, the Company purchased a substantial portion (over 20%) of inventory from two third-party vendors. As of December 31, 2021, the net amount due to the vendors (accounts payable and accrued expense) was $0. Similarly, as of December 31, 2020, the net amount due to the vendors (accounts payable and accrued expenses) was also $0. The loss of these manufacturing vendor relationships could have a material effect on the Company, but the Company believes there are numerous other suppliers that could be substituted should these suppliers become unavailable or non-competitive.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated significant revenues from operations. Since inception, the Company has been engaged in financing activities and executing its business plan of operations and incurring costs and expenses related to developing products and market identity, obtaining inventory and preparing for public product launch. As a result, the Company incurred net income (losses) for the years ended December 31, 2021, and 2020 of ($6,098,944) and ($5,981,082), respectively. The Company’s accumulated deficit was ($26,969,657) as of December 31, 2021, and ($20,870,713) as of December 31, 2020. The Company’s working capital deficit was ($4,171,277) as of December 31, 2021, and a deficit of ($4,726,654) as of December 31, 2020. In addition, the Company’s development activities since inception have been sustained through equity and debt financing and the deferral of payments on accounts payable and other expenses.

The ability of the Company to continue as a going concern is dependent upon its ability to raise capital from the sale of its equity and, ultimately, the achievement of operating revenues. Management believes holders of its warrants will execute their outstanding warrants generating investment capital for the Company. Management is also in discussion with several investment banks and broker dealers regarding the initiation of a capital campaign.

Management believes sufficient funding can be secured through the obtaining of loans, as well as future offerings of its preferred and Common Stock to institutional and other financial sources. However, no assurance can be given that the Company will obtain this additional working capital, or if obtained, that such funding will not cause substantial dilution its stockholders. If the Company is unable to secure such additional funds from these sources, it may be forced to change or delay its business plan rollout.

F-10

These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3- INVENTORY AND DEPOSITS

Inventory and deposits include the following:

	December 31, 2021	December 31, 2020

Inventory - Finished goods	$685,854	$681,709
Inventory deposits	-	141,164
Total Inventory and deposits	$685,854	$822,873

NOTE 4 – PROPERTY AND EQUIPMENT

Inventory and deposits include the following:

Property and equipment include the following:

	December 31, 2021	December 31, 2020

Marketing equipment	$32,261	$32,261
Vehicles	277,886	277,886
Property and equipment gross	310,147	310,147
Less: Accumulated depreciation	(309,247)	(304,881)
Net property and equipment	$900	$5,266

For the years ended December 31, 2021, and 2020 we recognized $3,643 and $61,724 in depreciation expense, respectively. We depreciate these assets over a period of sixty (60) months which has been deemed their useful life. In January 2016 we acquired three vehicles from related parties and assumed the debt secured by the vehicles as described at Note 7 – Notes Payable. Accordingly, the recorded cost of each vehicle is the amount of debt assumed under each related loan, or a total of $277,886.

NOTE 5 –RELATED PARTY NOTE PAYABLE AND RELATED PARTY TRANSACTIONS

For the year ended December 31, 2016, the Company received loans from its sole officer and director at the time totaling $221,155. The balance at December 31, 2020 was $4,496. During the year ended December 31, 2021, the Company repaid $4,496 of these loans resulting in a balance at December 31, 2021 of $0.

During the year ended December 31, 2016, the Company acquired three vehicles from various related parties and assumed the debt secured by each one of the vehicles. Accordingly, the recorded value for each vehicle is the total debt assumed under each related loan, or a total of $277,886. (See Note 7 – Notes Payable.)

F-11

Charles A. Ross, Jr. serves as the Company’s Chief Executive Officer and director. Compensation for Mr. Ross was $200,000 plus stock awards of $393,490 and $180,000, respectively for the years ended December 31, 2021 and 2020.

NOTE 6 – NOTES PAYABLE – NON-RELATED PARTIES

Effective January 1, 2016, the Company acquired three vehicles from various related parties in exchange for the assumption of the liabilities related to those vehicles. The liabilities assumed are as follows at December 31, 2021 and December 31, 2020.

	December 31,	December 31,
	2021	2020

Loan secured by a tour bus, payable in monthly payments of $1,426 including interest at 12% per annum through January 2023 when the remaining balance is payable.	$12,939	$15,649

Total recorded as current liability	$12,939	$15,649

Current and long-term portion. Total loan balance is reported as current because loan was past due and is expected to be repaid within one year.

NOTE 7 – NOTES PAYABLE – WORKING CAPITAL

During the year ending December 31, 2020, the Company and the Company’s wholly-owned operating subsidiary completed the sale of additional short term notes and extensions of short term notes under similar terms in the additional principal amount totaling $2,869,171. The notes are secured by a pledge of certain of the Company’s current inventory and the Chief Executive Officer’s personal guaranty. These short term working capital notes mature in 30-180 days. In connection with these notes, the Company issued 215,948 shares of its Common Stock, warrants to purchase 31,875 shares of its Common Stock. The fair value of these share incentives was calculated to be $1,660,112. The fair value of the share incentives was recorded as a discount to the note payable and the discount was amortized over the term of those agreements to interest expense using the straight-line method that approximates the effective interest method. Interest expense recorded as a result of amortization of discount for the year ended December 31, 2020 is $1,411,203.

During the year ended December 31, 2020, the Company and the Company’s wholly-owned operating subsidiary completed the conversion of short term notes with a face value of $1,080,000 and accrued interest to 121,250 shares of Common Stock with a fair value of $1,651,900, resulting in a Loss on Extinguishment of Debt of $916,204.

During the year ending December 31, 2021, the Company and the Company’s wholly-owned operating subsidiary completed the sale of additional short term notes and extensions of short term notes under similar terms in the additional principal amount totaling $2,244,100. The notes are secured by a pledge of certain of the Company’s current inventory and the chief executive officer’s personal guaranty. These short-term working capital notes mature in 30-180 days. In connection with these notes, the Company issued 546,292 shares of its Common Stock, warrants to purchase 662,713 shares of its Common Stock. The fair value of these share incentives was calculated to be $1,437,432. The fair value of the share incentives was recorded as a discount to the note payable and the discount was amortized over the term of those agreements to interest expense using the straight-line method that approximates the effective interest method. Interest expense recorded as a result of amortization of discount for the year ended December 31, 2021 is $1,261,695.

During the year ended December 31, 2021, the Company and the Company’s wholly-owned operating subsidiary completed the conversion of short term notes with a face value of $1,713,904 and accrued interest to 96,336 shares of Common Stock with a fair value of $2,691,940, resulting in a Loss on Extinguishment of Debt of $725,723.

As of December 31, 2021, and 2020, the outstanding balance due on the working capital notes was $3,879,428 and $4,672,096, respectively.

F-12

NOTE 8 – INCOME TAXES

At December 31, 2021 and December 31, 2020, the Company had a net operating loss carryforward of $26,969,657 and $20,870,713, respectively, which begins to expire in 2034.

Components of net deferred tax asset, including a valuation allowance, are as follows:

	December 31, 2021	December 31, 2020
Deferred tax asset:	-	-
Net operating loss carryforward	$5,663,628	$4,382,850
Total deferred tax asset	5,663,628	4,382,850
Less: Valuation allowance	(5,663,628)	(4,382,850)
Net deferred tax asset	$-	$-

Valuation allowance for deferred tax assets as of December 31, 2021 and December 31, 2020 was $5,663,628 and $4,382,850, respectively. In assessing the recovery of the deferred tax asset, management considers whether it is more likely than not that some portion or the entire deferred tax asset will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not deferred tax assets will not be realized as of December 31, 2021 and December 31, 2020 and recognized 100% valuation allowance for each period.

Reconciliation between statutory rate and the effective tax rate for and as of December 31, 2021 and 2020:

Federal statutory rate	(21.0)%
State taxes, net of federal benefit	(0.00)%
Change in valuation allowance	21.0%
Effective tax rate	0.0%

NOTE 9 – SHARE CAPITAL

The Company is authorized to issue 600,000,000 shares of its $0.001 par value Common Stock and 10,000,000 shares of its $0.001 par value preferred stock.

Common Stock and Preferred Stock

In February 2020, the Company issued 15,000 shares of its Common Stock to pay professional and consulting fees. Total fair value of $240,000 was recorded as an expense. In June 2020, the Company issued 10,125 shares of its Common Stock to pay consulting fees and interest expense. Total fair value of $95,000 was recorded as an expense. In August 2020, the Company issued 4,839,871 shares of its Common Stock to pay consulting fees and interest expense. Total fair value of $489,462 was recorded as an expense. In October 2020, the Company issued 80,125 shares of its Common Stock to pay consulting fees and interest expense. Total fair value of $553,820 was recorded as an expense. During May 2020, the Company issued 875 shares of its Common Stock in exchange for a debt reduction of $7,000.

During the year ended December 31, 2020, the Company issued 215,948 shares of its Common Stock and issued five-year warrants to sell 31,250 shares of Common Stock in connection with issue of short-term loans. The fair value of these share incentives was calculated to be $1,881,761 which was recorded as a discount to the notes payable and amortized to interest expense over the term of those loan agreements. Interest expense recorded as a result of amortization of discount for the year ended December 31, 2020, is $1,411,203.

During the year ended December 31, 2020, the Company issued 121,250 shares of its Common Stock and completed the conversion of short-term notes with a face value of $1,080,000 and accrued interest. The fair value of these shares was calculated to be $1,651,900, resulting in a Loss on Extinguishment of Debt of $916,242.

During the year ended December 31, 2020, the Company issued 33,750 shares of its Common Stock to pay professional and consulting fees. Total fair value of $375,000 was recorded as an expense.

On January 5, 2021, the Company issued 3,875 shares of Common Stock of the Company valued at $4.80 per share as an interest payment on an outstanding note.

On January 12, 2021, the Company received an equity investment of $50,000 to purchase 10,417 shares of the Company’s Common Stock by Subscription Agreement at $4.80 per share.

The Company entered into a one-year promissory note dated March 4, 2021, in the amount of $50,000. The Company will pay monthly interest payments at 12% per annum to the holder of the note. A component of the note issued 7,500 shares of Common Stock to the note holder.

On March 5, 2021the Company received an equity investment of $100,000, to purchase 20,833 shares of the Company’s Common Stock by Subscription Agreement at $4.80 per share.

On March 10, 2021, the Company issued 3,500 shares of Common Stock to pay interest on an outstanding note.

On March 10, 2021, the Company issued 3,875 shares of Common Stock to pay interest on an outstanding note.

F-13

On March 10, 2021, the Company issued 3,991 shares of Common Stock of the Company valued at $4.80 per share as payment for services rendered.

On April 9, 2021, in connection with a $1,000,000 bridge loan, the Company issued Ronald A. Smith, our COO, a warrant to purchase 25,000 shares of the Company’s Common Stock at an exercise price of $8.00 per share with a five-year term.

On April 9, 2021, the Company entered into two employment agreements with recently appointed officers, whereby it agreed to issue 109,375 shares of Common Stock to such officers. In addition, the Company entered into amendments to the current employment agreements with its Chief Executive Officer and President, whereby it agreed to issue 100,000 shares of Common Stock.

On April 20, 2021, the Company issued 1,875 shares of Common Stock in return for services rendered.

On April 22, 2021, the Company entered into a settlement agreement with a current debt holder, whereby the Company agreed to repay the $151,688 balance owing on the note owed to such holder with a cash payment of $50,000 and the issuance of 25,000 shares of Common Stock, with a stated value of $100,688.

On June 11, 2021, the Company sold 10,000 units at $7 per unit consisting of 10,000 shares of Series B Preferred Stock and 12,500 three-year warrants to purchase 1 share of Common Stock per warrant at 8.00 to an accredited investor.

On June 14, 2021, the Company sold 5,000 units at $7 per unit consisting of 5,000 shares of Series B Preferred Stock and 6,250 three-year warrants to purchase 1 share of Common Stock per warrant at $8.00 to an accredited investor.

On June 14, 2021, a holder of various outstanding notes converted outstanding principal and interest to 42,658 units at $7 per unit consisting of 42,658 shares of Series B Preferred Stock and 53,322 three-year warrants to purchase 1 share of Common Stock per warrant at $8.00.

On June 15, 2021, a holder of various outstanding notes converted outstanding principal and interest to 57,143 units at $7 per unit consisting of 57,143 shares of Series B Preferred Stock and 71,429 three-year warrants to purchase 1 share of Common Stock per warrant at $8.00.

On June 15, 2021, a holder of an outstanding note converted outstanding principal and interest to 75,143 units at $7 per unit consisting of 75,143 shares of Series B Preferred Stock and 93,929 three-year warrants to purchase 1 share of Common Stock per warrant at $8.00.

On June 18, 2021, the Company sold 28,572 units at $7 per unit consisting of 28,572 shares of Series B Preferred Stock and 35,715 three-year warrants to purchase 1 share of Common Stock per warrant at $8.00 to an accredited investor.

On June 21, 2021, a holder of an outstanding note converted a portion of outstanding principal to 50,000 units at $7 per unit consisting of 50,000 shares of Series B Preferred Stock and 62,500 three-year warrants to purchase 1 share of Common Stock per warrant at $8.00.

On June 28, 2021, the Company sold 5,000 units at $7 per unit consisting of 5,000 shares of Series B Preferred Stock and 6,250 three-year warrants to purchase 1 share of Common Stock per warrant at $8.00 to an accredited investor.

F-14

On June 29, 2021, a holder of an outstanding note converted outstanding principal and interest to 16,000 units at $7 per unit consisting of 16,000 shares of Series B Preferred Stock and 20,000 three-year warrants to purchase 1 share of Common Stock per warrant at $8.00.

On June 29, 2021, a holder of an outstanding note converted outstanding principal and interest to 8,000 units at $7 per unit consisting of 8,000 shares of Series B Preferred Stock and 10,000 three-year warrants to purchase 1 share of Common Stock per warrant at $8.00.

On June 30, 2021, the Company sold 15,000 units at $7 per unit consisting of 15,000 shares of Series B Preferred Stock and 18,750 three-year warrants to purchase 1 share of Common Stock per warrant at $8.00 to an accredited investor.

On June 30, 2021, the Company sold 7,143 units at $7 per unit consisting of 7,143 shares of Series B Preferred Stock and 8,929 three-year warrants to purchase 1 share of Common Stock per warrant at $8.00 to an accredited investor.

On July 21, 2021, the Company issued 15,250 shares of Common Stock as interest payments on an outstanding note.

On July 22, 2021, the Company issued 16,250 shares of Common Stock as a component of a note payable.

On July 26, 2021, the Company filed a Certificate of Designation and Amendment with the Nevada Secretary of State to increase the number of shares constituting the Series B Convertible Preferred Stock from 250,000 to 350,000.

On July 26, 2021, the Company sold 7,500 units at $7 per unit consisting of 7,500 shares of Series B Preferred Stock and 9,375 three-year warrants to purchase 1 share of Common Stock per warrant at $8.00 to an accredited investor by subscription agreement.

On July 29, 2021, the Company issued 10,000 shares of Common Stock as a conversion of Series B Preferred Stock.

On July 30, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 9,416 shares of Common Stock to Rocco LaVista, our VP of Business Development, for services.

On August 3, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 9,416 shares of Common Stock to Charles A. Ross, Jr., our CEO, for services.

On August 4, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 9,416 shares of Common Stock to Doug E. Grau, our President, for services.

On August 12, 2021, the Company issued 3,875 shares of Common Stock as an interest payment on an outstanding note.

On August 18, 2021, the Company issued 53,322 shares of Common Stock as a conversion of Series B Preferred Stock.

On September 3, 2021, the Company issued 431 shares of Common Stock as a component of a note.

On September 8, 2021, the Company issued 3,875 shares of Common Stock as an interest payment on an outstanding note.

On September 21, 2021, the Company issued 1,250 shares of Common Stock as a component of a note.

On September 21, 2021, the Company issued 6,250 shares of Common Stock as a component of a note.

On September 30, 2021, the Company issued 1,563 shares of Common Stock as a component of a note extension.

On September 30, 2021, the Company issued 3,750 shares of Common Stock as an interest payment on an outstanding note.

F-15

On September 30, 2021, the Company issued 34,492 shares of Common Stock as an interest payment on outstanding notes.

On October 25, 2021, the Company issued 13,393 shares of Common Stock and 13,393 three-year warrants to purchase Common Stock for $8.00 for an investment of $75,000 by an accredited investor.

On October 29, 2021, the Company issued 14,750 shares of Common Stock as an interest payment on an outstanding note.

On October 29, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 6,250 shares of Common Stock to a legal consultant of the Company for services.

On October 29, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 6,250 shares of Common Stock to a financial consultant of the Company for services.

On December 2, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 6,250 shares of Common Stock to a consultant of the Company for services.

On December 2, 2021, the Company issued 44,125 shares of Common Stock as interest payments on outstanding notes.

On December 2, 2021, the Company issued 18,878 shares of Common Stock to convert three outstanding notes to equity.

On December 2, 2021, the Company issued 23,705 shares of Common Stock as a conversion of Series B Preferred stock.

On December 2, 2021, the Company issued 1,250 shares of Common Stock in return for services.

At December 31, 2021 and December 31, 2020, there were 1,597,370 and 910,100 shares of Common Stock issued and outstanding, respectively.

F-16

NOTE 10 – WARRANTS AND OPTIONS

In October 2020, the Company issued five-year warrants to purchase 31,250 shares of the Company’s Common Stock at $8.00 per share in connection with short term financing. In November 2020, the Company issued two-year warrants to purchase 625 shares of the Company’s Common Stock at $80.00 per share in connection with short term financing.

In April 2021, the Company issued five-year warrants to purchase 25,000 shares of the Company’s Common Stock at $8.00 per share in connection with short term financing. In June 2020, the Company issued three-year warrants to purchase 399,574 shares of the Company’s Common Stock at $8.00 per share in connection with conversion of short-term debt to Preferred and Common Stock. In July 2021, the Company issued three-year warrants to purchase 23,705 shares of the Company’s Common Stock at $8.00 per share in connection with conversion of short-term debt to Preferred and Common Stock. In August 2021, the Company issued three-year warrants to purchase 9,375 shares of the Company’s Common Stock at $8.00 per share in connection with conversion of short-term debt to Preferred and Common Stock. In September 2021, the Company issued five-year warrants to purchase 191,667 shares of the Company’s Common Stock at $8.00 per share in connection with short term financing. In October 2021, the Company issued three-year warrants to purchase 13,393 shares of the Company’s Common Stock at $8.00 per share in connection with sale of Common Stock.

As of December 31, 2020, there were 43,688 warrants outstanding to acquire additional shares of Common Stock. As of December 31, 2021, there were 701,776 warrants to acquire additional shares of Common Stock.

The Company evaluates outstanding warrants as derivative liabilities and will recognize any changes in the fair value through earnings. The Company determined that the Warrants have an immaterial fair value at December 31, 2020. The warrants do not trade in a highly active securities market, and as such, the Company estimated the fair value of these Common Stock equivalents using Black-Scholes and the following assumptions:

Expected volatility was based primarily on historical volatility. Historical volatility was computed using daily pricing observations for recent periods. The Company’s Common Stock has not traded so the volatility computation was based on other similarly situated companies. The Company believes this method produced an estimate that was representative of the Company’s expectations of future volatility over the expected term which due to their maturity period as expiry, it was three years. The Company had no reason to believe future volatility over the expected remaining life of these Common Stock equivalents was likely to differ materially from historical volatility. Expected life was based on three years due to the expiry of maturity. The risk-free rate was based on the U.S. Treasury rate that corresponded to the expected term of the Common Stock equivalents.

	December 31, 2021	December 31, 2020

Stock Price	$5.68	$8.32
Exercise Price	$8.00	$20.80
Term (expected in years)	3.2	4.73
Volatility	203.44%	259.2%
Annual Rate of Dividends	0.0%	0.0%
Risk-Free Rate	1.52%	0.18%

F-17

Stock Purchase Warrant

The following table summarizes all warrant activity for the years ended December 31, 2021, and 2020.

	Shares	Weighted-Average Exercise Price Per Share	Remaining term	Intrinsic value
Outstanding and Exercisable at December 31, 2019	30,250	$48.80	.73 years	-
Granted	31,875	$9.60	4.75 years	-
Exercised	-	-	-	-
Expired	(18,438)	-	-	-
Outstanding and Exercisable at December 31, 2020	43,688	$20.80	3.73 years	-
Granted	662,713	$8.00	3.20 years	-
Exercised			-	-
Expired	(4,625)	-	-	-
Outstanding and Exercisable at December 31, 2021	701,776	$8.80	3.20 years	-

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Rental Payments under Non-cancelable Operating Leases

The Company has a lease for warehouse and shipping space in Lenexa, Kansas which expires in January 2026. And an annually renewable lease for manufacturing and warehouse space in Chanute, Kansas. The following is a schedule, by year, of the future minimum rental payments under the lease:

Year ended December 31,

2022	169,096
2023	76,628
2024	77,681
2025	78,755
2026	19,689
Total	$421,848

Rent costs totaled approximately $179,589 and $159,120 for years ended December 31, 2021, and 2020, respectively.

NOTE 12 – SUBSEQUENT EVENTS

The Company evaluated all events that occurred after the balance sheet date of December 31, 2021, through the date the financial statements were issued and determined that there were the following subsequent events.

On February 1, 2022, the Company entered into a one year consulting agreement in the amount of $40,000 to provide general business development services, including but not limited to: introducing potential acquisition or merger candidates; assist in identifying strategic partners and public awareness; assist in evaluating potential acquisition or merger candidates; and provide general services on an as needed basis.

On February 3, 2022, multiple Series B Convertible Preferred stockholders converted 201,358 shares of Series B Convertible Preferred Stock to 251,698 shares of Common Stock of the Company.

On February 3, 2022, the Company converted two outstanding notes into 186,067 shares of Common Stock of the Company.

On February 9, 2022, we closed on an underwritten public offering of 2,530,121 units (the “Common Units”), at a price to the public of $4.15 per Common Unit, for aggregate gross proceeds of approximately $10.5 million, prior to deducting underwriting discounts, commissions, and other estimated offering expenses. Each Common Unit consisted of one share of Common Stock and one warrant to purchase one share of Common Stock (each a “Warrant” and collectively the “Warrants”). The Common Stock and Warrants were immediately separable from the Common Units and were issued and trade separately. The Warrants are exercisable immediately, expire five years from the date of issuance and have an exercise price of $5.1875 per share.

The Company paid off multiple promissory notes totaling $2,562,122 during the month of February 2022.

On March 30, 2022, the Company entered into an LOI to purchase a safe manufacturer and paid a $250,000 good faith deposit.

F-18

377,484 Shares of Common Stock Underlying Pre-Funded Warrants and

377,484 Shares of Common Stock Underlying Warrants

PROSPECTUS

April 28, 2022

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the Company) that we may incur in connection with the securities being registered hereby.

Offering Expenses
SEC registration fee	$181.87
Legal fees and expenses	$35,000
Accounting fees and expenses	$-
Total	$35,181.87

Item 14. Indemnification of Directors and Officers.

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our Second Amended and Restated Articles of Incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revise Statutes and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

The following information relates to all securities issued or sold by us within the past three years and not registered under the Securities Act of 1933, as amended (the “Securities Act”) These issuances do not reflect the 1-for-80 reverse stock split we expect to effect immediately following the effective date but prior to the closing of the offering.

II-1

On October 25, 2021, the Company issued 13,393 shares of Common Stock and 13,393 three-year warrants to purchase Common Stock for $8.00 for an investment of $75,000 by an accredited investor.

On October 29, 2021, the Company issued 14,750 shares of Common Stock as an interest payment on an outstanding note.

On October 29, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 6,250 shares of Common Stock to a legal consultant of the Company for services.

On October 29, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 6,250 shares of Common Stock to a financial consultant of the Company for services.

On December 2, 2021, pursuant to its 2021 Long-Term Incentive Plan, the Company issued 6,250 shares of Common Stock to a consultant of the Company for services.

On December 2, 2021, the Company issued 44,125 shares of Common Stock as an interest payment on an outstanding note.

On December 2, 2021, the Company issued 18,878 shares of Common Stock to convert three outstanding notes to equity.

On December 2, 2021, the Company issued 23,705 shares of Common Stock as a conversion of Series B Preferred stock.

On December 2, 2021, the Company issued 1,250 shares of Common Stock in return for services.

On February 3, 2022, multiple Series B Convertible Preferred stockholders converted 201,358 shares of Series B Convertible Preferred Stock to 251,698 shares of Common Stock of the Company.

On February 3, 2022, the Company converted two outstanding notes into 186,067 shares of Common Stock of the Company.

All of the above-described issuances were exempt from registration pursuant to Section 4(a)(2) and/or Regulation D of the Securities Act as transactions not involving a public offering. With respect to each transaction listed above, no general solicitation was made by either the Company or any person acting on its behalf. All such securities issued pursuant to such exemptions are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act, appropriate legends have been placed on the documents evidencing the securities, and may not be offered or sold absent registration or pursuant to an exemption there from.

Item 16. Exhibits and Financial Statements.

The list of exhibits in the Index to Exhibits to this registration statement is incorporated herein by reference.

II-2

EXHIBIT INDEX

Exhibit		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date	Number	Herewith

1.1	Underwriting Agreement	S-1/A	1/27/22	1.1
2.1	Stock Purchase Agreement, dated June 8, 2016, by and among CubeScape, Inc., American Rebel, Inc., and certain individual named therein.	8-K	6/9/16	2.1
3.1	Articles of Incorporation, as amended	S-1/A	1/18/22	3.1
3.3	Certificate of Designation of Series B Convertible Preferred Stock	8-K	6/3/21	4.1
3.4	Certificate of Designation of Series A Convertible Preferred Stock	8-K	2/24/20	4.1
3.5	Bylaws, as amended
3.6	Amended Certificate of Designation of Series B Preferred Stock	8-K	7/28/21	4.1
4.1	Form of Warrant Agency Agreement with Action Stock Transfer	S-1/A	1/27/22	4.1
4.2	Form of Representative’s Warrant	S-1/A	1/18/22	4.2
4.3	Conversion of 18,964 shares of Series B Preferred Stock to 1,896,400 shares of common stock dated August 5, 2021.	10-Q	11/15/21	4.4
4.4	Conversion of 42,658 shares of Series B Preferred Stock to 4,265,800 shares of Common Stock dated August 18, 2021.	10-Q	11/15/21	4.5
4.5	6% Original Issued Discount Senior Secured Convertible Promissory Note, dated September 29, 2021, issued to Cavalry Fund I, L.P. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed on October 5, 2021)	10-Q	11/15/21	4.10
4.6	Conversion of $25,000 Convertible Debenture to 503,797 shares of common stock dated September 30, 2021.	10-Q	11/15/21	4.11
4.7	Conversion of $25,000 Convertible Debenture to 503,797 shares of common stock dated September 30, 2021.	10-Q	11/15/21	4.12
4.8	Conversion of $25,000 Convertible Debenture to 502,623 shares of common stock dated September 30, 2021.	10-Q	11/15/21	4.13
4.9	Form of Pre-funded Warrant	8-K	2/15/22	4.1
5.1	Opinion of Lucosky Brookman LLP				Filed
10.1	Securities Purchase Agreement by and among American Rebel Holdings, Inc., and Cavalry Fund I, L.P.	8-K	10/05/21	10.1
10.2	Promissory Note, dated September 13, 2021, by and between the Company and Ronald Smith (substituting Convertible Promissory Note, dated March 26, 2020, and Promissory Note, dated March 26, 2020, by and between the Company and Ronald Smith)	S-1	11/01/21	10.2
10.3	Secured Loan, dated April 9, 2021, by and between the Company and Ronald Smith.	10-K	5/17/2021	10.39
10.4	Secured Term Loan Agreement, dated October 13, 2020, by and between the Company and Millennium Trust Co., LLC Custodian FBO Anthony Bombacie Jr. Traditional IRA.	10-Q	11/16/2020	4.12
10.5	Forbearance Agreement, dated March 31, 2021, by and between the Company and Corey Royer.	10-K	5/17/2021	10.38
10.6	Convertible Promissory Note, dated August 3, 2020, by and between the Company and EMA Financial, LLC	10-Q	08/14/2020	10.26
10.7	Promissory Note, dated September 13, 2021, by and between the Company and Erick Thompson (substituting Term Loan Agreement, dated September 10, 2020, by and between the Company and Erick Thompson).	S-1	11/01/21	10.7
10.8	Settlement Agreement of Secured Promissory Note dated March 10, 2020, dated June 22, 2021, by and between the Company and Greg Burbelo.	S-1	11/01/21	10.8
10.9	Amendment to Promissory Note dated August 22, 2019, dated October 27, 2021, by and between the Company and Horberg Enterprises, L.P.	S-1	11/01/21	10.9
10.10	Secured Promissory Note, dated April 18, 2021, by and between the Company and Harvey M. Burnstein.	10-K	5/17/21	10.44
10.11	Promissory Note, dated September 3, 2021, by and between the Company and Tomahawk Road, LLC.	S-1	11/01/21	10.11
10.12	Promissory Note, dated September 17, 2021, by and between the Company and Christopher Zabel.	S-1	11/01/21	10.12
10.13	Secured Promissory Note, dated January 6, 2021, by and between the Company and Kylie Zabel.	10-K	5/17/21	10.36
10.14	2021 Long-Term Stock Incentive Plan.	8-K	1/1/2021	10.3
10.15	Employment Agreement between the Company and Charles A. Ross, dated January 1, 2021.	8-K	1/1/2021	10.1
10.16	Employment Agreement between the Company and Doug E. Grau, dated January 1, 2021.	8-K	1/1/2021	10.2
10.17	Memorandum of Understanding, dated December 6, 2021, by and between the Company and Ronald A. Smith.	S-1/A	12/15/2021	10.17
14.1	Code of Ethics	S-1/A	1/18/22	14.1
21.1	List of Subsidiaries	S-1/A	1/18/22	21.1
23.1	Consent of BF Borgers CPA, P.C.				Filed
24	Power of Attorney	S-1/A	11/15/2021	24.1
101.INS	XBRL Instance Document				Filed
101.SCH	XBRL Taxonomy Extension Schema Document				Filed
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document				Filed
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document				Filed
101.LAB	XBRL Taxonomy Extension Label Linkbase Document				Filed
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document				Filed
107	Filing Fee Table				Filed

*	Management contract or compensatory plan or arrangement.

+	Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplemental to the Securities and Exchange Commission staff upon request.

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Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(iv)	Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(b)	That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:

(1)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, Tennessee on April 28, 2022.

American Rebel Holdings, Inc.

By:	/s/ Charles A. Ross, Jr.
Charles A. Ross, Jr.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles A. Ross, Jr.	Chief Executive Officer and Director	April 28, 2022
Charles A. Ross, Jr.	(Principal Executive Officer)

/s/ Doug E. Grau	President and Director	April 28, 2022
Doug E. Grau

/s/ Ronald A. Smith	Chief Operating Officer	April 28, 2022
Ronald A. Smith

/s/ John Garrison	Chief Financial Officer	April 28, 2022
John Garrison	(Principal Accounting Officer)

/s/ Michael Dean Smith	Director	April 28, 2022
Michael Dean Smith

/s/ Corey Lambrecht	Director	April 28, 2022
Corey Lambrecht

/s/ Ken Yonika	Director	April 28, 2022
Ken Yonika

* By:	/s/ Charles A. Ross, Jr.
Charles A. Ross, Jr., Attorney-In-Fact

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